   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997

                                                      REGISTRATION NO. 333-37317
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                GENE LOGIC INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8731                  06-1411336
  (State or jurisdiction of      (Primary Standard Industrial   I.R.S. Employer
incorporation or organization)   Classification Code Number)     Identification
                                                                     Number

                            10150 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046
                                 (410) 309-3100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                        MICHAEL J. BRENNAN, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                GENE LOGIC INC.
                            10150 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046
                                 (410) 309-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

       FREDERICK T. MUTO, ESQ.                    LESLIE E. DAVIS, ESQ.
        L. KAY CHANDLER, ESQ.                     LAWRENCE A. GOLD, ESQ.
        NANCY E. DENYES, ESQ.                TESTA, HURWITZ & THIBEAULT, LLP
          COOLEY GODWARD LLP                        HIGH STREET TOWER
   4365 EXECUTIVE DRIVE, SUITE 1100                  125 HIGH STREET
         SAN DIEGO, CA 92121                         BOSTON, MA 02110
            (619) 550-6000                            (617) 248-7000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]

                                3,000,000 SHARES

                                  COMMON STOCK

    All of the 3,000,000 shares of Common Stock offered hereby are being sold by GENE LOGIC INC. ("Gene Logic" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

    Japan Tobacco Inc. ("Japan Tobacco") is a party to a strategic alliance with the Company. As part of the strategic alliance, Japan Tobacco has agreed to purchase $3,000,000 of the Company's Common Stock in a private transaction concurrent with this offering at a price per share equal to the price per share at which Common Stock is sold in this offering. See "Business--Strategic Alliances--Japan Tobacco Inc."

                                ----------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                  UNDERWRITING
                                                 PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                                  PUBLIC           COMMISSIONS        COMPANY (1)
Per Share..................................  $                 $                    $
Total (2)..................................  $                 $                    $

(1) Before deducting expenses payable by the Company estimated at $600,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $     , $     and $     , respectively.

                                ----------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about            , 1997.

BANCAMERICA ROBERTSON STEPHENS

                           HAMBRECHT & QUIST

                                                      UBS SECURITIES

                The date of this Prospectus is            , 1997

                                GENE LOGIC INC.
                  MOLECULAR TOPOGRAPHY-TM- OF GENE EXPRESSION
                 [GRAPHICAL DEPICTION OF MOLECULAR TOPOGRAPHY]

    Above is a Molecular Topographic representing a quantitative snapshot of the expression of essentially all of the genes in a human cell sample. The data were generated using, Gene Logic's proprietary READS technology and are represented using Gene Logic's Molecular Topography software tool. Gene Logic intends to use these technologies to discover drug targets and drug leads and to develop database products.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL       , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                    PAGE
                                                                                                    -----
Summary........................................................................................           4
Risk Factors...................................................................................           7
Use of Proceeds................................................................................          20
Dividend Policy................................................................................          20
Capitalization.................................................................................          21
Dilution.......................................................................................          22
Selected Financial Data........................................................................          23
Management's Discussion and Analysis of Financial Condition and Results of Operations..........          24
Business.......................................................................................          28
Management.....................................................................................          48
Certain Transactions...........................................................................          56
Principal Stockholders.........................................................................          58
Description of Capital Stock...................................................................          60
Shares Eligible For Future Sale................................................................          62
Underwriting...................................................................................          64
Legal Matters..................................................................................          65
Experts........................................................................................          65
Additional Information.........................................................................          66
Index to Financial Statements..................................................................         F-1


                            ------------------------

    READS-TM-, MuST-TM-, Flow-thru Chip-TM-, Molecular Topography-TM-, GENE EXPRESS-TM-, ACCELERATED DRUG DISCOVERY-TM-, Pharmacology EXPRESS-TM-, Toxicology EXPRESS-TM-, rEST-TM-, TAG-TM- and quEST-TM- are trademarks of the Company. Tradenames and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

    The Company was incorporated in Delaware in 1994. The Company's executive offices are located at 10150 Old Columbia Road, Columbia, Maryland 21046, and its telephone number is (410) 309-3100.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    GENE LOGIC INC. ("Gene Logic" or the "Company") uses a proprietary system, based on analysis of gene expression and gene regulation, designed to accelerate the discovery of drug targets and drug leads. The Company's objective is to provide its pharmaceutical company partners with novel drug targets, drug leads and a suite of genomic database products to reduce the time, cost and risk associated with drug discovery. The Company believes that by building its portfolio of partnerships it will generate current revenues and establish a long-term economic interest in the product pipelines of multiple partners through milestone and royalty payments. Gene Logic has established major strategic alliances with Procter & Gamble Pharmaceuticals, Inc. ("Procter & Gamble") and Japan Tobacco Inc. ("Japan Tobacco").

    The core of Gene Logic's ACCELERATED DRUG DISCOVERY system is its proprietary READS (Restriction Enzyme Analysis of Differentially-expressed Sequences) technology for analyzing patterns of gene expression. Gene Logic uses READS in its drug target and drug lead discovery programs and to generate genomic data for its database products.

    DRUG TARGET DISCOVERY. Gene Logic identifies and analyzes disease-associated genes and their functional pathways to determine which genes might encode useful drug targets and prioritizes targets for drug screening. Using READS, Gene Logic generates a gene expression profile, or Molecular Topography, representing a quantitative snapshot of the levels of expression of essentially all the genes expressed in a tissue sample. The Company compares normal and diseased tissues through a series of Molecular Topography snapshots, a "molecular movie," to identify the changes in gene expression that occur as the disease develops and progresses and to determine which genes are associated with the disease. In addition, using its MuST (Multiplex Selection of Transcription Factors) technology, Gene Logic characterizes the regions of the genes that regulate their expression. This allows the Company to identify genes which share common regulatory mechanisms with disease-associated genes and are therefore in the same functional pathways. Gene Logic has received notices of allowance for patent applications covering the key aspects of the READS and MuST technologies from the United States Patent and Trademark Office.

    DRUG LEAD DISCOVERY. Gene Logic is developing a proprietary, reusable Flow-thru Chip for high-throughput analysis of changes in the expression of known genes. The Company believes the Flow-thru Chip will enable the development of high-throughput screening assays to evaluate the effects of compounds on the expression of disease-associated genes identified by READS. For a given disease, the Company will design a customized Flow-thru Chip incorporating probes specific for these genes and use the chip to test the effects of compounds on cells. Compounds that have the desired effect on expression of the relevant genes may be evaluated as drug leads. Gene Logic believes this technology represents a new approach to drug discovery and has the potential to accelerate substantially the identification of drug leads.

    GENOMIC DATABASES. Gene Logic is developing a suite of genomic database products to accelerate the process of target identification and prioritization, the discovery of lead compounds and the preclinical and clinical development of drugs. The Company plans to market its genomic database products, either in a single package or as separate modules, to multiple pharmaceutical company customers. The Company's database products are: (i) the GENE EXPRESS NORMAL database, a reference set of gene expression profiles in a wide variety of normal tissues; (ii) the rare EST
    (rEST) database containing sequences for rarely-expressed genes that are not available through public sources; (iii) The Annotated Genome (TAG) database which assigns human genes to functional pathways based on their patterns of expression and regulation; (iv) the Pharmacology EXPRESS database to predict efficacy of lead compounds at the preclinical drug development stage; and
    (v) the Toxicology EXPRESS database for screening of lead compounds for common classes of toxicological effects.

    The Company has designed and is continuing to develop a bioinformatics system to manage and analyze the information it generates. The system integrates Gene Logic's genomic data content with other proprietary or public genomic databases, protein databases and the chemical, screening and assay databases used by the Company's strategic partners.

    Gene Logic's business strategy is to (i) establish strategic alliances with pharmaceutical companies for drug target and drug lead discovery programs in specific disease areas, (ii) establish independent discovery programs and license resulting drug targets and drug leads to pharmaceutical companies for further development and commercialization, (iii) market its suite of genomic database products under non-exclusive license to multiple pharmaceutical company customers, and (iv) retain significant rights to new product opportunities, including diagnostic products, therapeutic proteins, gene therapy products and products in the fields of differential diagnosis, molecular staging of disease and pharmacogenomic profiling. The Company expects to receive a diversified stream of technology license fees, research funding, milestone payments and royalty or profit-sharing income from its strategic alliance partners and licensees.

    Gene Logic has established discovery programs in the fields of heart failure, renal disease, certain diseases of the central nervous system, osteoporosis and prostate cancer. The Company has collaborations with academic institutions and commercial organizations for access to relevant normal and diseased human tissues and cell types and animal disease models in these areas.

    To date, Gene Logic has partnered two of its discovery programs with pharmaceutical companies. In May 1997, the Company entered into a 4 1/2-year strategic alliance with Procter & Gamble for drug target discovery in heart failure. In September 1997, the Company and Japan Tobacco entered into a five-year strategic alliance for drug target and drug lead discovery in renal disease. Through both alliances, Gene Logic will receive committed technology access fees and research funding. In each case, the Company's partner has the right to expand the alliance to include discovery programs in two additional disease indications upon terms, including committed payments, identical to those covering the initial program. Gene Logic will also be entitled to receive additional payments for the achievement of specified target discovery, product development and associated regulatory milestones and royalties on worldwide net sales of all products that may result from each alliance. As part of its alliance, Japan Tobacco has agreed to purchase $3.0 million of Common Stock in the Company in a private placement concurrent with this offering at a price per share equal to the price per share at which Common Stock is sold in this offering. The Company also granted Japan Tobacco a non-exclusive license to the GENE EXPRESS NORMAL database, and Gene Logic intends to use its Flow-thru Chip technology for drug screening. Japan Tobacco is obligated to pay Gene Logic chip design fees and screening fees for use of the Flow-thru Chip and an accelerated schedule of milestone and royalty payments on any resulting products. The Company has retained certain rights to diagnostic products and certain classes of therapeutics under these alliances.

                                  THE OFFERING

Common Stock Offered by the Company............  3,000,000 shares

Common Stock Outstanding after the Offering....  13,382,377 shares (1)

Use of Proceeds................................  For research and development, capital expenditures, working capital and general
                                                 corporate purposes, including possible
                                                 acquisitions of complementary
                                                 technologies, products or businesses. See
                                                 "Use of Proceeds."

Proposed Nasdaq National Market Symbol.........  GLGC

                             SUMMARY FINANCIAL DATA

                     (in thousands, except per share data)

                                                                         YEAR ENDED         NINE MONTHS ENDED
                                                                        DECEMBER 31,          SEPTEMBER 30,
                                                                    --------------------  ----------------------
                                                                      1995       1996        1996        1997
                                                                    ---------  ---------  -----------  ---------
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Revenues.........................................................  $      --  $      --   $      --   $     774
  Operating expenses:
    Research and development......................................        486      1,741         982       3,338
    General and administrative....................................        258      1,345         791       2,381
                                                                    ---------  ---------  -----------  ---------
  Total operating expenses........................................        744      3,086       1,773       5,719
  Interest income, net............................................         --        221         111         355
  Income tax expense..............................................         --         --          --         100
                                                                    ---------  ---------  -----------  ---------
  Net loss........................................................  $    (744) $  (2,865)  $  (1,662)  $  (4,690)
                                                                    ---------  ---------  -----------  ---------
                                                                    ---------  ---------  -----------  ---------
  Pro forma net loss per share (2)................................             $   (0.31)              $   (0.46)
                                                                               ---------               ---------
                                                                               ---------               ---------
  Shares used in computing pro forma
    net loss per share (2)........................................                 9,198                  10,269

------------------------
(1) Based on shares outstanding as of September 30, 1997. Includes (i) the sale of 272,727 shares of Common Stock to Japan Tobacco at a price equal to the assumed initial public offering price of $11.00 per share and (ii) 9,281,185 shares of Preferred Stock which will convert to Common Stock concurrent with the initial public offering. Excludes (i) 2,424,381 shares of Common Stock issuable upon exercise of outstanding stock options as of September 30, 1997 at a weighted average exercise price of $1.05 per share, and (ii) 162,576 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.10 per share. Also excludes 56,000 shares of Common Stock issuable upon exercise of stock options granted after September 30, 1997 with an exercise price of $3.50 per share. See "Business--Strategic Alliances," "Management--Equity Incentive Plans" and "Description of Capital Stock--Warrants."

(2) See Note 1 of Notes to Financial Statements for a description of the computation of pro forma net loss per share.

                                                                                  SEPTEMBER 30, 1997
                                                                              --------------------------
                                                                               ACTUAL    AS ADJUSTED (1)
                                                                              ---------  ---------------
BALANCE SHEET DATA:
 Cash and marketable securities.............................................  $  22,143     $  55,233
  Working capital...........................................................     18,776        51,866
  Total assets..............................................................     27,621        60,711
  Total mandatorily redeemable convertible preferred stock..................     30,508            --
  Total stockholders' equity................................................     (9,614)       53,984

----------------
(1) As adjusted to give effect to the conversion of all outstanding shares of Preferred Stock into 9,281,185 shares of Common Stock upon the closing of this offering and the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering of $11.00 per share and 272,727 shares of Common Stock to Japan Tobacco at a price equal to the assumed initial public offering price per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Business--Strategic Alliances."

                                ----------------

EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED TO GIVE EFFECT TO THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO COMMON STOCK UPON THE COMPLETION OF THIS OFFERING AND (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "CAPITALIZATION" AND "UNDERWRITING."

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the matters set forth in the following risk factors and elsewhere in this Prospectus.

TECHNOLOGICAL UNCERTAINTY AND PRODUCT DEVELOPMENT RISK

    The Company has developed and intends to continue to develop its ACCELERATED DRUG DISCOVERY system, including its proprietary READS and MuST technologies, bioinformatics system and Flow-thru Chip, for the identification of genes, drug targets and drug leads useful for the discovery and development of therapeutic and diagnostic products. These technologies are new and unproven approaches and are based on the assumption that information about gene expression and gene sequences may enable scientists better to understand complex disease processes. Generally, there is limited understanding of the roles of genes in these diseases, and relatively few therapeutic products based on gene discoveries have been developed and commercialized. There can be no assurance that the Company's technologies will enable it or its strategic partners to identify genes, drug targets and drug leads useful for the discovery and development of therapeutic and diagnostic products. Even if the Company is successful in identifying genes and drug targets associated with specific diseases, there can be no assurance that the Company or its strategic partners will be able to discover drug leads or develop products based on such discoveries. To date, no drug targets or drug leads have been identified based on the Company's technologies, and the Company has not commercialized any therapeutic or diagnostic products either alone or in conjunction with its strategic partners. Failure to identify genes, drug targets and drug leads useful for the discovery and development of therapeutic and diagnostic products will have a material adverse effect on the Company's business, financial condition and results of operations.

    The development of therapeutic and diagnostic products based on the Company's discoveries will also be subject to other risks of failure inherent in pharmaceutical development. These risks include, among others, the possibilities that any such products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; that any of the products, if safe and effective, will prove difficult or impossible to manufacture on a large scale or will be uneconomical to market; that the proprietary rights of third parties will preclude the Company or its strategic partners from marketing any products developed; and that third parties will market equivalent or superior products. As a result, there can be no assurance that the activities of the Company or its strategic partners will result in any commercially viable products.

    The Company has created a prototype of the Flow-thru Chip and plans to commence in-house testing during 1998 but has not yet produced the Flow-thru Chip on a commercial scale. The Company is in the process of developing its suite of genomic database products, but, to date, only the GENE EXPRESS NORMAL database is commercially available. Other than the option to require the Company to develop Flow-thru Chip assays and the non-exclusive license to the GENE EXPRESS NORMAL database granted to Japan Tobacco, the Company has not sold or licensed rights to its Flow-thru Chip or any of its genomic database products. There can be no assurance that the development or commercial scale-up of the Flow-thru Chip or the genomic database products will be successful or that the Company will be successful in marketing such products.

    The success of the Company's genomic database products will depend on the Company's ability to generate genomic data content and analyze such data using software tools. Gene Logic's database products are complex and sophisticated and could contain design defects or software errors that could be difficult to detect and correct. There can be no assurance that, despite testing by the Company and its strategic partners and customers, errors, bugs and viruses will not be found in current and future products, if any.

Failure to maintain and further develop the necessary bioinformatics platform to support the drug discovery efforts of the Company and its partners could result in the loss of or delay in revenues and market acceptance, which could have a material adverse effect on the Company's business, financial condition and results of operations. Because the Company's genomic database products contain genomic information generated by the Company's technologies, the development and commercialization of the Company's genomic database products will be materially adversely affected in the event that its technologies fail to generate such information. See "Business--Gene Logic's ACCELERATED DRUG DISCOVERY System" and "--Gene Logic Programs and Products."

RELIANCE ON STRATEGIC PARTNERS

    The Company's strategy for development and commercialization of therapeutic and diagnostic products based on its discoveries depends, in large part, upon the formation of multiple strategic alliances and licensing arrangements to pursue drug targets and drug leads in different disease areas. The Company has established strategic alliances with Procter & Gamble and Japan Tobacco in certain disease fields. These strategic alliances have only been formed in recent months. No drug targets have been identified pursuant to such alliances, and there can be no assurance that the alliances will be successful. There can also be no assurance that the Company will establish additional strategic alliances or licensing arrangements that it deems necessary to develop and commercialize products based upon its discovery programs, that any such agreements will be made under terms acceptable to the Company or that any future strategic alliances or licensing arrangements will ultimately be successful. The Company has received a substantial portion of its revenues since inception from alliances with its strategic partners and expects to continue to do so in the near term. Failure of the Company to enter into additional strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's strategy includes entering into multiple, concurrent strategic alliances. There can be no assurance that the Company will successfully manage simultaneous collaborative programs. Failure by the Company to manage existing and future strategic alliances, maintain confidentiality among strategic partners or prevent the occurrence of conflicts among strategic partners could lead to disputes that result in, among other things, a significant strain on management resources, legal claims involving significant time, expense and loss of reputation, loss of capital or a loss of revenues, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company intends to rely on strategic partners for preclinical studies, clinical development, regulatory approval, manufacturing and marketing of therapeutic and diagnostic products, if any, resulting from its discovery programs. Agreements with strategic partners typically will allow such partners significant discretion in electing whether to pursue any of these activities. The Company cannot control the amount and timing of resources its strategic partners may devote to the Company's programs or potential products, and there can be no assurance that such partners will perform their obligations as expected. A strategic partner's performance under its alliance agreement with the Company could be materially adversely affected if such partner were involved in certain third party transactions such as a business combination or in the event that the partner had a significant strategic shift in its business focus. If any strategic partner were to breach its agreement with the Company, or otherwise fail to conduct its collaborative activities in a timely manner, such conduct could have a material adverse effect on the Company's business, financial condition and results of operations. Each of the Company's current strategic alliances provides the strategic partner with certain rights to terminate the alliance agreement without cause by giving Gene Logic six months notice at any time after 12 months from the date of commencement of the research program under such agreement. The early termination of any strategic alliance could have a material adverse effect on the Company's business, financial condition and results of operations. The Company intends to continue to rely on its strategic partners for significant funding in support of its research operations. The Company would be required to devote additional internal resources to such programs, or to scale back or terminate certain programs, if such funding were not available or were reduced in amount.

    Under its current strategic alliances, the Company has agreed not to conduct certain research, independently or with other commercial third parties, that is in the same field as the research conducted under the alliance agreement. Consequently, such arrangements could have the effect of limiting the areas of research the Company may pursue, either alone or with others. Should a strategic partner fail to develop or commercialize a product to which it has rights, the Company's business may be materially adversely affected. There can be no assurance that a strategic partner will not develop, either alone or with others, alternative technologies or products which are competitive with any that might result from the Company's research program with the strategic partner. Possible disagreements between the Company and its partners could lead to delays in collaborative research, development or commercialization of certain products or could require or result in litigation or arbitration, which would be time consuming and expensive, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Gene Logic's Strategy" and "--Strategic Alliances."

EARLY STAGE OF DEVELOPMENT; LIMITED OPERATING HISTORY; PROFITABILITY UNCERTAIN

    The Company is at an early stage of development. There is limited historical information available upon which an investor can base an evaluation of an investment in the Company. The Company was founded in September 1994, but did not scale up operations until May 1996 following its first major financing. Substantially all of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the development of the Company's ACCELERATED DRUG DISCOVERY system and its application to the identification of genes, drug targets and drug leads with therapeutic and diagnostic potential. All of the Company's programs and strategic alliances are at an early stage. The development of the Company's technologies and their application to the discovery of genes, drug targets and drug leads will require significant additional research and development and investment, including testing to further validate performance and demonstrate cost effectiveness. There can be no assurance that the Company's technologies will continue to be successfully developed, or that any therapeutic or diagnostic products discovered or developed through their utilization will prove to be commercially useful, meet applicable regulatory standards in a timely manner or at all, compete with other technologies and products, avoid infringing the proprietary rights of others, be manufactured in sufficient quantities or at reasonable costs or be marketed successfully. The Company expects that it will be a number of years, if ever, before the Company will recognize revenue from therapeutic or diagnostic product sales or royalties.

    The Company has incurred operating losses in each year since its inception, including net losses of approximately $2.9 million and $4.7 million during the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and as of September 30, 1997, had an accumulated deficit of $9.8 million. The Company expects to incur additional losses for at least the next several years and that such losses will increase as the Company expands its research and development activities. The Company's losses to date have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. To date, substantially all of the Company's revenues have been derived from payments from strategic alliances and licensing arrangements, and the Company expects that substantially all of its revenues for the foreseeable future will result from payments from strategic alliances and licensing arrangements and interest income. There can be no assurance that the Company will receive additional revenues under existing strategic alliances or that the Company will be successful in entering into any new strategic alliance that results in revenues. The Company's ability to generate revenues and achieve profitability is dependent in large part on the Company's ability to enter into additional strategic alliances, and on the ability of the Company and its strategic partners to discover genes and drug targets associated with particular diseases and, thereafter, utilize such discoveries to identify drug leads, develop therapeutic and diagnostic products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. In addition, to the extent that the Company relies upon others for these research, development and commercialization activities, the Company's ability to achieve profitability will be dependent in part upon the success of such outside parties. The time required to reach profitability is highly uncertain and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. Failure to achieve significant revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON ACCESS TO CERTAIN MATERIALS AND INFORMATION AND LICENSED
  TECHNOLOGIES

    The Company obtains relevant normal and diseased human tissue samples, related clinical and other biological information and animal disease models through collaborations with academic institutions and commercial organizations. Use of the Company's technologies to discover disease-related genes and drug targets requires access to such materials and information and there is substantial competition for such materials and information. There can be no assurance that the Company will continue to be able to obtain access to such materials and information upon terms acceptable to the Company, if at all, and any material lack of availability of such materials and information would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Gene Logic Programs and Products."

    Certain of the components of the ACCELERATED DRUG DISCOVERY system, such as the technologies underlying READS, MuST and the Flow-thru Chip, have been acquired or licensed from third parties. Changes in certain third party license agreements and relationships, or termination thereof, could materially adversely affect the Company's research and development activities. There can be no assurance that the Company will be able to acquire from third parties or develop new technologies, alone or with others. Failure to license necessary technologies would have a material adverse effect on the Company's business, financial condition and results of operations. There also can be no assurance that there will not be disruptions in the Company's relationships with third parties from whom the Company derives technology, or that any disruptions that do arise will be resolved in a timely and cost-effective manner, if at all. Any such disruptions could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS

    The Company's operating results may fluctuate significantly from quarter to quarter as a result of a variety of factors, including changes in the demand for the Company's technologies and products, variations in payments under strategic alliances, including milestone payments, royalties, license fees and other contract revenues, the timing of new product introductions, if any, by the Company, changes in the research and development budgets of the Company's strategic partners and any potential partners, the introduction of new products by the Company's competitors and other competitive factors, regulatory actions, adoption of new technologies, manufacturing results, and the cost, quality and availability of cell and tissue samples, reagents and related components. If revenue in a particular period does not meet expectations, the Company may not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The Company believes that quarterly comparisons of its financial results will not necessarily be a meaningful indication of future performance. Due to the foregoing and other unforeseen factors, in some future quarter or quarters the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PATENTS AND PROPRIETARY RIGHTS; THIRD PARTY RIGHTS

    Gene Logic seeks United States and international patent protection for major components of its technology platform, including elements of its READS, MuST, Flow-thru Chip and bioinformatics technologies; it relies upon trade secret protection for certain of its confidential and proprietary information; and it uses license agreements both to access external technologies and assets and to transfer certain intellectual property rights to others. The Company's commercial success will be dependent in part upon its ability to obtain commercially valuable patent claims and to protect its intellectual property portfolio.

    As of October 20, 1997, the Company had exclusive rights to nine United States patent applications, as well as corresponding international and foreign patent applications, relating to its technologies. The Company has received notices of allowance for two United States patent applications covering the key aspects of the READS technology, and notice of allowance for one United States patent application covering the key aspects of MuST technology. However, no patents have issued to date.

    The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Gene Logic, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the pending patent applications to which the Company has exclusive rights will result in issued patents, that the claims of any patents which are issued will provide meaningful protection, that the Company will develop additional proprietary technologies that are patentable, that any patents licensed or issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology field in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are licensed or issued to the Company, design around the patented technologies licensed to or developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

    The Company is aware of a number of United States patents and patent applications and corresponding foreign patents and patent applications owned by third parties relating to the analysis of gene expression or the manufacture and use of DNA chips. There can be no assurance that these or other technologies will not provide third parties with competitive advantages over the Company and will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain third party patent applications contain broad claims, and it is not possible to determine whether or not such claims will be narrowed during prosecution and/or will be allowed and issued as patents, even if such claims appear to cover the prior art or have other defects. There can be no assurance that an owner or licensee of a patent in the field will not threaten or file an infringement action or that the Company would prevail in any such action. There can be no assurance that the cost of defending an infringement action would not be substantial and would not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any required licenses would be made available on commercially viable terms, if at all. Failure to obtain any required license could prevent the Company from utilizing or commercializing one or more of its technologies and could have a material adverse effect on the Company's business, financial condition and results of operations.

    In general, the Company intends to continue to apply for patent protection for methods relating to gene expression and to apply for patent protection for the individual disease genes and drug targets it discovers. Such patents may include claims relating to novel genes and gene fragments and to novel uses for known genes or gene fragments identified through its discovery programs. There can be no assurance that the Company will be able to obtain meaningful patent protection for its discoveries; even if patents are issued, the scope of the coverage or protection afforded thereby is uncertain. Failure to secure such meaningful patent protection could have a material adverse effect on the Company's business, financial condition and results of operations.

    Several groups are attempting to identify and patent gene fragments and full-length genes, the functions of which have not been characterized, as well as fully characterized genes. There is substantial uncertainty regarding the possible patent protection for gene fragments or genes without known function or correlation with specific diseases. To the extent any patents issue to other parties on such partial or full-length genes, the risk increases that the potential products and processes of the Company or its strategic partners may give rise to claims of patent infringement. The public availability of partial or full sequence information or the existence of patent applications related thereto, even if not accompanied by relevant function or disease association, prior to the time the Company applies for patent protection on a corresponding gene could adversely affect the Company's ability to obtain patent protection with respect to such gene or related expression patterns. Furthermore, others may have filed, and in the future are likely to file, patent applications covering genes or gene products that are similar or identical to any for which the Company may seek patent protection. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. The Company believes that there is likely to be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources and have a material adverse effect on the Company's business, financial condition and results of operations.

    Enactment of legislation implementing the General Agreement on Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate 20 years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a 20-year term from the effective date of filing may result in a substantially shortened period of patent protection which may adversely affect the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its strategic partners are based on the existence of a valid patent covering the product subject to the royalty obligation.

    With respect to proprietary know-how that is not patentable and for processes for which patents are difficult to enforce, the Company has chosen to rely on trade secret protection and confidentiality agreements to protect its interests. The Company believes that several elements of its ACCELERATED DRUG DISCOVERY system involve proprietary know-how, technology or data which are not covered by patents or patent applications. In addition, the Company has developed a proprietary index of gene and gene fragment sequences which it updates on an ongoing basis. Some of these data will be the subject of patent applications whereas other data will be maintained as proprietary trade secret information. The Company has taken security measures to protect its proprietary know-how and technologies and confidential data and continues to explore further methods of protection. While Gene Logic requires all employees, consultants and collaborators to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, or that the Company can meaningfully protect its trade secrets. In the case of a strategic partnership or other collaborative arrangement which requires the sharing of data, the Company's policy is to make available to its partner only such data as are relevant to the partnership or arrangement, under controlled circumstances, and only during the contractual term of the strategic partnership or collaborative arrangement, and subject to a duty of confidentiality on the part of its partner or collaborator. There can be no assurance, however, that such measures will adequately protect the Company's data. Any material leak of confidential data into the public domain or to third parties may have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is a party to various license agreements which give it rights to use certain technologies and biological materials in its research and development processes. There can be no assurance that the Company will be able to maintain such rights on commercially reasonable terms, if at all. Failure by the Company to maintain such rights could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

    Competition among entities attempting to identify genes associated with specific diseases and to develop products based on such discoveries is intense. Gene Logic faces, and will continue to face, competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government agencies, both in the United States and abroad. Several entities are attempting to identify and patent randomly sequenced genes and gene fragments, while others are pursuing a gene identification, characterization and product development strategy based on positional cloning. The Company is aware that certain entities are utilizing a variety of different gene expression analysis methodologies, including the use of chip-based systems, to attempt to identify disease-related genes. In addition, numerous pharmaceutical companies are developing genomic research programs, either alone or in partnership with the Company's competitors. Competition among such entities is intense and is expected to increase. In order to compete against existing and future technologies, the Company will need to demonstrate to potential customers that its technologies and capabilities are superior to competing technologies.

    Many of the Company's competitors have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than the Company. These competitors may discover, characterize or develop important genes, drug targets or drug leads, drug discovery technologies or drugs in advance of Gene Logic or which are more effective than those developed by Gene Logic or its strategic partners, or may obtain regulatory approvals of their drugs more rapidly than the Company and its strategic partners, any of which could have a material adverse effect on any similar Gene Logic program. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its strategic partners' ability to use the Company's drug discovery technologies or commercialize therapeutic or diagnostic products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also faces competition from these and other entities in gaining access to relevant samples used in its discovery programs.

    The Company will rely on its strategic partners for support of certain of its discovery programs and intends to rely on its strategic partners for preclinical and clinical development of related potential products and the manufacturing and marketing of such products. Each of the Company's strategic partners is conducting multiple product development efforts within each area which is the subject of its strategic alliance with Gene Logic. Generally, the Company's strategic alliance agreements do not preclude the strategic partner from pursuing development efforts utilizing approaches distinct from that which is the subject of the alliance. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic partner. See "--Reliance on Strategic Partners."

    Future competition will come from existing competitors as well as other companies seeking to develop new technologies for drug discovery based on gene sequencing, gene expression analysis, bioinformatics and related technologies. In addition, certain pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet such needs. Genomic technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its maintaining a competitive position in the genomics field. Rapid technological development by the Company or others may result in products or technologies becoming obsolete before the Company recovers the expenses it incurs in connection with their development. Products offered by the Company could be made obsolete by less expensive or more effective drug target and drug lead technologies, including technologies which may be unrelated to genomics. There can be no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with newly emerging technologies. See "Business--Competition."

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ACCESS TO ADDITIONAL FUNDING

    The Company has invested significant capital in its infrastructure and in its scientific and business development activities and expects capital and operating expenditures to increase over the next several years as it expands its operations. The Company believes that the net proceeds from this offering and the sale of shares to Japan Tobacco, existing cash and marketable securities and anticipated cash flow from strategic alliances will be sufficient to support the Company's operations for at least the next 24 months. However, this expectation is based on the Company's current operating plan, which could change as a result of many factors, and the Company could require additional funding sooner than expected. In addition, the Company may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for its operating plan. The Company's actual future capital requirements and the adequacy of its available funds will depend on many factors, including progress of its discovery programs, the number and breadth of these programs, the ability of the Company to establish and maintain strategic alliance and licensing arrangements and the progress of the development and commercialization efforts of the Company's strategic partners. These factors also include the level of the Company's activities relating to its independent discovery programs and to the development and commercialization rights it retains in its strategic alliance arrangements, competing technological and market developments, the costs associated with obtaining access to tissue samples and related information and the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights.

    The Company expects that it will require significant additional funding in the future, which it may seek through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. No assurance can be given that additional financing or strategic alliance and licensing arrangements will be available when needed, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity or convertible debt securities, ownership dilution to stockholders will result. If adequate funds are not available when needed, the Company may be required to curtail operations significantly or to obtain funds by entering into strategic alliances and licensing arrangements, in which case the Company may be required to relinquish rights to certain of its technologies, discoveries or potential products, or to grant licenses on terms that are not favorable to the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available, the Company's business would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ATTRACTION AND RETENTION OF KEY EMPLOYEES

    The Company is highly dependent on the principal members of its management and scientific staff. The loss of the services of any of these persons could significantly impede the accomplishment of the Company's scientific and business objectives. The Company's success is also dependent upon its ability to attract and retain additional qualified scientific, technical and managerial personnel. There is substantial competition among biotechnology, pharmaceutical and health care companies, universities, government entities and non-profit organizations for such personnel, and there can be no assurance that the Company will retain its key scientific, technical and managerial employees or that it will be able to attract, assimilate and retain such other highly qualified scientific, technical and managerial personnel as may be required in the future. The inability of the Company to retain its current scientific, technical and managerial personnel and to attract and retain additional key employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition," "--Scientific Advisers" and "--Employees."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL; HAZARDOUS MATERIALS

    The Company does not plan to conduct clinical trials in humans or commercialize therapeutic products discovered as a result of its genes, drug target and drug lead discovery programs but intends to rely on its strategic partners to conduct such activities. Prior to marketing, any new drug developed by the Company's strategic partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in United States Food and Drug Administration ("FDA") policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") in the case of new pharmaceutical agents, or product license application ("PLA") or biologics license application ("BLA") in the case of biological therapeutics. Similar delays may also be encountered in the regulatory approval of any diagnostic product, where such approval is required, and in obtaining regulatory approval in foreign countries. Delays in obtaining regulatory approvals could adversely affect the marketing of any drugs developed by the Company or its strategic partners, impose costly procedures upon the Company's or its partners' activities, diminish any competitive advantages that the Company or its partners may attain and adversely affect the Company's receipt of royalties. There can be no assurance that regulatory approval will be obtained for any drugs or diagnostic products developed by the Company or its strategic partners. Furthermore, regulatory approval may entail limitations on the indicated uses of a drug. Because certain of the products likely to result from the Company's drug target and lead discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products based upon more conventional technologies.

    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market, and could have adverse effects on the Company's business, financial conditions and results of operations. Violations of regulatory requirements at any stage during the regulatory process, including preclinical studies and clinical trials, the approval process, post-approval or in good manufacturing practices manufacturing requirements, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA, PLA or BLA holder. No investigational new drug application ("IND") has been submitted for any product candidate resulting from the Company's discovery programs, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely on its strategic partners to file INDs and generally direct the regulatory approval process. There can be no assurance that the Company's strategic partners will be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or diagnostic products developed through the Company's research or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's research and development activities involve the controlled use of certain biological and other hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any liability could exceed the resources of the Company. Other than such laws and regulations governing the generation, use and disposal of hazardous materials and wastes, and limiting workplace exposures to such materials, the Company does not believe its current and proposed activities are subject to any specific government regulation other than regulations affecting the operations of companies generally. See "Business--Government Regulation."

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF GENE-BASED DIAGNOSTICS

    The Company and its partners may seek to develop diagnostic products based on genes it discovers. The prospect of broadly available gene-based diagnostic tests raises issues regarding their appropriate utilization and the confidentiality of the information provided by such testing. It is possible that discrimination by third party payors, based on the results of such testing, could lead to the increase of premiums by such payors to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to individuals showing unfavorable gene expression profiles. Similarly, employers could discriminate against employees with gene expression profiles indicative of the potential for high disease-related costs and lost employment time. Finally, government authorities could, for social or other purposes, limit or prohibit the use of such tests under certain circumstances. There can be no assurance that such ethical and social factors or concerns about genetic testing and target identification will not have a material adverse effect on market acceptance of the Company's technologies and products.

REIMBURSEMENT RISK

    The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governments and third party payors to contain or reduce the costs of health care through various means including by limiting prices paid for pharmaceuticals. In both the United States and elsewhere, sale of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government insurance programs (Medicare and Medicaid) and private and corporate health insurance plans. Third party payors are increasingly challenging the prices charged for pharmaceuticals and, in some cases, refusing payment for off-label use and other uses of pharmaceuticals they deem inappropriate.

EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH

    The Company has recently experienced, and expects to continue to experience, significant growth in the number of its employees and the scope of its operations. The Company has significantly increased the scale of its operations and number of employees to support its partnered and independent discovery programs and to manage its strategic alliances. The number of employees of the Company increased from three on January 1, 1996 to 57 on September 30, 1997. This growth has placed, and may continue to place, a significant strain on the Company's management, operations and systems. The Company's ability to manage such growth effectively will depend upon its broadening its management team and attracting, hiring and retaining skilled employees. In addition, in order to increase capacity to remain competitive and satisfy the needs of current and future strategic partners, the Company will be required to acquire additional capital equipment and resources. There can be no assurance that the Company will be able to manage its growth, and the Company's inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "--Facilities."

LIMITED CLINICAL DEVELOPMENT, MANUFACTURING, MARKETING AND SALES EXPERIENCE

    The Company has made no investment in therapeutic or diagnostic manufacturing, marketing or product sales resources and does not generally expect to engage directly in the manufacturing, marketing or sale of therapeutic or diagnostic products. Instead, the Company currently intends to contract with others to pursue the commercialization of therapeutic or diagnostic products based upon or discovered using its technologies. There can be no assurance that the Company will be able to enter into such arrangements on acceptable terms, if at all. The Company will be dependent to a significant extent on partners, licensees or other entities for development, manufacturing and commercialization of such products. The Company's dependence upon third parties for the manufacture, marketing and sales of therapeutic or diagnostic products may materially adversely affect the Company's ability to develop and deliver such products on a timely and competitive basis, if at all. To the extent the Company directly engages in development, manufacturing and marketing of certain therapeutic or diagnostic products, it will require substantial additional funds, personnel and production facilities. See "--Reliance on Strategic Partners."

PRODUCT LIABILITY EXPOSURE

    Clinical trials, manufacturing, marketing and sale of any of the Company's or its partners' potential therapeutic or diagnostic products may expose the Company to liability claims from the use of such products. The Company currently does not carry product liability insurance. There can be no assurance that the Company or its partners will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. The inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company or its partners. A product liability claim or recall would have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

    Upon completion of this offering, the Company's executive officers, directors and affiliated individuals and entities together will beneficially own approximately 35.3% of the outstanding shares of Common Stock (34.2% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will be able to influence significantly and possibly control most matters requiring approval by the stockholders of the Company, including approvals of amendments to the Company's Certificate of Incorporation, mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. In addition, the Company's Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this offering (the "Restated Certificate"), does not provide for cumulative voting with respect to the election of directors. Consequently, the present executive officers, directors and affiliated individuals and entities will be able to control the election of the members of the Board of Directors of the Company. Such a concentration of ownership could affect the liquidity of the Company's Common Stock and have an adverse effect on the price of the Common Stock, and may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Principal Stockholders" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market prices for securities of biotechnology and pharmaceutical companies have been highly volatile, and the market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, developments concerning strategic alliance agreements, publicity regarding actual or potential results with respect to products or technology under development by the Company, its strategic partners or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, quarterly fluctuations in the Company's operating results, future sales of substantial amounts of Common Stock by existing stockholders and comments by securities analysts, as well as general market conditions and other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a material adverse impact on such market price.

ANTI-TAKEOVER PROVISIONS

    The Restated Certificate provides for staggered terms for the members of the Board of Directors. In addition, the Restated Certificate authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of and issue additional shares of Preferred Stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, rights to purchase Preferred Stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of Preferred Stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. These and other provisions contained in the Restated Certificate and the Company's By-laws, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE

    Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 13,382,377 shares of Common Stock outstanding, assuming no exercise of currently outstanding options or warrants. Of these shares, the 3,000,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining 10,382,377 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 of the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:
(i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 5,732 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; (iii) approximately 5,609,475 Restricted Shares will be eligible for sale 180 days after the effective date of this offering upon expiration of lock-up agreements and upon expiration of their respective holding periods under Rule 144; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods under Rule 144. In addition, 1,192,918 shares issuable upon exercise of vested stock options will become eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements. The holders of 9,281,185 shares of Common Stock and the holders of warrants to purchase 30,051 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning three months after the effective date of this offering. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering a total of approximately 6,134,268 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's equity incentive plans. Such registration statement is expected to be filed and to become effective 180 days after the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management--Equity Incentive Plans," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION; ABSENCE OF CASH DIVIDENDS

    Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution" and "Shares Eligible for Future Sale." The Company has never paid any dividends and does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby and the sale of 272,727 shares of Common Stock to Japan Tobacco are estimated to be approximately $33,090,000 ($37,693,500 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.


    The Company intends to use the net proceeds from this offering and the sale of shares to Japan Tobacco as follows: approximately $2,000,000 to fund tenant improvements; approximately $10,000,000 to fund capital expenditures; and the remainder to fund its research and development activities, including scale-up of its laboratory, database and business development operations, and for working capital and general corporate purposes. The amount and timing of these expenditures will vary significantly depending on a number of factors, including the progress of the Company's programs, future revenue growth, if any, and the amount of cash, if any, generated by the Company's operations. The Company's management will retain broad discretion in the allocation of such net proceeds. The Company may also use a portion of the net proceeds to fund acquisitions of complementary technologies, products or businesses, although the Company has no current agreements or commitments for any such acquisitions. Pending such uses, the Company intends to invest the net proceeds of this offering and the sale of shares to Japan Tobacco in short-term, interest bearing, investment-grade securities.


    The Company believes that its existing capital resources, together with the net proceeds from this offering and the sale of shares to Japan Tobacco, interest income and future payments due under its existing strategic alliances, will be sufficient to satisfy its current and projected funding requirements for at least the next 24 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid dividends on its Common Stock and does not anticipate paying any dividends on its Common Stock in the forseeable future. The Company currently intends to retain any future earnings to fund the development of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted to reflect the conversion of all outstanding shares of Preferred Stock into 9,281,185 shares of Common Stock upon the closing of this offering and the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the sale of 272,727 shares of Common Stock to Japan Tobacco at a price equal to the assumed initial public offering price per share and the application of the estimated net proceeds therefrom:

                                                                               SEPTEMBER 30, 1997
                                                                         ------------------------------
                                                                         ACTUAL (1)    AS ADJUSTED (2)
                                                                         -----------  -----------------

                                                                                 (in thousands)
Current portion of long-term debt and capital lease obligations........   $     358       $     358
                                                                         -----------        -------
                                                                         -----------        -------
Noncurrent portion of long-term debt and capital lease obligations.....   $     998       $     998
Series A, A-1, B and C convertible preferred stock, $0.01 par value;
  9,550,000 shares authorized; 9,281,185 shares issued and outstanding,
  actual; no shares issued and outstanding, as adjusted (2)............      30,508              --
Stockholders' equity:
  Preferred Stock, $.01 par value; no shares authorized, actual;
    10,000,000 shares authorized, as adjusted; no shares issued or
    outstanding, actual and as adjusted................................          --              --
                                                                         -----------        -------
  Common Stock, $.01 par value; 17,000,000 shares authorized, actual;
    60,000,000 shares authorized, as adjusted; 828,465 shares issued and outstanding, actual; 13,382,377 shares issued and outstanding,
    as adjusted........................................................           8             134
  Additional paid-in capital...........................................       4,001          67,473
  Deferred compensation, net...........................................      (3,829)         (3,829)
  Unrealized loss on marketable securities.............................          (1)             (1)
  Accumulated deficit..................................................      (9,793)         (9,793)
                                                                         -----------        -------
    Total stockholders' equity.........................................      (9,614)         53,984
                                                                         -----------        -------
      Total capitalization.............................................   $  21,892       $  54,982
                                                                         -----------        -------
                                                                         -----------        -------

------------------------

(1) Excludes: (i) 2,424,381 shares of Common Stock issuable upon exercise of outstanding stock options as of September 30, 1997 at a weighted average exercise price of $1.05 per share; and (ii) 162,576 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.10 per share. Also excludes 56,000 shares of Common Stock issuable upon exercise of stock options granted after September 30, 1997 with an exercise price of $3.50 per share. See "Management--Equity Incentive Plans," "Description of Capital Stock--Warrants" and Note 13 of Notes to Financial Statements.

(2) See the Financial Statements and Note 9 of Notes to the Financial Statements for descriptions of the authorized, issued and outstanding shares, liquidation preferences and conversion features of the individual Series of Preferred Stock.

                                    DILUTION

    The pro forma net tangible book value of the Company as of September 30, 1997 was $20,489,747 or $2.03 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock.

    Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of the Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and the sale of 272,727 shares of Common Stock to Japan Tobacco at a price equal to the assumed initial public offering price per share and assuming no other changes in the net tangible book value after September 30, 1997, the Company's pro forma net tangible book value as of September 30, 1997 would have been $53,579,747 or $4.00 per share. This represents an immediate increase in pro forma net tangible book value of $1.97 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.00 per share to new purchasers of Common Stock in this offering and in the sale of shares of Common Stock to Japan Tobacco, as illustrated by the following table:

Assumed initial public offering price per share............             $   11.00
  Pro forma net tangible book value per share as of
    September 30, 1997.....................................  $    2.03
  Increase attributable to new investors...................       1.97
                                                             ---------
Pro forma net tangible book value per share after the
  offering.................................................                  4.00
                                                                        ---------
Dilution to new investors..................................             $    7.00
                                                                        ---------
                                                                        ---------

    The following table sets forth on a pro forma basis, as of September 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                                     -------------------------  --------------------------  AVERAGE PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                     ------------  -----------  -------------  -----------  -------------
Existing stockholders (1)..........................    10,109,650        75.5%  $  30,199,910        45.6%    $    2.99
New investors......................................     3,272,727        24.5      36,000,000        54.4         11.00
                                                     ------------       -----   -------------       -----
  Total............................................    13,382,377       100.0%  $  66,199,910       100.0%
                                                     ------------       -----   -------------       -----
                                                     ------------       -----   -------------       -----

------------------------

(1) Gives effect to the conversion of all outstanding shares of Preferred Stock into 9,281,185 shares of Common Stock upon the closing of this offering.

    The calculation of net tangible book value and the other computations above assume no exercise of outstanding options and warrants. As of September 30, 1997, 2,586,957 shares of Common Stock were subject to outstanding options and warrants at a weighted average exercise price of $1.18 per share. To the extent additional shares are purchased pursuant to the exercise of outstanding options and warrants, there will be further dilution to new investors. See "Management--Equity Incentive Plans," "Description of Capital Stock-- Warrants" and Note 13 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The selected financial data presented below for the period from September 22, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 and at December 31, 1994, 1995 and 1996 and September 30, 1997 are derived from the Company's financial statements audited by Arthur Andersen LLP, independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the nine months ended September 30, 1996 and the balance sheet data at September 30, 1996 have been derived from unaudited financial statements; however, management believes such financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                                        PERIOD FROM
                                                    SEPTEMBER 22, 1994         YEAR ENDED         NINE MONTHS ENDED
                                                        (INCEPTION)           DECEMBER 31,          SEPTEMBER 30,
                                                          THROUGH         --------------------  ----------------------
                                                     DECEMBER 31, 1994      1995       1996        1996        1997
                                                   ---------------------  ---------  ---------  -----------  ---------
                                                                                                (UNAUDITED)

                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................        $      --        $      --  $      --   $      --   $     774
Operating expenses:
    Research and development.....................               44              486      1,741         982       3,338
    General and administrative...................               46              258      1,345         791       2,381
                                                               ---        ---------  ---------  -----------  ---------
Total operating expenses.........................               90              744      3,086       1,773       5,719
Interest income, net.............................               --               --        221         111         355
Income tax expense...............................               --               --         --          --         100
                                                               ---        ---------  ---------  -----------  ---------
Net loss.........................................        $     (90)       $    (744) $  (2,865)  $  (1,662)  $  (4,690)
                                                               ---        ---------  ---------  -----------  ---------
                                                               ---        ---------  ---------  -----------  ---------
Pro forma net loss per share (1).................                                    $   (0.31)              $   (0.46)
                                                                                     ---------               ---------
                                                                                     ---------               ---------
Shares used in computing pro forma net loss per
  share (1)......................................                                        9,198                  10,269

                                                                        DECEMBER 31,                SEPTEMBER 30,
                                                               -------------------------------  ----------------------
                                                                 1994       1995       1996        1996        1997
                                                               ---------  ---------  ---------  -----------  ---------

                                                                                                (UNAUDITED)
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and marketable securities.............................  $     298  $     348  $   5,671   $   5,930   $  22,143
  Working capital............................................        311        246      4,581       5,832      18,776
  Total assets...............................................        311        424      7,819       7,126      27,621
  Total long-term debt and capital lease obligations.........         --         --        446         471       1,356
  Total mandatorily redeemable convertible
    preferred stock..........................................        400      1,153     10,471       9,301      30,508
  Total stockholders' equity.................................        (89)      (833)    (4,187)     (2,810)     (9,614)

------------------------

(1) See Note 1 of Notes to Financial Statements for a description of the computation of the pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements which involve risk and uncertainties. Actual events and results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including the matters set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    The Company was incorporated in September 1994, and has devoted substantially all of its resources to the development of its genomics technologies, bioinformatics systems and database products used to identify the expression of genes, drug targets and drug leads. The Company has incurred losses since inception and, as of September 30, 1997, had an accumulated deficit of $9.8 million.

    The Company entered into a strategic alliance with Procter & Gamble in the field of heart failure in May 1997 and with Japan Tobacco in the field of renal disease in September 1997. These agreements provide the Company with various combinations of technology and database access fees and research funding and may provide certain additional payments upon the attainment of research and regulatory milestones and royalty payments based on sales of any products resulting from the collaborations. Revenue recognized under the alliances with Procter & Gamble and Japan Tobacco through September 30, 1997 totalled approximately $774,000. Each strategic partner has the option to expand the collaboration to cover two additional disease indications. In addition, Japan Tobacco is also obligated to purchase $3.0 million of the Company's Common Stock in a private placement to close simultaneously with this offering.

    The Company's future profitability will depend in part on the successful development and marketing of the ACCELERATED DRUG DISCOVERY system, the genomic database products and the Flow-thru Chip and the establishment of strategic alliances. Payments from strategic alliance partners and interest income are expected to be the only sources of revenue for the foreseeable future. These payments will include committed technology access fees and milestone payments for the discovery of drug targets and leads. Such revenue is dependent in large part on the discovery of genes, drug targets and drug leads using the Company's technologies. Royalties or other revenue from commercial sales of products developed from any therapeutic or diagnostic product identified using the Company's technologies are not expected for at least several years, if at all. Payments under strategic alliances will be subject to significant fluctuation in both timing and amount, and, therefore, the Company's results of operations for any period may not be comparable to the results of operations for any other period. Furthermore, the generation of significant revenues and profitability will depend upon the Company entering into additional alliances. There can be no assurance that the Company will enter into additional alliances on acceptable terms, if at all, or that such current or future alliances will be successful.

    The Company has incurred operating losses in each year since its inception, including net losses of approximately $2.9 million and $4.7 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and at September 30, 1997, the Company had an accumulated deficit of approximately $9.8 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. These costs have exceeded the Company's interest income and revenues which to date have been generated principally from strategic alliances. The Company expects to incur substantial additional operating losses over the next few years as a result of increases in its expenses for research and development capabilities.

    The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, including changes in the demand for the Company's technologies and products, variations in payments under strategic alliances, including milestone payments, royalties, license fees and other contract revenues, and the timing of new product introductions, if any, by the Company. The Company's quarterly operating results may also fluctuate significantly depending on changes in the research and development budgets of the Company's strategic partners and any potential partners, the introduction of new products by the Company's competitors and other competitive factors, regulatory actions, adoption of new technologies, manufacturing results, and the cost, quality and availability of cell and tissue samples, reagents and related components.


    Compensation expense of approximately $48,000 will be recorded as a result of the accelerated vesting of Common Stock options upon completion of this offering. The conversion of Preferred Stock that will occur upon completion of this offering will have no impact on the Company's income statement.


RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996


    Revenue under strategic alliance agreements was $774,000 for the nine months ended September 30, 1997. There was no revenue for the nine months ended September 30, 1996. The 1997 revenue resulted from the Company's strategic alliance agreements with Procter & Gamble and Japan Tobacco. Under the terms of the strategic alliance agreements, payments for technology access fees and research and development support are recognized as revenue ratably over the period for which the payments are made. Payments related to the achievement of certain milestones are recognized as revenue when the milestones are achieved.


    Research and development expenses increased to $3,338,000 for the nine months ended September 30, 1997 from $982,000 for the comparable period in 1996. This increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional research and development personnel, increased purchases of laboratory supplies and increased equipment depreciation as a result of capital expenditures. The Company expects research and development expenses to continue to increase as personnel and research and development facilities are expanded to accommodate new and existing strategic alliances.

    General and administrative expenses increased to $2,381,000 for the nine months ended September 30, 1997 from $791,000 for the comparable period in 1996. This increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional management and administrative personnel and professional fees in connection with the overall scale-up of the Company's operations and business development efforts. The Company expects that general and administrative expenses will continue to increase as the Company continues to expand its operations.

    Net interest income increased to $355,000 for the nine months ended September 30, 1997 from $111,000 for the comparable period in 1996. This increase was primarily due to larger cash and investment balances on hand during 1997 as a result of private placements of equity securities.

    As of September 30, 1997, the Company had accumulated losses of $9.8 million since inception and, therefore, has not paid any federal income taxes. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the deferred tax assets have been established to reflect these uncertainties. See Note 7 of Notes to Financial Statements.

  YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    Research and development expenses increased to $1,741,000 in 1996 from $486,000 in 1995. This increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional research and development personnel, increased purchases of laboratory supplies and increased contracted services.

    General and administrative expenses increased to $1,345,000 in 1996 from $258,000 in 1995. This increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional management and administrative personnel and professional fees in connection with the expansion of the Company's operations and business development efforts.

    The Company had net interest income of $221,000 in 1996 resulting from interest earned on cash and marketable securities derived from private placements of equity securities. The Company did not earn interest income in 1995.

  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM SEPTEMBER 22, 1994 (INCEPTION) THROUGH
  DECEMBER 31, 1994

    Research and development expenses increased to $486,000 in 1995 from $44,000 in the 1994 period. This increase was primarily due to the inclusion of a full year of operations in 1995 and expenditures for certain contracted research activities.

    General and administrative expenses increased to $258,000 in 1995 from $46,000 in the 1994 period. This increase was primarily due to the inclusion of a full year of operations in 1995 as well as increased contracted services.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through September 30, 1997, the Company financed its operations through private placements of equity securities, payment from a strategic alliance partner, a capital lease and an equipment loan. The private placement of equity securities has provided the Company with aggregate gross proceeds of approximately $30,160,000 as of September 30, 1997. The Company also has obtained $3,000,000 under its strategic alliance with Procter & Gamble, as of September 30, 1997, comprised of an initial research and technology access payment of $1,000,000 and a $2,000,000 note which will be forgiven over the initial 18 months of the agreement upon the Company's performance of research obligations. The Company has also obtained $471,000 of capital lease financing and $1,084,000 under an equipment loan. As of September 30, 1997, the Company had approximately $22,143,000 in cash and marketable securities.


    During the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, the Company had expenditures relating to intangible and other assets of approximately $63,000, $126,000 and $275,000, respectively. These expenditures were primarily for patent costs and license fees. The Company will amortize capitalized patent costs to research and development expense once the patents issue. These expenditures are necessary to protect the Company's intellectual property and to secure rights to current technology and are expected to continue to increase.


    Amounts financed for equipment under a capital lease for the year ended December 31, 1996 were approximately $471,000. The Company also had purchases of equipment of approximately $12,000, $1,339,000 and $1,785,000 during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively. Although the Company had no material commitments for capital expenditures as of September 30, 1997, the Company expects capital expenditures to increase over the next several years as it expands its facilities and acquires scientific and computer equipment to support the planned expansion of its research and development efforts.

    As of September 30, 1997, the Company had net operating loss carryforwards of approximately $7,726,000 to offset federal and state income taxes. The Company's research and development tax credit carryforwards were estimated to be approximately $56,000 as of December 31, 1996 for federal income tax purposes. If not utilized, the federal and state net operating loss carryforwards will expire through 2011. See Note 7 to Notes to Financial Statements.

    To date, all revenue received by the Company has been from its strategic alliances. The Company expects that substantially all revenue for the foreseeable future will come from strategic alliance partners and interest income. Furthermore, the Company's ability to achieve profitability will be dependent upon the ability of the Company to enter into additional strategic alliances. There can be no assurance that the Company will be able to negotiate additional strategic alliances in the future on acceptable terms, if at all, or that current or future strategic alliances will be successful and provide the Company with expected benefits.

    The Company believes that the net proceeds from this offering and the sale of shares to Japan Tobacco, existing cash and marketable securities and anticipated cash flow from its current strategic alliances will be sufficient to support the Company's operations for at least the next 24 months. The Company's actual future capital requirements and the adequacy of its available funds, however, will depend on many factors, including progress of its discovery programs, the number and breadth of these programs, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements and the progress of the development and commercialization efforts of the Company's strategic partners. These factors also include the level of the Company's activities relating to its independent discovery programs and to the development and commercialization rights it retains in its strategic alliance arrangements, competing technological and market developments, the costs associated with obtaining access to tissue samples and related information and the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights. The Company expects that it will require significant additional financings in the future, which it may seek to raise through public or private equity offerings, debt financing or additional strategic alliance and licensing arrangements. No assurance can be given that additional financing or strategic alliance and licensing arrangements will be available when needed, if at all, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity or convertible debt securities, ownership dilution to stockholders will result. If adequate financing is not available when needed, the Company may be required to curtail significantly one or more of its research and development programs or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, discoveries or potential products, or to grant licenses on terms that are not favorable to the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available, the Company's business would be adversely affected.

                                    BUSINESS

    The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    GENE LOGIC INC. ("Gene Logic" or the "Company") uses a proprietary system, based on analysis of gene expression and gene regulation, to discover drug targets and drug leads. Gene Logic uses READS in its drug target and drug lead discovery programs and to generate genomic data for its database products. The Company's objective is to provide its pharmaceutical company partners with novel drug targets, drug leads and a suite of genomic database products to reduce the time, cost and risk associated with drug discovery. The Company believes that by building its portfolio of partnerships it will generate current revenues and establish a long-term economic interest in the product pipelines of multiple partners through milestone and royalty payments. Gene Logic has established major strategic alliances with Procter & Gamble and Japan Tobacco.

INDUSTRY BACKGROUND

    DRUG DISCOVERY AND DEVELOPMENT

    Diseases are the result of disturbances of, or abnormalities in, the physiological pathways that regulate the functioning of cells in the human body. The main components of these pathways are proteins, such as enzymes, receptors or ion channels, encoded by genes expressed within the cells affected by the disease. Drugs generally exert their therapeutic effects by interacting with certain of these proteins, referred to as drug targets, in such a way as to restore the normal functioning of the disease-affected pathways or otherwise to compensate for the abnormalities. The process of drug discovery involves the screening of collections of compounds against a drug target to identify those compounds which interact with the target to produce the desired effect.

    In response to increasing competitive pressures to discover and develop new drugs in a more rapid and cost-effective manner, pharmaceutical and biotechnology companies have recently made significant advances in combinatorial chemistry and high-throughput screening technologies which enable the rapid generation and screening of large and diverse compound libraries against many potential targets. However, the current drug discovery process remains time-consuming and costly, in part because of the difficulty and complexity of identifying novel drug targets using traditional methodologies. In general, pharmaceutical companies rely upon their own basic research and academic discoveries to identify drug targets. The Company believes this approach provides an insufficient number of targets to fill the industry's increasing annual screening objectives. Recent developments in genomics have permitted the partial sequencing of tens of thousands of new genes and the identification of the classes of proteins they encode. These developments have not enabled the rapid identification of drug targets, because the gene sequence data by itself provides limited information, if any, about a gene's relationship to a specific disease. There remains a significant need for a rapid and cost-effective method to correlate genes with specific diseases to discover drug targets.

    GENES, GENE EXPRESSION AND DISEASE

    The genetic content of humans, the human genome, is maintained in chromosomes, which contain deoxyribonucleic acid ("DNA"). DNA is composed of two strands of four constituent molecules known as bases or nucleotides: adenine
(A), thymine (T), guanine (G) and cytosine (C). The specific order, or sequence, of these bases encodes genetic information within units defined as genes, which are the hereditary units that control the structure, health and function of all organisms. The beginning sequence of any gene is called 5 prime (5') and its end is called 3 prime (3'). The human genome is estimated to comprise approximately three billion base pairs encoding 100,000 to 150,000 genes. While all of these genes are present in every human cell, certain of these genes are switched "on" only in specific tissues or only at certain developmental stages and are otherwise inactive. On average, in any single cell type, 10,000 to 20,000 different genes are expressed out of the possible 100,000 to 150,000. The cell's pattern of gene expression defines the function of that cell.

    Genes consist of coding and non-coding regions which ultimately direct and regulate the production of the various proteins that maintain normal cellular function. The coding regions, which account for less than five percent of the human genome, direct the production of proteins, and the order of the bases in these regions determine the order of amino acids in a given protein. An enzyme reads these genes and makes a strand of RNA (a molecule similar to DNA) that consists of a string of bases complementary to that of the DNA of the gene. This process is known as transcription and results in the production of messenger RNA ("mRNA"). Messenger RNA directs the assembly of amino acids in a sequence that corresponds to the order of the bases of the mRNA defining the sequence of a protein. The amount of mRNA in a cell provides a direct indication of the level of activity of the corresponding gene.

    Some of the non-coding DNA sequences, referred to as promoter regions, regulate genes in the different tissues. A series of regulatory proteins, called transcription factors, bind to specific promoter regions, either singularly or in unique, multi-component complexes, and act as switches controlling the activity of the genes. The synthesis of regulatory proteins is, in turn, directed by genes coding for transcription factors and their accessory proteins. Together these control elements regulate the pattern of gene expression in specific cells.

    When a mutation occurs in a gene, the resulting protein may be abnormal in function, resulting in disease. A number of relatively rare diseases, such as cystic fibrosis and sickle cell anemia, result from such single gene mutations, and the genes responsible for many of these monogenic diseases have been identified over the last decade. Detailed knowledge of gene sequences that encode defective proteins may facilitate development of novel therapeutic products and diagnostic tests for these conditions. However, almost all major common diseases, including heart failure, renal disease, diseases of the central nervous system, osteoporosis and cancer, are believed to involve multiple genes and, often, complex interactions of genetic and environmental factors. These conditions evolve over time as a result of successive changes in the patterns of gene expression in the cells involved in the disease.

    THE NEED FOR NOVEL DRUG TARGETS

    A critical step for drug development is the identification of suitable drug targets for screening. The major pharmaceutical companies are facing increasing pressures to introduce new drugs more rapidly than in the past. Because most drug candidates fail during the development process, these companies need to identify a large number of potential drug candidates by screening compound libraries against large numbers of targets to improve their chances of identifying commercially viable drugs. Recent estimates suggest that major pharmaceutical companies may have to screen hundreds of new targets each year in order to meet their drug discovery objectives. This figure compares with a published 1995 industry source estimate that approximately 300 targets in total were then in active screening by the pharmaceutical industry.

    The majority of drug targets are proteins that are encoded by genes expressed within tissues affected by a disease. The importance of certain protein classes, such as enzymes, receptors or ion channels, as targets is illustrated by the world's top selling prescription drugs. Of the 100 most prescribed drugs, approximately 80% interact with one of four classes of proteins: 33 drugs inhibit 13 different enzymes; 22 bind to ten different G-protein-coupled receptors; 13 interact with six different ion channels; and 15 bind to four different nuclear hormone receptors. It is estimated that there are approximately 10,000 different enzymes, 1,000 different G-protein-coupled receptors, 200 different ion channels and 100 different nuclear hormone receptors encoded in the human genome. These proteins are key components of the pathways involved in disease and, therefore, are likely to be a rich source of new drug targets.

    Proven drug targets share certain other characteristics which can only be identified by understanding their expression levels in cells and cannot be determined by their gene sequence alone. Drug targets are (i) often expressed primarily in specific tissues, allowing for selectivity of pharmacological action and reducing the potential for adverse side effects and (ii) generally expressed at low abundance in the cells of the relevant organ. An effective target discovery system would therefore enable the detection of genes that encode for proteins expressed in specific tissues at low abundance, thereby permitting the rapid identification of proteins which are likely to be targets for therapeutic and diagnostic development.

    LIMITATIONS OF TRADITIONAL GENOMICS TECHNOLOGIES

    Although traditional genomics technologies have yielded sequence information for many genes and have succeeded in identifying genes that predispose individuals to certain diseases, the rate at which novel drug targets can be identified from this information is limited. Traditional genomics efforts are generally classified in two categories: gene sequencing and positional cloning.

    Most gene sequencing approaches use high-throughput methods to capture partial sequences (known as expressed sequence tags or "ESTs") for many genes on an essentially random basis. These ESTs are stored in public and proprietary databases which, to date, contain an estimated three million ESTs, representing partial and fragmentary sequence data for 50 to 60 percent of human genes. Despite the widespread availability of a significant amount of sequence data, these data have limited use in identifying targets for therapeutic or diagnostic product development. This is because the gene sequence data by itself provides limited information, if any, about a gene's relationship to a specific disease. Also, the EST sequencing approach tends to capture multiple times those genes which are abundantly expressed, while missing the low-abundance, tissue-specific genes which may code for useful drug targets.

    Positional cloning is a method of identifying individual genes that, when defective, cause or predispose individuals to particular diseases. The process consists of genetic mapping, physical mapping and sequencing, and typically requires an extensive collection of DNA samples from families affected by the disease. Scientists test the DNA of both affected and non-affected members of these families and, through statistical analysis, attempt to identify the region or regions of the genome likely to contain a gene related to the disease. Positional cloning requires large numbers of samples from the affected families to demonstrate statistical significance and becomes much more complicated when multiple genes are involved in the disease. The accumulation of such samples is costly and time consuming. Although researchers are attempting to use other methodologies, including animal models of disease, to speed the process of gene discovery, the overall process may take several years.

THE GENE LOGIC SOLUTION

    Gene Logic believes that its proprietary technologies for analysis of the overall patterns of gene expression and regulation in specific diseases will enable the Company to identify multiple, novel drug targets more rapidly than competing technologies. Gene Logic's ACCELERATED DRUG DISCOVERY system allows the Company to display the changes in gene expression patterns as a disease develops and progresses. The Company uses this information, in conjunction with its proprietary suite of genomics databases and bioinformatics tools, to identify genes and their associated pathways implicated in disease and to discover and prioritize individual drug targets. Pursuant to strategic alliances with corporate partners and in independent programs, the Company is using its system to identify drug targets for major common diseases, including heart failure, renal disease, diseases of the central nervous system, osteoporosis and prostate cancer. In addition, Gene Logic is developing a proprietary, reusable Flow-thru Chip for high-throughput analysis of changes in the expression of known genes. The Company believes the Flow-thru

Chip will enable the development of high-throughput screening assays to evaluate the effects of compounds on the expression of disease-associated genes identified by READS. This technology represents a new approach to drug discovery and has the potential to accelerate substantially the identification of drug leads. By utilizing and further developing the portfolio of technologies, genomics databases and bioinformatics tools in its ACCELERATED DRUG DISCOVERY system, Gene Logic believes it can significantly enhance many critical steps in the drug development process and accelerate the development of novel pharmaceuticals for the Company and its partners.

GENE LOGIC'S STRATEGY

    Gene Logic's objective is to provide to its pharmaceutical company partners novel drug targets, drug leads and a suite of genomic database products in order to reduce the time, cost and risk associated with drug discovery. The Company believes that by building its portfolio of partnerships it will generate current revenues and establish a long-term economic interest in the product pipelines of multiple partners through milestone and royalty payments. The Company believes that this portfolio approach will maximize the likelihood of drugs being discovered and developed using its system. The Company's strategy for building commercial value is to:

    - PROVIDE AN INTEGRATED DRUG DISCOVERY PLATFORM. The Company has established and intends to continue to build a broad technology platform, the ACCELERATED DRUG DISCOVERY system, based on the analysis of gene expression and gene regulation for the rapid discovery of multiple, screenable drug targets and drug leads. The ACCELERATED DRUG DISCOVERY system is designed to be integrated easily into the current drug discovery processes of multiple partners.

    - ESTABLISH DISEASE-SPECIFIC DRUG TARGET AND LEAD DISCOVERY ALLIANCES. Gene Logic intends to continue to establish strategic alliances in specific disease areas with pharmaceutical companies for drug target and drug lead discovery programs. Such strategic alliances would generally provide the Company technology license fees, research funding, milestone payments and royalty or profit-sharing income from commercialization of products resulting from the alliances. To date, Gene Logic has entered into a target discovery alliance with Procter & Gamble in the field of heart failure and a target and lead discovery alliance with Japan Tobacco in the field of renal disease.

    - ESTABLISH INDEPENDENT DRUG TARGET AND LEAD DISCOVERY PROGRAMS. Gene Logic has established and intends to expand independent drug discovery programs based on its proprietary technologies, including the Flow-thru Chip. The Company plans to license drug leads discovered through its independent programs to pharmaceutical companies for clinical development and commercialization and expects to receive license fees, development milestone payments and royalty or profit-sharing income from such licensees.

    - MARKET GENOMIC DATABASE PRODUCTS UNDER NON-EXCLUSIVE LICENSE. The Company plans to market its suite of genomic database products, including its GENE EXPRESS NORMAL and rare EST (rEST) databases, either in a single package or as separate modules, to multiple pharmaceutical company partners. The Company intends to grant non-exclusive licenses independent of, or in conjunction with, strategic alliances. Such licenses would generally provide the Company annual subscription fees, milestone payments and royalties. To date, Gene Logic has granted Japan Tobacco a non-exclusive license to its GENE EXPRESS NORMAL database.

    - RETAIN SIGNIFICANT RIGHTS TO NEW PRODUCT OPPORTUNITIES. Under its strategic alliances, Gene Logic retains certain rights to diagnostic, therapeutic protein and gene therapy applications. In addition, the Company intends to use its databases and technological capabilities to develop products for the evolving fields of differential diagnosis, molecular staging of disease and pharmacogenomic profiling. The Company may pursue these applications independently or in alliances with additional partners.

GENE LOGIC'S ACCELERATED DRUG DISCOVERY SYSTEM

    Gene Logic is employing its proprietary technologies and bioinformatics system for the discovery of drug targets and drug leads and to accelerate the development of drugs. The elements of Gene Logic's ACCELERATED DRUG DISCOVERY system include:

    ANALYSIS OF GENE EXPRESSION AND REGULATION

    READS TECHNOLOGY

    The Company has developed a proprietary, automated technology, known as READS (Restriction Enzyme Analysis of Differentially-expressed Sequences), for capturing and analyzing the overall gene expression profile of a given cell or tissue type to identify drug targets. The Company has an exclusive license from Yale University to patent applications covering the READS technology. The Company has received notices of allowance for two patent applications, covering the key aspects of the READS technology, from the United States Patent and Trademark Office (the "USPTO"). Using READS, Gene Logic rapidly generates a gene expression profile, or Molecular Topography, representing a quantitative snapshot of the levels of expression of essentially all the genes in a tissue sample. The Company compares normal and diseased tissues through a series of Molecular Topography snapshots, a "molecular movie," to identify the changes in gene expression patterns that occur as the disease develops and progresses and to determine which genes are associated with the disease. The READS technology is accurate and highly sensitive, capable of detecting essentially all mRNA transcripts including rarely expressed genes, at the level of approximately one mRNA copy per cell. By employing its READS technology in conjunction with its proprietary bioinformatics system, the Company can then prioritize the proteins encoded by these disease-associated genes as potential drug targets.

    The READS process begins with the procurement of a relevant cell or tissue sample, extraction of its total RNA content and preparation of complementary DNA ("cDNA") using standard techniques. By applying proprietary tagging and enzyme cleavage procedures to the cDNA pool, the Company generates a unique set of identifiable signature fragments (3' ESTs) for each mRNA species present in the cell. The fragments are separated by size using gel-based, automated separation techniques and quantified using proprietary image analysis software. The quantity of each signature fragment correlates directly with the expression levels of the corresponding gene. The Company uses its bioinformatics system to compile these data into a Molecular Topography snapshot which represents the levels of expression of genes active in the sample. This process typically takes two days and is tracked by the Company's laboratory information management system, which captures both process and quality control data.

    The READS technology has been highly automated through the use of commercially available robotic liquid handling stations, thermocyclers and fragment separation instruments. A single production unit may be utilized for two shifts per day and is capable of generating approximately 1,000 Molecular Topography snapshots per year. Gene Logic has installed its first production unit and has scaled up operations to two shifts per day. The Company expects to install a second production unit during 1998. There can be no assurance, however, that the Company will be able to increase its capacity as expected or to realize the cost efficiencies of scale it anticipates.

    MUST TECHNOLOGY

    Gene Logic's proprietary MuST (Multiplex Selection of Transcription Factors) technology enables the Company to identify the nucleotide sequences of the transcription factor binding sites through which the expression of genes is regulated. The Company believes that the information generated by MuST, in combination with the information on gene expression levels generated by its READS technology, will enable the Company to assign genes to functional pathways based on the observation that genes in such pathways share common regulatory mechanisms and are coordinately expressed. The Company has an exclusive license from Yale University to patent applications covering the MuST technology and has received a notice of allowance for the original patent application, covering the key aspects of the MuST technology, from the USPTO.

    The MuST process starts with the extraction of nuclear proteins in the cell or tissue sample. Proteins within this extract which exhibit sequence-specific DNA binding properties are bound to a set of DNA probes and separated from all unbound probes using electrophoretic separation techniques. After purification and amplification, the binding sites are sequenced and entered into a database. The result is a library of sequences which represent the binding sites for the gene regulatory proteins contained in the original nuclear extract. The entire process is tracked by the Company's laboratory information management system, which captures both process and quality control data.

    The Company has established the technical resources to construct a library of transcription factor binding sequences for any given cell type in a period of four weeks and has begun to process samples in order to expand the database. Over 50% of the transcription factor binding sequences Gene Logic has identified to date in a variety of different human cell types are not included in public domain databases.

    GENE LOGIC'S BIOINFORMATICS SYSTEM

    The Company has designed and is continuing to develop a bioinformatics system to manage and analyze the information it generates and to interface with its databases, its partners' databases and databases in the public domain. This system enables the functional integration of Gene Logic's genomic data content with other proprietary or public genomic databases, protein databases and strategic partners' chemical, screening and assay databases. Gene Logic's bioinformatics system provides the analytical tools necessary to enable the Company to discover and prioritize targets for drug discovery. Moreover, the provision of Gene Logic's proprietary genomic data in conjunction with its integrated bioinformatics system may enable the Company to introduce that system into strategic partners' drug discovery process in a customized, expandable format that is compatible with partners' current database architectures.

    DATABASE INTEGRATION TOOLS

    The Company's bioinformatics system was developed using scientific data management tools based on the Object Protocol Model ("OPM"). These tools provide support for the rapid development of relational databases, the integration of relational and flat file databases and for cross-database queries. The Company's bioinformatics system works through customized and configurable Web interfaces, regardless of the structure of the underlying databases and without having to redevelop each database. The Company's bioinformatics system enables the integration of Gene Logic's information content into the data management systems of its strategic partners, and the Company believes that the system will also enhance the value of such partners' existing databases by establishing interconnectivity of heterogeneous data sources.

    GENOMIC DATA ANALYTICAL TOOLS

    The Company's bioinformatics system includes tools for the analysis of data generated by READS and MuST for both normal and diseased cell and tissue types. Gene expression data are analyzed using the Company's proprietary Molecular Topography data tool. The tool allows intuitive "point and click" navigation among the expressed genes and is also an analytical tool. The system can identify genes as known (represented in the Company's databases of indexed 3' ESTs and full-length sequences) or unknown, and provides a wide variety of statistical analyses of expression levels and correlations both within and across cell, tissue and disease types.

    Underlying the Molecular Topography tool is the quEST software developed by the Company. quEST includes a reference set of indexed, human 3' ESTs, representing the Company's universe of known genes. The Company processes these ESTs to eliminate artifacts and redundancies which are commonly found in the public data. The quEST tool also includes a searching and matching algorithm which allows 3' EST signature fragments from READS to be correlated with known genes. The Company routinely sequences signature fragments which are not in its databases as they are identified by READS and is capable of sequencing over 1,000 such fragments per week. Once the sequence of a gene is captured in the Company's database, a fragment derived from that gene can thereafter be identified in a Molecular Topography without the need for further sequencing.

    Gene Logic has also developed proprietary methods to prioritize the disease-associated genes it discovers as potential drug targets. This prioritization depends upon a number of factors including: (i) a gene's temporal association with the disease process; (ii) the tissue distribution of its expression; (iii) any homology it may have with known target classes, such as membrane receptors, enzymes or signaling proteins; (iv) its involvement in known metabolic or signal transduction pathways; and (v) the feasibility of developing a screening assay.

    THE FLOW-THRU CHIP

    Gene Logic is developing its proprietary, reusable Flow-thru Chip for high-throughput analysis of changes in the expression of known genes. The Company believes that the Flow-thru Chip will enable the development of high-throughput screening assays to evaluate the effects of compounds on the expression of disease associated genes identified by READS. This technology represents a new approach to drug discovery and has the potential to accelerate substantially the identification of drug leads. The Company has exclusive licenses to the technology underlying the Flow-thru Chip from the United States Department of Energy and the inventor of the technology.

    In its drug discovery process, Gene Logic will use its READS technology to identify which genes are associated with the disease. Once these genes are known, the Company will design a customized Flow-thru Chip incorporating probes specific to these genes and use the chip to test the effects of compounds in cellular assays. Compounds that have the desired effect on expression of the relevant genes, such as restoring the expression pattern to normal or mimicking the effect of a known therapeutic, may be evaluated as drug leads.

    The substrate of the Flow-thru Chip is a silicon or glass wafer traversed by a grid of micro-channels. The current version of the chip is laid out in a format which is compatible with current high-throughput cellular assay systems. Each well is configured to contain an array of approximately 400 genes identified using the Company's READS technology; the number of genes included in each well is expected to be increased to approximately 1,000 in the second version of the Flow-thru Chip. The Company expects to commence in-house testing during 1998.

    Based on disease-associated genes identified by READS, Gene Logic designs and synthesizes custom oligonucleotide probes and binds them, using a proprietary covalent attachment chemistry, within the micro-channels covering a specific area of the chip. The function of each probe is to bind to its complementary DNA or RNA in the sample being analyzed. The nucleic acid is isolated from such a sample and fluorescently labeled by one of several standard biochemical methods. The test sample is then flowed through the substrate of the Flow-thru Chip where each attached probe captures, or hybridizes to, any labeled nucleic acid present in the sample which is complementary to that probe. When imaged using the Company's signal detection system, the hybridized test sample generates a fluorescent signal which can be correlated with the expression in the original sample of the gene captured by the probe because the sequence and position of each complementary DNA probe on the Flow-thru Chip is known. The level of signal is readily quantifiable and reflects the degree to which the gene is expressed in the sample.

                               FLOW-THRU CHIP-TM-

    [graphical depiction of cross-sections of Flow-thru Chip]

    Cut-away of a micro-channel containing covalently-linked oligonucleotide probes.

    Area of chip containing probes for a single gene.

    Portion of one cm2 chip with 400 sites each containing probes for individual genes.

    Each high-throughput screening assay comprises 96 wells, each containing the full 400 gene set.

    The Company believes that several features make the Flow-thru Chip well suited for monitoring the expression of known genes in high-throughput cellular assays:

    - SENSITIVITY. Because of the greater surface area available for attachment of the oligonucleotide probes, the Company believes the Flow-thru Chip will be sensitive enough to monitor changes in expression of low-abundance transcripts.

    - SPEED. The existence of the micro-channels accelerates the hybridization reaction, reducing the time required for each assay. In addition, because the walls of the micro-channels focus the fluorescent signal, the Company is able to use a commercially available digital signal detection system which provides an immediate read-out.

    - COST. As a result of the proprietary covalent chemistry through which the oligonucleotide probes are attached within the micro-channels, each Flow-thru Chip can be used multiple times. Following each assay the chip is washed to remove the hybridized material and is then ready for reuse. The Company believes the reusability of the Flow-thru Chip will make it suitable for use in high- throughput screening applications.

    In addition to its use as part of the Company's drug lead discovery programs, the Flow-thru Chip will also serve as a platform for the screening of lead compounds against the data in the Toxicology EXPRESS and Pharmacology EXPRESS databases being developed by the Company. Gene Logic will design Flow-thru Chips using oligonucleotide probes representative of the genes that comprise patterns of gene expression which typify known classes of toxic or pharmacological effects identified using READS. The Company may sell Flow-thru Chips to its strategic partners in conjunction with subscriptions to the Toxicology EXPRESS or Pharmacology EXPRESS databases or provide screening services in conjunction with an alliance.

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    The Company has established relationships with several third parties for manufacture of the chip substrates and oligonucleotide probes which constitute its Flow-thru Chip arrays and for the robotic and signal detection systems associated with running high-throughput screening assays using the chips. There can be no assurance, however, that the Company will be able to maintain such relationships on terms acceptable to the Company.

    There can be no assurance that further development and scale-up of the Flow-thru Chip will be successful or that the Company will be successful in marketing the Flow-thru Chip to strategic partners or others.

GENE LOGIC PROGRAMS AND PRODUCTS

    DRUG TARGET AND LEAD DISCOVERY PROGRAMS

    The ACCELERATED DRUG DISCOVERY system is applicable to a broad range of diseases. As part of its business strategy, Gene Logic focuses on large medical markets that are poorly served by current drug treatments and intends to establish strategic alliances in specific disease areas with pharmaceutical companies for drug target and drug lead discovery programs. To date, the Company has established two strategic alliances in the fields of heart failure and renal disease. Gene Logic has established independent discovery programs to identify drug targets for certain diseases of the central nervous system, osteoporosis and prostate cancer. Gene Logic also intends to obtain access to compound libraries from combinatorial chemistry and pharmaceutical companies for screening using its Flow-thru Chip.

    Gene Logic has collaborations with academic institutions and commercial organizations for access to relevant normal and diseased human tissues and cell types and animal disease models. The Company uses these tissues for analysis of gene expression and gene regulation and to build its genomic databases. Under the terms of these agreements, the Company generally retains all commercial rights to gene discoveries made through the use of cells and tissues provided by its collaborators.

    HEART FAILURE

    An estimated 4.8 million Americans suffer from heart failure. Heart failure refers to a progressive reduction in the ability of the ventricles of the heart to pump an adequate volume of blood. Although many causes for heart failure have been identified, common to all is loss of the normal ability of the cells comprising heart muscle to respond to stress. Normally, muscle becomes stronger with exercise; in heart failure, increasing load on the heart muscle weakens rather than strengthens the muscle. Better knowledge of altered patterns of gene expression in the heart muscle cells as the disease progresses may offer insight into the disease mechanism.

    In May 1997, Gene Logic entered into a 4 1/2-year strategic alliance with Procter & Gamble for the discovery of drug targets for heart failure. In connection with this alliance, the Company has obtained access to muscle tissue from normal and failing human hearts through several heart transplant programs. Pursuant to the alliance research program, Gene Logic is using READS to identify changes in the expression of genes which underlie the pathological process to prioritize targets for the development of innovative drugs and prognostic indicators. The Company has processed samples and generated Molecular Topography snapshots for samples received to date from Procter & Gamble and is providing Procter & Gamble with on-line access to such results. See "--Strategic Alliances--Procter & Gamble Pharmaceuticals, Inc."

    RENAL DISEASE

    Approximately 200,000 Americans suffer from end-stage renal disease. The management of chronic renal failure consumes a significant portion of the health care budget in the United States. The major causes of renal failure are glomerulonephritis, diabetes mellitus and hypertension.

    In September 1997, the Company entered into a five-year strategic alliance with Japan Tobacco for the discovery of drug targets and drug leads for renal disease. As part of the alliance, the Company granted Japan Tobacco a non-exclusive license to the GENE EXPRESS NORMAL database and Gene Logic may also use its Flow-thru Chip technology for screening for drug leads in renal disease. Pursuant to the alliance, Gene Logic is establishing collaborations for access to a broad range of human tissues and animal disease models relevant to renal disease. The Company is using its ACCELERATED DRUG DISCOVERY system to identify drug targets and leads for the development of novel therapeutics and diagnostic and molecular staging products for renal disease. See "--Strategic Alliances--Japan Tobacco Inc."

    DISEASES OF THE CENTRAL NERVOUS SYSTEM

    Gene Logic is employing its ACCELERATED DRUG DISCOVERY system to identify drug targets for schizophrenia, affective disorders and Alzheimer's disease.

    SCHIZOPHRENIA. Schizophrenia is a severe mental disorder affecting approximately one percent of the worldwide population. Current treatments for schizophrenia are inadequate because a significant percentage of schizophrenics are resistant to all treatments and others respond only partially to drug therapy and remain too affected to work or lead normal lives. The underlying chemical alterations in the brain which cause schizophrenia are not well understood.

    Gene Logic is analyzing the patterns of gene expression in brain cells from schizophrenics and animal treatment models to identify novel drug targets. Gene Logic has entered into a collaboration with Johns Hopkins University School of Medicine for access to POST MORTEM tissue samples from brains of schizophrenics. These samples were obtained from both drug-treated and untreated individuals shortly after death. The Company has also begun evaluating the effects of established and experimental anti-psychotic drugs on gene expression in the brain in animal models.

    AFFECTIVE DISORDERS. There are two broad categories of affective disorders: unipolar affective disorder, or depression, which affects an estimated 15 million Americans, and bipolar affective disorder, also known as manic-depression, which affects an estimated two million people in the United States. Although drug therapies exist for these disorders, pharmaceutical companies are attempting to develop new products having a more rapid onset of action and efficacy in a higher percentage of patients.

    The Company is using READS to discover new antidepressant drug targets based on changes in the patterns of gene expression in brain cells from patients with affective disorders. The Company has entered into a collaboration with Johns Hopkins University School of Medicine for access to POST MORTEM samples from specific regions of the brains of both drug-treated and untreated manic-depressives.

    ALZHEIMER'S DISEASE. Between three and four million Americans suffer from disabling age-related dementia, or Alzheimer's disease. The primary therapeutic goal is postponement of the onset of disease in predisposed individuals and slowing of disease progression.

    Gene Logic has entered into a collaboration with Molecular Geriatrics Corporation for access to micro-dissected samples of relevant regions of human brain from patients with Alzheimer's disease ranging from early stage through advanced degeneration. The samples have been characterized using proprietary monoclonal antibodies to reveal cells affected at the onset of the disease. The Company has exclusive rights to any genes useful in the development of therapeutic products which are identified through the collaboration. The Company may pursue such rights independently or in alliance with a strategic partner. Molecular Geriatrics Corporation retains rights to develop diagnostic products.

    OSTEOPOROSIS

    Osteoporosis is a condition characterised by low bone mass and susceptibility to fracture. Osteoporosis affects over 20 million American women, a number which continues to grow as the average age of the population increases. Loss of bone mass in postmenopausal women can be substantially retarded or prevented by hormone replacement therapy. However, there is no available treatment that significantly restores bone mass that has already been lost. Because effective prevention requires early diagnosis, there is also a large and immediate market for more sensitive diagnostics.

    Gene Logic has commenced its discovery program in osteoporosis with the Center for Clinical and Basic Research and Johns Hopkins University School of Medicine providing normal and osteoporotic bone samples. The Company intends to develop drug targets identified through these programs independently or in alliance with a strategic partner.

    PROSTATE CANCER

    Prostate cancer is the most commonly diagnosed cancer in American men with 317,000 new cases reported in 1996 and is the second leading cause of all male cancer deaths in the United States.

    Gene Logic has established a collaboration for access to staged and characterized prostate cancer tissue samples, together with related clinical treatment and outcomes data, with Baylor College of Medicine. In this program, the Company is focusing on the identification of targets for the development of novel therapeutics and diagnostic products. Gene Logic may develop these independently or in alliance with strategic partners.

    GENOMIC DATABASE PRODUCTS

    Complementary to its disease-specific target discovery programs, the Company is developing a suite of genomic database products designed to accelerate the process of target identification and prioritization, the discovery of lead compounds and the preclinical and clinical development of drugs. Gene Logic intends to market its suite of genomic database products, in a single package or as separate modules, to multiple partners on a non-exclusive basis both independent of and in conjunction with drug target and drug lead discovery alliances. The Company expects to receive annual database access subscription fees, milestone payments based on utilization of the data in licensees' drug and diagnostic discovery programs and royalties on net sales of resulting products.

    GENE EXPRESS NORMAL DATABASE

    The GENE EXPRESS NORMAL database is a reference set of gene expression profiles for a wide variety of normal human tissues, which enables the Company and its partners to determine rapidly the expression level of genes in normal tissues. The database will also contain gene expression profiles for normal tissues in rat and mouse, the experimental animals most commonly used by the pharmaceutical industry. This information facilitates the prioritization of drug targets. The database uses the Company's bioinformatics system to correlate specific gene sequences to their expression levels and to interface with other public or private sequence databases to which the licensee may have access. The Company has granted the first non-exclusive license to the GENE EXPRESS NORMAL database to Japan Tobacco.

    RARE EST (REST) DATABASE

    Approximately 80% of all human genes are rarely expressed (at the level of fewer than five mRNA copies per cell), and fewer than an estimated 50% of such genes are available in existing human EST databases. However, these low-abundance, tissue-specific gene transcripts are those that the Company believes will be most promising as drug targets. Gene Logic uses its READS technology on tissue samples to identify rarely expressed genes. Unlike traditional EST sequencing methods, Gene Logic's process is directed (non-random) and has a low level of redundancy. The Company is developing a database of rare ESTs, with the potential to provide promising drug targets not available through other sources of sequence data. The Company anticipates that the rEST database will be commercially available in 1998, but there can be no assurance that it will be available by such date, or at all.

    THE ANNOTATED GENOME (TAG) DATABASE

    The Human Genome Project is forecast to complete the sequencing of the entire genome by the year 2005. Using expression data derived from the GENE EXPRESS NORMAL database and the transcription factor binding site sequence information generated by the Company's MuST technology, Gene Logic intends to create a database, the TAG database, of human genomic sequence information derived from the Human Genome Project annotated with expression levels, tissue distribution of expression and gene regulatory mechanisms. The Company believes the analysis of this database will enable genes to be placed in their functional pathways based upon coordinate expression and shared transcriptional control elements, thereby allowing the selection and prioritization of appropriate drug targets at multiple points along disease-associated pathways. The development of the TAG database is at an early stage and Gene Logic expects that it will accelerate as more human genomic sequence data becomes available.

    PHARMACOLOGY EXPRESS DATABASE

    The Company is using its READS technology to build a database of profiles of gene expression that characterize the pharmacological effects in relevant target organs of compounds of known therapeutic benefit. These patterns can be used as references for the screening of new lead compounds in order to predict therapeutic efficacy at the preclinical development stage. The Company believes that this technology may substantially reduce the risks associated with clinical development of new drugs and provide a rapid filter for the selection and prioritization of lead compounds. In conjunction with its Pharmacology EXPRESS database, Gene Logic plans to use its Flow-thru Chip for the screening of lead compounds against the database. The construction of the Pharmacology EXPRESS database is at an early stage. The Company anticipates that such database will be commercially available in 1998, but there can be no assurance that it will be available by such date, or at all.

    TOXICOLOGY EXPRESS DATABASE

    Gene Logic intends to use its READS technology to build a database of the changes in gene expression that typify known toxicological effects of compounds in the target organs subject to such effects. Patterns may be identified by comparing gene expression in normal tissues to gene expression in similar tissues exposed to known toxic substances. These patterns can be used as references for the screening of new lead compounds for common classes of toxicological effects in order to minimize the use of traditional animal toxicology screening, which is both time-consuming and expensive. In conjunction with the Toxicology EXPRESS database, Gene Logic plans to use its Flow-thru Chip for the screening of lead compounds against the database. The Company believes that screening against the Toxicology EXPRESS database will provide a filter for the prioritization of lead compounds and will accelerate the selection of those to be taken forward through full toxicological studies in animals and those to be abandoned. The construction of the Toxicology EXPRESS database is at an early stage. The Company anticipates that such database will be commercially available in 1998, but there can be no assurance that it will be available by such date, or at all.

    The statements made in this Prospectus regarding anticipated dates for commercial availability of certain of its products are forward-looking statements, and the actual dates of commercialization could differ materially from those projected as a result of a variety of factors, including progress of the Company's technologies, changes in the Company's business priorities and other factors discussed in "Risk Factors." There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development and commercialization of products or that the Company's products will address the requirements of the market or achieve market acceptance.

    NEW PRODUCT OPPORTUNITIES

    Gene Logic intends to pursue commercial opportunities for diagnostic applications of its discoveries, including molecular staging of disease, differential diagnosis and pharmacogenomic profiling. The Company believes that management of common diseases in the future will include gene expression-based diagnostics to monitor the molecular evolution of the disease. Gene expression analysis may enable differentiation among diseases which share clinical symptoms but which differ at the level of molecular mechanism. Gene Logic believes that pharmacogenomic profiling, using gene expression-based assays to predict an individual's response to specific drugs, may be especially valuable in new drug development and in modifying drug therapies of known efficacy but which have toxic side effects in certain groups of patients.

STRATEGIC ALLIANCES

    As part of its business strategy, Gene Logic intends to continue to establish strategic alliances for drug target and lead discovery programs in specific disease areas with pharmaceutical companies. Gene Logic may also enter into strategic alliances or joint ventures with additional partners to develop certain diagnostics, therapeutic proteins and gene therapy products for which it has retained rights. The Company's strategic alliances would generally provide for the Company to receive technology license fees, research funding, milestone payments and royalty or profit-sharing income. To date, Gene Logic has entered into a target discovery alliance with Procter & Gamble in the field of heart failure and a target and lead discovery alliance with Japan Tobacco in the field of renal disease.

    Gene Logic's objective is to structure its alliances in a flexible manner. Subject to a commitment by a strategic partner, the Company is able to allocate a variable portion of its production capacity to any individual program. An alliance might embrace a field as restricted as one specific project within a single disease indication or as broad as an entire category of disease involving several indications.

    PROCTER & GAMBLE PHARMACEUTICALS, INC.


    In May 1997, the Company and Procter & Gamble entered into a 4 1/2-year strategic alliance for drug target discovery in heart failure. Payments by Procter & Gamble to the Company in the form of committed technology access fees and research funding will total a minimum of $10.1 million if the research program continues for its full term and the Company performs its research obligations under the agreement. The parties may agree to extend the research program for additional one-year periods. At any time during the first 18 months of the alliance, Procter & Gamble has the right to expand the alliance to include drug target discovery programs in two additional disease indications upon terms, including committed research funding, identical to those covering the initial program in heart failure. Procter & Gamble will be obligated to make additional payments to the Company for the achievement of specified target discovery, product development and associated regulatory milestones. Procter & Gamble will also pay the Company royalties on worldwide net sales of all products that may result from the alliance. Payments for technology access fees and research and development support will be recognized as revenue ratably over the period for which the payments are made. Payments related to the achievement of milestones will be recognized as revenue when the milestones are achieved.


    The agreement provides Procter & Gamble with exclusive, worldwide, royalty-bearing rights to develop and commercialize small molecule therapeutics, therapeutic proteins and diagnostics based on the Company's discoveries in the field of heart failure. Gene Logic has retained all rights to develop and commercialize products discovered pursuant to the alliance outside of the alliance field. Procter & Gamble has agreed to assign to Gene Logic any and all interest it may have in inventions related to the Company's core technologies and to products developed pursuant to the alliance to the extent necessary for Gene Logic to exercise its retained commercial rights.

    Procter & Gamble has the right to terminate the research program with respect to heart failure by giving Gene Logic six months notice at any time after 12 months from the date of commencement of the research program under the agreement and has comparable rights to terminate the research program in the options fields. Accordingly, the minimum duration of any research program is 18 months. If Procter & Gamble terminates the agreement, it may elect to recommence the research program for up to two additional years. Each party also has the right to terminate the agreement upon certain change of control events with respect to the other party. Unless earlier terminated in accordance with its terms, the agreement will remain in effect until the expiration of the last-to-expire obligations of Procter & Gamble to pay royalties under the agreement.

    There can be no assurance that the Company's research pursuant to the agreement will be successful in discovering drug targets related to heart failure or to either of the two option disease fields or that Procter & Gamble will be successful in developing or commercializing any products based upon such discoveries made by the Company. As a result, there can be no assurance that Gene Logic will receive any milestone payments, royalties or other payments contemplated by the agreement.

    JAPAN TOBACCO INC.

    In September 1997, the Company and Japan Tobacco entered into a five-year strategic alliance for drug target and drug lead discovery in renal disease. Payments by Japan Tobacco to the Company in the form of committed technology access fees and research funding total a minimum of $15.0 million if the research program continues for its full term and the Company performs its research obligations under the Agreement. Japan Tobacco may extend the research program for one additional year. At any time during the first two years of the alliance, Japan Tobacco has the right to expand the alliance to include drug target and drug lead discovery programs in two additional disease indications upon terms, including committed research funding, identical to those covering the initial program in renal disease. Japan Tobacco will be obligated to make additional payments to the Company for the achievement of specified target discovery and related product development and associated regulatory milestones. Pursuant to the terms of the agreement, Japan Tobacco would pay a minimum of $12.5 million for each therapeutic product if all milestones are achieved. Japan Tobacco will also pay the Company royalties on worldwide net sales of all products that may result from targets discovered pursuant to the alliance. Payments for technology access fees and research and development support will be recognized as revenue ratably over the period for which the payments are made. Payments related to the achievement of milestones will be recognized as revenue when the milestones are achieved.


    As part of the alliance and during the research term of the alliance agreement, the Company granted Japan Tobacco a non-exclusive license to the GENE EXPRESS NORMAL database, and Gene Logic intends to use its Flow-thru Chip technology for screening for drug leads in renal disease or, if Japan Tobacco has exercised its options to additional disease indications, such other disease indications. In consideration for such license and access, Japan Tobacco has agreed to purchase $3.0 million of Common Stock in a private transaction concurrent with this offering at a price per share equal to the price per share at which Common Stock is sold in this offering. Under the terms of the option, Japan Tobacco will pay Gene Logic chip design fees, screening fees and a minimum of $17.5 million for each therapeutic product based on a lead compound identified through such assays if all milestones are achieved. The agreement also entitles the Company to royalties on net sales of therapeutic products based on lead compounds identified through such assays.

    The agreement provides Japan Tobacco with exclusive, worldwide, royalty-bearing rights to develop and commercialize small molecule therapeutics and therapeutic antibodies and proteins based on the Company's discoveries in the course of the alliance. Gene Logic has retained all rights to develop and commercialize gene therapy and antisense drugs and diagnostic products discovered pursuant to the alliance. Japan Tobacco has agreed to assign to Gene Logic any and all interest it may have in inventions related to the Company's core technologies and to products developed pursuant to the alliance to the extent necessary for Gene Logic to exercise its retained commercial rights.

    Japan Tobacco has the right to terminate the research program with respect to renal disease by giving Gene Logic six months notice at any time after 12 months from the date of commencement of the research program under the agreement and has comparable rights to terminate the research program in the option fields. Accordingly, the minimum duration of any research program is 18 months. Unless earlier terminated in accordance with its terms, the agreement will remain in effect until the expiration of the last-to-expire obligations of Japan Tobacco to pay royalties under the agreement.

    There can be no assurance that the Company's research pursuant to the agreement will be successful in discovering drug targets or drug leads related to renal disease or to either of the two option disease fields or that Japan Tobacco will be successful in developing or commercializing any products based upon such discoveries made by the Company. As a result, there can be no assurance that Gene Logic will receive any milestone payments, royalties or other payments contemplated by the agreement.

INTELLECTUAL PROPERTY

    Gene Logic seeks United States and international patent protection for major components of its technology platform, including elements of its READS, MuST, Flow-thru Chip and bioinformatics technologies; it relies upon trade secret protection for certain of its confidential and proprietary information; and it uses license agreements both to access external technologies and assets and to convey certain intellectual property rights to others. The Company's commercial success will be dependent in part upon its ability to obtain commercially valuable patent claims and to protect its intellectual property portfolio.

    As of October 20, 1997, the Company had exclusive rights to nine United States patent applications, as well as corresponding international and foreign patent applications, relating to its technologies. The Company has received notices of allowance for two United States patent applications covering the key aspects of the READS technology, and notice of allowance for one United States patent application covering the key aspects of the MuST technology. However, no patents have issued to date.

    The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Gene Logic, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the pending patent applications to which the Company has exclusive rights will result in issued patents, that the claims of any patents which are issued will provide meaningful protection, that the Company will develop additional proprietary technologies that are patentable, that any patents licensed or issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology field in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are licensed or issued to the Company, design around the patented technologies licensed to or developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

    The Company is aware of a number of United States patents and patent applications and corresponding foreign patents and patent applications owned by third parties relating to the analysis of gene expression or the manufacture and use of DNA chips. There can be no assurance that these or other technologies will not provide third parties with competitive advantages over the Company and will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain third party patent applications contain broad claims, and it is not possible to determine whether or not such claims will be narrowed during prosecution and/or will be allowed and issued as patents, even if such claims appear to cover the prior art or have other defects. There can be no assurance that an owner or licensee of a patent in the field will not threaten or file an infringement action or that the Company would prevail in any such action. There can be no assurance that the cost of defending an infringement action would not be substantial and would not have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any required licenses would be made available on commercially viable terms, if at all. Failure to obtain any required license could prevent the Company from utilizing or commercializing one or more of its technologies and could have a material adverse effect on the Company's business, financial condition and results of operations.

    In general, the Company intends to apply for patent protection for methods relating to gene expression and to apply for patent protection for the individual disease genes and targets it discovers. Such patents may include claims relating to novel genes and gene fragments and to novel uses for known genes or gene fragments identified through its discovery programs. There can be no assurance that the Company will be able to obtain meaningful patent protection for its discoveries; even if patents are issued, the scope of the coverage or protection afforded thereby is uncertain. Failure to secure such meaningful patent protection could have a material adverse effect on the Company's business, financial condition and results of operations.

    Several groups are attempting to identify and patent gene fragments and full-length genes, the functions of which have not been characterized, as well as fully characterized genes. There is substantial uncertainty regarding the possible patent protection for gene fragments or genes without known function or correlation with specific diseases. To the extent any patents issue to other parties on such partial or full-length genes, the risk increases that the potential products and processes of the Company or its strategic partners may give rise to claims of patent infringement. The public availability of partial or full sequence information or the existence of patent applications related thereto, even if not accompanied by relevant function or disease association, prior to the time the Company applies for patent protection on a corresponding gene could adversely affect the Company's ability to obtain patent protection with respect to such gene or to the related expression patterns. Furthermore, others may have filed, and in the future are likely to file, patent applications covering genes or gene products that are similar, or identical to, any for which the Company may seek patent protection. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. The Company believes that there is likely to be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources and have a material adverse effect on the Company's business, financial condition and results of operations.

    Enactment of legislation implementing the General Agreement on Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate 20 years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a 20-year term from the effective date of filing may result in a substantially shortened period of patent protection which may adversely affect the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its strategic partners are based on the existence of a valid patent covering the product subject to the royalty obligation.

    With respect to proprietary know-how that is not patentable and for processes for which patents are difficult to enforce, the Company has chosen to rely on trade secret protection and confidentiality agreements to protect its interests. The Company believes that several elements of its ACCELERATED DRUG DISCOVERY system involve proprietary know-how, technology or data which are not covered by patents or patent applications. In addition, the Company has developed a proprietary index of gene and gene fragment sequences which it updates on an ongoing basis. Some of these data will be the subject of patent applications whereas other data will be maintained as proprietary trade secret information. The Company has taken security measures to protect its proprietary know-how and technologies and confidential data and continues to explore further methods of protection. While Gene Logic requires all employees, consultants and collaborators to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, or that the Company can meaningfully protect its trade secrets. In the case of a strategic partnership or other collaborative arrangement which requires the sharing of data, the Company's policy is to make available to its partner only such data as are relevant to the partnership or arrangement, under controlled circumstances, and only during the contractual term of the strategic partnership or collaborative arrangement, and subject to a duty of confidentiality on the part of its partner or collaborator. There can be no assurance, however, that such measures will adequately protect the Company's data. Any material leak of confidential data into the public domain or to third parties may have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is a party to various license agreements which give it rights to use certain technologies and biological materials in its research and development processes. There can be no assurance that the Company will be able to maintain such rights on commercially reasonable terms, if at all. Failure by the Company to maintain such rights could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    Competition among entities attempting to identify the genes associated with specific diseases and to develop products based on such discoveries is intense. Gene Logic faces, and will continue to face, competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government agencies, both in the United States and abroad. Several entities are attempting to identify and patent randomly sequenced genes and gene fragments, while others are pursuing a gene identification, characterization and product development strategy based on positional cloning. The Company is aware that certain entities are utilizing a variety of different gene expression analysis methodologies, including the use of chip-based systems, to attempt to identify disease-related genes. In addition, numerous pharmaceutical companies are developing genomic research programs, either alone or in partnership with the Company's competitors. Competition among such entities is intense and is expected to increase. In order to compete against existing and future technologies, the Company will need to demonstrate to potential customers that its technologies and capabilities are superior to competing technologies.

    Many of the Company's competitors have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than the Company. These competitors may discover, characterize or develop important genes, drug targets or drug leads, drug discovery technologies or drugs in advance of Gene Logic or which are more effective than those developed by Gene Logic or its strategic partners, or may obtain regulatory approvals of their drugs more rapidly than the Company and its strategic partners, any of which could have a material adverse affect on any similar Gene Logic program. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its strategic partners' ability to use the Company's drug discovery technologies or commercialize therapeutic or diagnostic products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also faces competition from these and other entities in gaining access to cells, tissues and nucleic acid samples used in its discovery programs.

    The Company will rely on its strategic partners for support of certain of its discovery programs and intends to rely on its strategic partners for preclinical and clinical development of related potential products and the manufacturing and marketing of such products. Each of the Company's strategic partners is conducting multiple product development efforts within each disease area which is the subject of its strategic alliance with Gene Logic. Generally, the Company's strategic alliance agreements do not preclude the strategic partner from pursuing development efforts utilizing approaches distinct from that which is the subject of the alliance. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic partner.

    Future competition will come from existing competitors as well as other companies seeking to develop new technologies for drug discovery based on gene sequencing, target gene identification, bioinformatics and related technologies. In addition, certain pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet such needs. Genomic technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its maintaining a competitive position in the genomics field. Rapid technological development by the Company or others may result in products or technologies becoming obsolete before the Company recovers the expenses it incurs in connection with their development. Products offered by the Company could be made obsolete by less expensive or more effective drug target and drug lead technologies, including technologies which may be unrelated to genomics. There can be no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with newly emerging technologies.

GOVERNMENT REGULATION

    The Company does not plan to conduct clinical trials in humans or commercialize therapeutic products discovered as a result of its genes, drug target and drug lead discovery programs but intends to rely on its strategic partners to conduct such activities. Prior to marketing, any new drug developed by the Company's strategic partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in FDA policies for drug approval during the period of product development and FDA regulatory review of each submitted NDA in the case of new pharmaceutical agents, or PLA or BLA in the case of biological therapeutics. Similar delays may also be encountered in the regulatory approval of any diagnostic product, where such approval is required, and in obtaining regulatory approval in foreign countries. Delays in obtaining regulatory approvals could adversely affect the marketing of any drugs developed by the Company or its strategic partners, impose costly procedures upon the Company's and its partners' activities, diminish any competitive advantages that the Company or its partners may attain and adversely affect the Company's receipt of royalties. There can be no assurance that regulatory approval will be obtained for any drugs or diagnostic products developed by the Company or its strategic partners. Furthermore, regulatory approval may entail limitations on the indicated uses of a drug. Because certain of the products likely to result from the Company's disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products based upon more conventional technologies.

    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market, and could have adverse effects on the Company's business, financial conditions and results of operations. Violations of regulatory requirements at any stage during the regulatory process, including preclinical studies and clinical trials, the approval process, post-approval or in good manufacturing practices manufacturing requirements, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA, PLA or BLA holder. No IND has been submitted for any product candidate resulting from the Company's discovery programs, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely on its strategic partners to file INDs and generally direct the regulatory approval process. There can be no assurance that the Company's strategic partners will be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or diagnostic products developed through the Company's research or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's research and development activities involve the controlled use of certain biological and other hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any liability could exceed the resources of the Company. Other than such laws and regulations governing the generation, use and disposal of hazardous materials and wastes, and limiting workplace exposures to such materials, the Company does not believe its current and proposed activities are subject to any specific government regulation other than regulations affecting the operations of companies generally.

SCIENTIFIC ADVISERS

    The Company has established a select group of scientists and physicians to advise it on scientific and technical matters in areas of the Company's business. The scientific advisers are compensated by retainer and on a time and expenses basis, and certain of them have received shares of Common Stock of the Company. The Company has entered into consulting agreements with a number of the scientific advisers.

    None of the scientific advisers is employed by the Company, and they may have other commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to the Company. Accordingly, such persons are expected to devote only a limited portion of their time to the Company. The Company's scientific advisers include:

    KENNETH L. BEATTIE, PH.D., Senior Research Staff Member, Oak Ridge National Laboratory. Dr. Beattie, the inventor of the Flow-thru Chip, is an exclusive consultant to the Company in its program for the development of analytical microsystems for gene expression profiling. He is an inventor of several key patents in the area of DNA probe and sequencing technologies and genome mapping. Dr. Beattie holds a Ph.D. from the University of Tennessee.

    RONALD FALK, M.D., Professor of Medicine and Chief, Division of Nephrology, University of North Carolina. Dr. Falk consults with the Company in the field of kidney disease. He is co-director of the Glomerular Disease Collaboration Network. Dr. Falk holds a M.D. from the University of North Carolina.

    J. CHARLES JENNETTE, M.D., Professor of Medicine, Pathology and Laboratory Medicine, University of North Carolina. Dr. Jennette consults with the Company in the field of kidney disease. He is Director of the Nephropathology Laboratory at the University of North Carolina, Jennette holds a M.D. from the University of North Carolina.

    AARON KLUG, PH.D., Director, MRC Laboratory of Molecular Biology, University of Cambridge, England and Fellow of Peterhouse College. Professor Klug, a scientific founder of the Company, has been widely recognized for his contributions to modern molecular biology. He was elected a fellow of the Royal

Society in 1969, received the Nobel Prize for Chemistry in 1982 and the Copley Medal of the Royal Society in 1985 and was knighted in 1988.

    RONALD A. MORTON, JR., M.D., Assistant Professor in Urology, Baylor College of Medicine. Dr. Morton is Director of Laboratories at the Baylor Prostate Center, one of three National Cancer Institute prostate cancer SPORE (Specialized Programs of Research Excellence) centers, and is responsible for developing and expanding its extensive library of normal and malignant human prostate tissues. He is an exclusive consultant to Gene Logic in the field of gene discovery in prostate cancer. Dr. Morton holds a M.D. from Johns Hopkins University School of Medicine. He is an American Foundation for Urologic Disease Research Scholar.

    JAY R. SHAPIRO, M.D., Professor, Division of Geriatric Medicine, Johns Hopkins University School of Medicine. Dr. Shapiro is an expert in human bone diseases and an exclusive consultant to the Company in the field of osteoporosis. He holds a M.D. from Boston University School of Medicine.

    SHERMAN M. WEISSMAN, M.D., Sterling Professor of Genetics and Medicine, Yale University School of Medicine. Dr. Weissman, the inventor of the READS and MuST technologies, is a scientific founder of and a key adviser to the Company. Dr. Weissman graduated with advanced degrees in mathematics from the University of Chicago and a M.D. from Harvard Medical School. He is a member of the National Academy of Sciences, a fellow of the American Association for the Advancement of Science and sits on the editorial board of the PROCEEDINGS OF THE NATIONAL ACADEMY OF SCIENCES and other eminent journals.

    ROBERT H. YOLKEN, M.D., Professor of Pediatrics and Director, The Stanley Laboratory for the Study of Schizophrenia and Bipolar Disorder, Johns Hopkins University School of Medicine. Dr. Yolken consults with the Company in the fields of gene target discovery in schizophrenia and affective disorders. Dr. Yolken holds a M.D. from Harvard University.

EMPLOYEES

    As of September 30, 1997, the Company had a total of 57 employees, 18 of whom hold M.D., Ph.D or D.Sc. degrees and ten of whom hold other advanced degrees, and one part-time employee. Of these, 46 were engaged in research and development and 11 were engaged in business development, finance and general administration. The Company's future success depends in significant part upon the continued service of its key scientific, technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

    The Company's facilities are located in Columbia, Maryland. The Company leases approximately 21,000 square feet of laboratory and office space. These facilities are leased through February 28, 1998. The Company recently entered into a ten-year lease for approximately 50,000 square feet of laboratory and office space in Gaithersburg, Maryland and plans to relocate its operations to such facility in January 1998. The Company believes that, upon such relocation, the Company's facilities will be adequate for its current and projected needs and that additional space will be available as needed. The Company has leased approximately 5,000 square feet of office space in Berkeley, California.

LEGAL PROCEEDINGS

    Gene Logic is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth certain information regarding the Company's directors, executive officers and key employees as of September 30, 1997:

                        NAME                               AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Alan G. Walton, Ph.D., D.Sc. (1).....................          61   Chairman of the Board of Directors

Michael J. Brennan, M.D., Ph.D. .....................          40   President, Chief Executive Officer and Director

Keith O. Elliston, Ph.D. ............................          36   Senior Vice President and Chief Scientific Officer

Mark D. Gessler......................................          36   Senior Vice President, Corporate Development and
                                                                    Chief Financial Officer

Eric M. Eastman, Ph.D. ..............................          45   Vice President, Technology Management

Gregory G. Lennon, Ph.D. ............................          40   Vice President, Genomics Research

Victor M. Markowitz, D.Sc. ..........................          44   Vice President, Bioinformatics Systems

Daniel R. Passeri, J.D. .............................          36   Vice President, Business Development and Intellectual
                                                                    Property

Jules Blake, Ph.D. (1)(2)............................          73   Director

Charles L. Dimmler III (1)(2)........................          55   Director

G. Anthony Gorry, Ph.D. .............................          56   Director

Jeffrey D. Sollender.................................          37   Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    ALAN G. WALTON, PH.D., D.SC. has served as Chairman of the Board of Directors of the Company since its inception in September 1994. He has been a General Partner of Oxford Bioscience Partners, a private equity investment firm, since 1991 and a member of the Board of Directors of Collaborative Clinical Research since 1994. In 1981, Dr. Walton co-founded University Genetics Co., a public corporation specializing in technology transfer from academic institutions to industry and in the seed financing of high-technology start-ups, and served as President and Chief Executive Officer until 1987. He has lectured extensively at various universities, including Harvard Medical School, Indiana University and Case Western Reserve University where he was Professor of Macromolecular Science and Director of the Laboratory for Biological Macromolecules. Dr. Walton received a Ph.D. in chemistry and a D.Sc. in biological chemistry from Nottingham University, England.

    MICHAEL J. BRENNAN, M.D., PH.D. has served as President, Chief Executive Officer and a director of the Company since December 1995. From October 1993 to November 1995, he was Vice President, Business Development for Corange International Limited's worldwide therapeutics business, Boehringer Mannheim Therapeutics. From June 1990 to October 1993, Dr. Brennan was a director and the general manager of Boehringer Mannheim South Africa. Dr. Brennan received a Ph.D. in neurobiology and a M.D. from the University of the Witwatersrand, Johannesburg, South Africa. In 1985, he completed his residency in neurology at Boston City Hospital.

    KEITH O. ELLISTON, PH.D. has served as Senior Vice President and Chief Scientific Officer of the Company since February 1997. From July 1996 to February 1997, Dr. Elliston was Head of Genome Sciences at Bayer Corporation, a pharmaceutical company, and also responsible for establishing and directing its bioinformatics effort worldwide. From 1986 to July 1996, Dr. Elliston was involved in a wide range of genomics and drug discovery programs at Merck & Co., Inc. ("Merck"), a pharmaceutical company. In 1993, he founded the Department of Bioinformatics at Merck. He also co-founded and was the scientific director of the Merck Gene Index project, involving the coordinated efforts of Merck, Washington University, Lawrence Livermore National Laboratory, the University of Pennsylvania and the National Center for Biotechnology Information. Dr. Elliston received his M.S. degree in genetics from the University of Minnesota and a Ph.D. in molecular genetics from Rutgers University. He is an advisory board member of the National Center for Biotechnology Information, National Institutes of Health, and the National Center for Genome Resources, and an Adjunct Professor at Rutgers University.

    MARK D. GESSLER has served as Senior Vice President, Corporate Development and Chief Financial Officer of the Company since June 1996. From February 1993 to June 1996, Mr. Gessler was with GeneMedicine, Inc., a gene therapy company, most recently as Vice President, Corporate Development. From 1988 until January 1993, he was Director of Business Development at BCM Technologies, Inc., the venture and technology subsidiary of Baylor College of Medicine. While in that position, Mr. Gessler co-founded three biotechnology companies and a software company. Mr. Gessler holds a MBA from the University of Tennessee and was an Adjunct Professor of Business Administration at Rice University from 1991 to 1996.

    ERIC M. EASTMAN, PH.D. has served as Vice President, Technology Management of the Company since August 1997. He served as Vice President, Scientific Operations of the Company from September 1996 to August 1997. From June 1993 to September 1996, Dr. Eastman was Director of Gene Expression and Process Research & Development at GeneMedicine, Inc. He was a founder and served as Vice President and Chief Scientific Officer of Lark Sequencing Technologies, Inc., a molecular biology services company, from 1989 to June 1993. Dr. Eastman holds a M.S. from the University of Connecticut and received a M.Phil. degree and a Ph.D. in human genetics and development from Columbia University College of Physicians and Surgeons.

    GREGORY G. LENNON, PH.D. has served as Vice President, Genomics Research since September 1997. Prior to joining Gene Logic, Dr. Lennon was a senior scientist of the Human Genome Center at Lawrence Livermore National Laboratory and manager of the functional genomics research portfolio for the Department of Energy's Joint Genome Institute from October 1991 to August 1997. Dr. Lennon is a founder and the director of the I.M.A.G.E. (Integrated Molecular Analysis of Gene Expression) Consortium funded by the Department of Energy. He was a participant in both the Merck Gene Index project and the National Cancer Institute's Cancer Genome Anatomy Project. Dr. Lennon holds a Ph.D. in genetics from the University of Pennsylvania. He is an adviser to the National Cancer Institute of the National Institutes of Health.

    VICTOR M. MARKOWITZ, D.SC. has served as Vice President, Bioinformatics Systems since September 1997. Prior to joining Gene Logic, Dr. Markowitz was a staff scientist at Lawrence Berkeley National Laboratory from 1987 to August 1997, serving most recently as project leader in the Data Management Research and Development Group. He is the principal architect of the Object Protocol Model (OPM) software. Dr. Markowitz received his M.Sc. and D.Sc. in computer science from Technion, the Israel Institute of Technology.

    DANIEL R. PASSERI, J.D. has served as Vice President, Business Development and Intellectual Property of the Company since March 1997. From March 1995 to March 1997, he was Director of Technology Management for the Boehringer Mannheim Group, responsible for the assessment and acquisition or licensing of new biomedical technologies. From January 1992 to February 1995 he was Acting Chief, Cellular Growth and Regulation Branch of the Office of Technology Transfer of the National Institutes of Health and its Senior Licensing Specialist. He served as a Patent Examiner in the biotechnology section of the USPTO. Mr. Passeri holds a M.Sc. in biotechnology from the Imperial College of Science, Technology and Medicine, University of London. He holds a J.D. from George Washington University. He is registered to practice before the USPTO and in the State of Maryland and has been an adjunct professor at George Washington University since 1995.

    JULES BLAKE, PH.D. has served as a director of the Company since its inception. From 1973 until his retirement in 1989, Dr. Blake served as Vice President of Research and Development and Vice President, Corporate Scientific Affairs, for Colgate-Palmolive, Inc., a consumer products company. Dr. Blake was appointed as an Industrial Research Institute Fellow at the United States Office of Science and Technology Policy, Executive Office of the President, where he served until 1991. Dr. Blake serves on the boards of directors of the public companies Martek Biosciences Corporation and ProCyte Corporation. Dr. Blake holds a Ph.D in organic chemistry from the University of Pennsylvania.

    CHARLES L. DIMMLER III has served as a director of the Company since May 1996. Since 1988, Mr. Dimmler has been a General Partner of Hambro International Equity Partners, an equity investment firm, and is currently also the principal investment officer of Cross Atlantic Partners Funds, an equity investment firm, and an operating officer of Hambro Health International, Inc., an affiliate of Hambros Bank Limited, a global merchant bank based in London. Mr. Dimmler serves as a director of SunPharm, Inc., a public company, and various private companies. He holds an honors degree from the University of California at Davis.

    G. ANTHONY GORRY, PH.D. has served as a director of the Company since January 1997. Since April 1992, Dr. Gorry has been Vice President for Information Technology and Professor of Computer Science at Rice University. He is the Chairman and a founder of The Forefront Group, Inc., a public information technology company. From 1975 to April 1992, he served as Vice President for Information Technology and Professor of Medical Informatics and Neuroscience at Baylor College of Medicine, as well as Director of the W. M. Keck Center for Computational Biology and Adjunct Professor of Computer Science at Rice University. Dr. Gorry holds a M.S. in chemical engineering from the University of California at Berkeley and a Ph.D. in computer science from Massachusetts Institute of Technology. He is a fellow of the American College of Medical Informatics and a member of the Institute of Medicine and of the National Academy of Sciences.

    JEFFREY D. SOLLENDER has served as a director of the Company since July 1997. Mr. Sollender is a founder of and adviser to Biotechvest L.P., a venture capital investment firm formed in 1993. From 1994 through December 1995, Mr. Sollender served as an adviser to Forward Ventures, a venture capital investment firm. Mr. Sollender became a venture partner of Forward Ventures in 1996 and a general partner in September 1997. Mr. Sollender co-founded Triangle Pharmaceuticals, Inc., a biopharmaceutical company, in 1995, CombiChem Inc., a combinatorial chemistry company, in 1994 and GenQuest, Inc., a functional genomics company, in 1995. He served as Vice President of Operations and Business Development for CombiChem Inc. and GenQuest, Inc. until January 1995 and February 1996, respectively. Mr. Sollender co-founded AriZeke Pharmaceuticals, an oral drug delivery company, in 1997 and continues to serve as Chairman and Chief Executive Officer of the company. Mr. Sollender received his MBA from the University of Chicago Graduate School of Business.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Compensation Committee consists of Dr. Walton, Dr. Blake and Mr. Dimmler. The Compensation Committee makes recommendations regarding the Company's 1997 Equity Incentive Plan, Non-Employee Directors' Stock Option Plan and Employee Stock Purchase Plan and determines salaries for the executive officers and incentive compensation for employees and consultants of the Company.

    The Audit Committee consists of Dr. Blake and Mr. Dimmler. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

DIRECTOR COMPENSATION

    The Company's non-employee directors who are not affiliated with stockholders of the Company currently receive $6,000 per year for their attendance at Board meetings and all directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee directors receive automatic grants of options under the Company's Non-employee Directors' Stock Option Plan as described below. See "--Equity Incentive Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning compensation paid by, or accrued for services rendered to, the Company during the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer and the two other most highly compensated executive officers who earned in excess of $100,000 in salary and bonus during the fiscal year ended December 31, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                            ANNUAL COMPENSATION           -------------
                                                    ------------------------------------   SECURITIES      ALL OTHER
                                                                  SALARY                   UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                           YEAR        ($)(1)      BONUS ($)    OPTIONS(#)         ($)
--------------------------------------------------  ---------  ------------  -----------  -------------  -------------
Michael J. Brennan, M.D. Ph.D. ...................       1996   $  200,000    $  30,000(2)     245,000            --
  President, Chief Executive Officer and
  Director
Mark D. Gessler...................................       1996       95,363       40,000        25,000             --
  Senior Vice President, Corporate
  Development and Chief Financial
  Officer
Richard E. Kouri, Ph.D. (3).......................       1996      106,875       30,000            --         90,000(4)
  Senior Vice President and Chief
  Technical Officer

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) Includes an amount that was assigned to a corporation of which Dr. Brennan is the sole stockholder.

(3) Dr. Kouri resigned from the Company effective on October 15, 1996.

(4) Represents a $90,000 severance payment to Dr. Kouri in connection with his resignation from the Company.

STOCK OPTION GRANTS

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth, for the fiscal year ended December 31, 1996, certain information regarding options granted to each of the Named Executive
Officers:

                                                           INDIVIDUAL GRANTS
                                       ----------------------------------------------------------     POTENTIAL REALIZABLE
                                                      PERCENTAGE                                        VALUE AT ASSUMED
                                        NUMBER OF      OF TOTAL                                           ANNUAL RATES
                                       SECURITIES       OPTIONS                                          OF STOCK PRICE
                                       UNDERLYING     GRANTED TO                                          APPRECIATION
                                         OPTIONS     EMPLOYEES IN    EXERCISE PRICE                  FOR OPTION TERM ($)(3)
                                         GRANTED        FISCAL          PER SHARE     EXPIRATION   --------------------------
NAME                                       (#)        YEAR (%)(1)        ($)(2)          DATE           5%           10%
-------------------------------------  -----------  ---------------  ---------------  -----------  ------------  ------------
Michael J. Brennan, M.D., Ph.D.......     100,000           20.5%       $    0.01        2/28/06   $  1,790,784  $  2,852,117
                                          145,000           29.8             0.15       12/19/06      2,576,337     4,115,269
Mark D. Gessler......................      25,000            5.1             0.15       12/19/06        444,196       709,529
Richard E. Kouri, Ph.D...............          --             --               --             --             --            --

------------------------

(1) Based on options to purchase 487,000 shares granted to employees in fiscal 1996, including the Named Executive Officers. The options were granted under the Company's 1997 Equity Incentive Plan. Options granted under such plan generally vest monthly over four years. The foregoing options accelerate upon achievement of certain performance-based goals, including vesting of 80% of such options upon completion of this offering and the remaining 20% 180 days thereafter.

(2) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and the assumed initial public offering price of $11.00. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

    The following table sets forth, with respect to each of the Named Executive Officers, information regarding the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1996.

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                                                                              OPTIONS AT              THE MONEY OPTIONS AT
                                                                         FISCAL YEAR-END (#)         FISCAL YEAR-END ($)(1)
                                       SHARES ACQUIRED     VALUE     ----------------------------  --------------------------
NAME                                   ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------------  ---------------  -----------  -------------  -------------  -----------  -------------
Michael J. Brennan, M.D., Ph.D.......       100,000      $  14,000         3,021         141,979    $  32,778    $ 1,540,472
Mark D. Gessler......................            --             --           521          24,479        5,653        265,597
Richard E. Kouri, Ph.D...............            --             --            --              --           --             --

------------------------

(1) Based on the assumed initial public offering price of $11.00 per share, less the exercise price.

EMPLOYMENT AGREEMENTS

    On December 1, 1995, Michael J. Brennan, the President, Chief Executive Officer and a director and stockholder of the Company, entered into an employment agreement with the Company. Dr. Brennan will be paid $200,000 in salary for 1997 under such agreement. The employment agreement has a five-year term and provides, among other things, for the payment to Dr. Brennan of annual bonuses and the acceleration of certain unvested options upon achievement of certain performance-based goals, including vesting of 80% of such options upon completion of this offering and the remaining 20% 180 days thereafter. Of Dr. Brennan's total outstanding options to purchase 538,962 shares, options to purchase

131,000 shares will be exercisable upon completion of this offering. The employment agreement also provides that Dr. Brennan will be offered the opportunity to participate in any future equity financings on a pro rata basis, provided that such right terminates upon the closing of this offering. Dr. Brennan and the Company have also entered into an Equity Adjustment Agreement whereby the Company agreed to pay Dr. Brennan a cash bonus upon the occurrence of a change in control of the Company. The Equity Adjustment Agreement terminates upon the closing of this offering.

    On May 16, 1996, Mark D. Gessler, the Senior Vice President, Corporate Development and Chief Financial Officer of the Company and a stockholder of the Company, entered into an employment agreement with the Company. The employment agreement has a four-year term and provides, among other things, for the payment to Mr. Gessler of annual bonuses and the acceleration of certain unvested options upon achievement of certain performance-based goals, including vesting of 80% of such options upon completion of this offering and the remaining 20% 180 days thereafter. Of Mr. Gessler's total outstanding options to purchase 346,981 shares, options to purchase 140,000 shares will be exercisable upon completion of this offering. Mr. Gessler will be paid $185,000 in salary for 1997 under such agreement.

EQUITY INCENTIVE PLANS

    1997 EQUITY INCENTIVE PLAN

    The Company adopted its 1996 Stock Plan in January 1996 and amended and restated the 1996 Stock Plan in September 1997 as the 1997 Equity Incentive Plan (the "Stock Plan"). An aggregate of 6,100,000 shares of the Company's Common Stock have been reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants under the Stock Plan. The Stock Plan will terminate in September 2007, unless sooner terminated by the Board.


    The Stock Plan permits the granting of options intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), and options that do not so qualify ("Nonstatutory Stock Options," and, together with Incentive Stock Options, the "Options") to employees (including officers and employee directors) and consultants (including non-employee directors). In addition, the Stock Plan permits the granting of stock appreciation rights (SARs) appurtenant to or independently of Options, as well as stock bonuses and rights to purchase restricted stock (Options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to as "Stock Awards"). No person is eligible to be granted Options and SARs covering more than 700,000 shares of the Company's Common Stock in any 12-month period.


    The Stock Plan is administered by the Board or a committee appointed by the Board. Subject to the limitations set forth in the Stock Plan, the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each Stock Award, to determine whether an Option is to be an Incentive Stock Option or a Nonstatutory Stock Option, to establish vesting schedules, to specify the Option exercise price and the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of Stock Awards.

    The maximum term of Options granted under the Stock Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. Options granted under the Stock Plan generally are non-transferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's Option may be exercised up to 12 months following such disability and up to 18 months following such death.

    The exercise price of Options granted under the Stock Plan is determined by the Board of Directors in accordance with the guidelines set forth in the Stock Plan. The exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of the Common Stock on the date of the grant. The exercise price of a Nonstatutory Stock Option cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Stock Plan vest at the rate specified in the option agreement. The exercise price of Incentive Stock Options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of the Company's capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such Incentive Stock Options cannot exceed five years.

    Any stock bonuses or restricted stock purchase awards granted under the Stock Plan will be in such form and will contain terms and conditions as the Board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the Stock Plan are generally non-transferable.

    Pursuant to the Stock Plan, shares subject to Stock Awards that have expired or otherwise terminated without having been exercised in full again become available for the grant, but shares subject to exercised stock appreciation rights will not again become available for the grant. The Board of Directors has the authority to reprice outstanding Options and SARs and to offer optionees and holders of SARs the opportunity to replace outstanding options and SARs with new options or SARs for the same or a different number of shares.

    Upon certain changes in control of the Company, all outstanding Stock Awards under the Stock Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity determines not to assume or substitute such Stock Awards, with respect to persons then performing services as employees, directors or consultants, the time during which such Stock Awards may be exercised will be accelerated and such Stock Awards terminated if not exercised prior to such change in control. In the event that any person who was providing services as an employee, director or consultant immediately prior to the consummation of a change of control is terminated other than for cause within 12 months following such change of control, any stock awards held by such persons shall immediately become vested and exercisable or free from repurchase rights.

    As of September 30, 1997, the Company had issued 100,000 shares of Common Stock pursuant to the exercise of purchase rights granted under the Stock Plan, and had granted Incentive and Nonstatutory Stock Options to purchase an aggregate of 2,716,881 shares of Common Stock. As of September 30, 1997, 3,334,887 shares of Common Stock remained available for future grants under the Stock Plan.

    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In September 1997, the Company adopted a Non-employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of disinterested directors.

    The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 125,000. Pursuant to the terms of the Directors' Plan: (i) each person who after the effective date of this offering for the first time becomes a Non-employee Director automatically will be granted, upon the date of his or her initial appointment or election to be a Non-employee Director, a one-time option to purchase 30,000 shares of Common Stock (the "Initial Options"); and (ii) on the date of each annual meeting of the stockholders of the Company after the effective date of this offering (other than any such annual meeting held in 1997), each person who is a Non-employee Director following such annual meeting (other than a person who receives a grant in accordance with (i) above on or during the three-month period preceding such date) automatically will be granted an option to purchase 7,500 shares of Common Stock (the "Annual Options").

    No options granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. The Initial Options granted under the Directors' Plan vest on an annual basis over four years. The Annual Options vest on the anniversary of the date of grant. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the Board of Directors, the Directors' Plan automatically terminates in September 2007. As of September 30, 1997, no options to purchase shares of Common Stock had been granted under the Directors' Plan.

    EMPLOYEE STOCK PURCHASE PLAN

    In September 1997, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the date of this Prospectus and terminate on January 31, 2000.

    Unless otherwise determined by the Board, employees are eligible to participate in the Purchase Plan only if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in this offering at any time during this offering period, and participation ends automatically on termination of employment with the Company.

    In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten this offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase Common Stock.

401(K) PLAN

    The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute between 2% and 15% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $9,500 in 1997). Employees must be twenty-one years old to participate and are eligible on the first day of the quarter following six months as an employee of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

LIMITATIONS OF DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

    The Company's Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law as currently in effect or as the same is subsequently amended. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Amended and Restated By-laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Amended and Restated By-laws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.

                              CERTAIN TRANSACTIONS


    Between November 1994 and July 1997, the Company completed several equity financings. During 1994, the Company sold 266,666 shares of Series A Convertible Preferred Stock ("Series A") for $400,000. During 1995, the Company sold 66,667 shares of Series A for $100,000, 412,500 shares of Series A-1 Convertible Preferred Stock ("Series A-1") for $660,000 and issued warrants to purchase an additional 50,000 shares of Series A-1. During 1996, the Company sold 4,090,909 shares of Series B Convertible Preferred Stock ("Series B") for $9.0 million. During 1997, the Company sold 4,444,443 shares of Series C Convertible Preferred Stock ("Series C") for net proceeds of approximately $19.1 million and issued warrants to purchase an additional 48,889 shares of Series C.



    Each series of the Preferred Stock has certain conversion rights and protection against certain dilutive issuances of securities by the Company. The Preferred Stock is redeemable at the election of the holders of a majority of outstanding Preferred Stock for the original purchase price plus any declared, accrued or unpaid dividends of Series A and Series A-1 and any accrued or unpaid dividends of Series B and Series C, whether declared or undeclared. Each holder of Preferred Stock is entitled to one vote for each share held. Holders of Preferred Stock are also entitled to certain preferences over holders of Common Stock with respect to dividends and in certain liquidation events.



    All Preferred Stock will automatically convert into Common Stock upon the closing of this offering. The holdings of such Common Stock (to be issued upon conversion of the Preferred Stock) by affiliates of the Company's Directors are described below.


                                                                           NUMBER OF SHARES OF
PURCHASER                                                                     COMMON STOCK
-------------------------------------------------------------------------  -------------------
Biotechvest L.P. (1).....................................................         333,334
Fruit of the Loom Senior Executive Officer Deferred
  Compensation Trust (1).................................................         333,333
Cross Atlantic Partners K/S (2)..........................................         880,233
Cross Atlantic Partners II K/S (2).......................................         498,832
Cross Atlantic Partners III K/S (2)......................................         173,334
Oxford Bioscience Partners (Adjunct) L.P. (3)............................         138,952
Oxford Bioscience Partners (Bermuda) Limited Partnership (3).............         276,119
Oxford Bioscience Partners L.P. (3)......................................         995,282
Oxford Bioscience Management Partners (3)................................         100,000

------------------------

(1) Affiliated with Jeffrey D. Sollender, a Director.

(2) Affiliated with Charles L. Dimmler III, a Director.

(3) Affiliated with Alan G. Walton, a Director.

    In February 1996, Dr. Kouri, formerly the Senior Vice President and Chief Technical Officer of the Company, received 55,000 shares of Common Stock (the "Shares") pursuant to his Employment Agreement. Pursuant to the terms of a Stock Pledge Agreement, Dr. Kouri pledged the Shares as security for the Promissory Note. Following Dr. Kouri's resignation from the Company on October 15, 1996, the Promissory Note was canceled and the Company canceled the Shares effective January 1, 1997.

    To assist Mr. Gessler, the Company's Senior Vice President, Corporate Development and Chief Financial Officer, with his relocation, the Company loaned Mr. Gessler $50,000 in July 1996 pursuant to a Promissory Note. Pursuant to the terms of a Stock Pledge Agreement, the Promissory Note is secured by certain shares of Common Stock of the Company owned by Mr. Gessler. The Promissory Note provides that the loan balance will be forgiven upon the completion of this offering.

    In March 1997, the Company loaned Dr. Eastman, the Company's Vice President, Technology Management, $20,000, of which $11,000 remains outstanding. Such loan is non-interest bearing and becomes due at the end of 1997.

    The Company has entered employment agreements with each of its executive officers. See "Management--Employment Agreements" for a description of the employment agreements with Dr. Brennan and Mr. Gessler. The agreements with Dr. Brennan, Mr. Gessler, Dr. Elliston, Dr. Eastman and Mr. Passeri provide, among other things, for the acceleration of certain unvested options upon achievement of certain performance-based goals (including 80% vesting upon completion of this offering and the remaining 20% 180 days thereafter).

    The Company has granted options to certain of its directors and executive officers. The Company has also entered into an Indemnification Agreement with each of its directors and executive officers.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby and the sale of 272,727 shares of Common Stock to Japan Tobacco, by (i) each of the Company's Named Executive Officers, (ii) each of the Company's directors, (iii) each holder of more than 5% of the Company's Common Stock and (iv) all current directors and executive officers as a group.

                                                                                                PERCENTAGE OF SHARES
                                                                                               BENEFICIALLY OWNED (1)
                                                                                 SHARES     ----------------------------
5% STOCKHOLDERS, DIRECTORS                                                     BENEFICIALLY    BEFORE          AFTER
AND NAMED EXECUTIVE OFFICERS                                                    OWNED (1)     OFFERING       OFFERING
-----------------------------------------------------------------------------  -----------  -------------  -------------
Alan G. Walton, Ph.D., D.Sc. (2).............................................   1,565,353          15.4%          11.6%
Oxford Bioscience Partners
315 Post Road West
Westport, CT 06880

Oxford Bioscience Partners (3)...............................................   1,560,353          15.4           11.6
c/o Alan G. Walton, Ph.D., D.Sc.
315 Post Road West
Westport, CT 06880

Charles L. Dimmler III (4)...................................................   1,557,399          15.4           11.6
Hambro Health International, Inc.
650 Madison Avenue, 21st Floor
New York, NY 10022

Cross Atlantic Partners K/S (5)..............................................   1,552,399          15.4           11.6
c/o Charles L. Dimmler III
Hambro Health International, Inc.
650 Madison Avenue, 21st Floor
New York, NY 10022

New York Life Insurance Company..............................................     676,767           6.7            5.1
c/o Mr. Dominique O. Semon
51 Madison Avenue
New York, NY 10010

Altamira Management Ltd. (6).................................................     652,020           6.4            4.9
c/o Mr. Ian Ainsworth
250 Bloor Street West
Suite 300
Toronto M4W1E6
Canada

GIMV Investment Corporation..................................................     526,465           5.2            3.9
Karel Oomsstraat 37, 2018
Antwerpen
Belgium

                                                                                                PERCENTAGE OF SHARES
                                                                                               BENEFICIALLY OWNED (1)
                                                                                 SHARES     ----------------------------
5% STOCKHOLDERS, DIRECTORS                                                     BENEFICIALLY    BEFORE          AFTER
AND NAMED EXECUTIVE OFFICERS                                                    OWNED (1)     OFFERING       OFFERING
-----------------------------------------------------------------------------  -----------  -------------  -------------
Michael J. Brennan, M.D., Ph.D. (7)..........................................     486,000           4.7            3.6
Gene Logic Inc.
10150 Columbia Road
Columbia, MD 21046

Mark D. Gessler (8)..........................................................     240,000           2.3            1.8

Jules Blake, Ph.D. (9).......................................................      14,500             *              *

G. Anthony Gorry, Ph.D. (10).................................................       5,000             *              *

Jeffrey D. Sollender (11)....................................................       2,500             *              *

All directors and executive officers as a group (12 persons) (12)............   4,979,221          46.0           35.3

------------------------

*   Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 10,109,650 shares of Common Stock outstanding as of September 30, 1997 and 13,382,377 shares of Common Stock outstanding after completion of this offering.

(2) Includes an aggregate of 1,510,353 shares and warrants to purchase up to 50,000 shares held of record by Oxford Bioscience Partners, of which Dr. Walton is a general partner, and by entities related thereto. Also includes 5,000 shares subject to options held by Dr. Walton exercisable within 60 days of September 30, 1997.

(3) Includes 100,000 shares held of record by Oxford Bioscience Management Partners, 276,119 shares and warrants to purchase 10,859 shares held of record by Oxford Bioscience Partners (Bermuda) Limited Partnership, 138,952 shares held of record by Oxford Bioscience Partners (Adjunct) L.P. and warrants to purchase 39,141 shares held of record by Oxford Bioscience Partners, L.P..

(4) Includes 880,233 shares held of record by Cross Atlantic Partners K/S, 498,832 shares held of record by Cross Atlantic Partners II K/S and 173,334 shares held of record by Cross Atlantic Partners III K/S. Also includes 5,000 shares subject to options held by Mr. Dimmler exercisable within 60 days of September 30, 1997. Mr. Dimmler is the Chief Investment Officer of Cross Atlantic Partners.

(5) Includes 498,832 shares held of record by Cross Atlantic Partners II K/S and 173,334 shares held of record by Cross Atlantic Partners III K/S.

(6) Includes 90,909 shares held of record by Altamira Science & Technology Fund, 136,364 shares held of record by Altamira Pooled U.S. Equity Fund and 113,636 shares held of record by Altamira Special Growth Fund.

(7) Includes 100,000 shares held of record by the Brennan Family Limited Partnership and 131,000 shares subject to options exercisable upon completion of this offering.

(8) Includes 30,000 shares held of record by the Gessler Family Limited Partnership and 140,000 shares subject to options exercisable upon completion of this offering.

(9) Includes 14,500 shares subject to options exercisable within 60 days of September 30, 1997.

(10) Includes 5,000 shares subject to options exercisable within 60 days of September 30, 1997.

(11) Includes 2,500 shares subject to options held by Mr. Sollender exercisable within 60 days of September 30, 1997.

(12) See footnotes (2), (4) and (7) through (11) above.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

    As of September 30, 1997, there were 10,109,650 shares of Common Stock outstanding, after giving effect to the conversion of all outstanding shares of Preferred Stock into 9,281,185 shares of Common Stock.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into 9,281,185 shares of Common Stock. See Note 9 of Notes to Financial Statements for a description of the currently outstanding Preferred Stock. Following the conversion, the Company's Restated Certificate of Incorporation will be amended and restated to delete all references to such shares of Preferred Stock. Under the Certificate of Incorporation, as amended and restated upon the closing of this offering (the "Restated Certificate"), the Board has the authority, without further action by stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock.

WARRANTS

    As of September 30, 1997, there were warrants outstanding to purchase an aggregate of 162,576 shares of the Company's Common Stock at a weighted average exercise price of $3.10 per share. In August 1995, the Company issued warrants to purchase an aggregate of 50,000 shares of Common Stock in connection with an equity financing. Such warrants are exercisable for $1.60 per share and expire August 31, 2005. In March 1997, the Company issued a warrant to purchase 25,758 shares of Common Stock at an exercise price of $2.20 per share with an expiration date of December 31, 2002 in connection with an equipment loan agreement. Such loan agreement provides for the grant of additional warrants in the event the Company draws down on the loan. Pursuant to such provision, in September 1997 the Company issued an additional warrant to purchase 4,293 shares of Common Stock at an exercise price of $2.20 per share with an expiration date of December 31, 2002. In April 1997, in connection with the establishment of capital lease facilities, the Company issued a warrant to purchase 13,636 shares of Common Stock at an exercise price of $2.20 per share. Such warrant expires November 2002. In August 1997, in connection with Company's facilities lease, the Company issued a warrant to purchase 20,000 shares of Common Stock at an exercise price of $5.40. Such warrant will expire upon the completion of this offering. The Company issued a warrant to purchase 48,889 shares of its Common Stock at an exercise price of $4.50 per share to Hambrecht & Quist LLC for services related to the Company's most recent preferred stock financing which closed on July 15, 1997. Such warrant expires upon completion of this offering. Hambrecht & Quist LLC has indicated that it intends to exercise such warrant contingent upon the closing of this offering.


REGISTRATION RIGHTS


    After this offering, the holders of 9,281,185 shares of Common Stock (received upon conversion of the Company's Preferred Stock upon completion of this offering) and the holder of warrants to purchase 30,051 shares of Common Stock (issued in conjunction with an equipment loan agreement) will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to an Amended and Restated Investor Rights Agreement dated July 15, 1997 (the "Investor Rights Agreement"). Under the terms of the Investor Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. Commencing with the date that is three months after this offering, the holders may also require the Company to file a registration statement under the Securities Act with respect to their shares on two occasions, and the Company is required to use its best efforts to effect such registration. Furthermore, the holders may require the Company to register their shares on Form S-3 when such form becomes available to the Company. Generally, the Company is required to bear all registration expenses incurred in connection with any such registrations, but not including any underwriting discounts and selling commissions. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

    The Company's Restated Certificate provides for a Board of Directors that is divided into three Classes. The Directors in Class I hold office until the first annual meeting of stockholders following this offering, the Directors in Class II hold office until the second annual meeting of stockholders following this offering and the Directors in Class III hold office until the third annual meeting of stockholders following this offering, (or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death), and, after each such election, the Directors in each such class will then serve in succeeding terms of three years and until their successors are duly elected and qualified. The classification system of electing Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the

Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

    The Company's Restated Certificate provides further that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Company's Restated Certificate also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. In addition, the Company's Amended and Restated By-laws provide that special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the President of the Company or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. These and other provisions contained in the Restated Certificate and the Company's Amended and Restated By-laws could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is Chase Mellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of the offering, the Company will have 13,382,377 shares of Common Stock outstanding, assuming no exercise of currently outstanding options. Of these shares, the 3,000,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder ("Affiliates"). The remaining 10,382,377 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 of the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) approximately 5,732 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus; (iii) approximately 5,609,475 Restricted Shares will be eligible for sale 180 days after the effective date of this offering upon expiration of lock-up agreements and upon expiration of their respective holding periods under Rule 144; and (iv) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods under Rule 144. In addition, 1,192,918 shares issuable upon exercise of vested stock options will become eligible for sale 180 days after the effective date of this offering upon expiration of lock-up agreements. The holders of 9,281,185 shares of Common Stock and the holders of warrants to purchase 30,051 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the

Securities Act for resale to the public beginning three months after the effective date of this offering. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering a total of approximately 6,134,268 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's equity incentive plans. Such registration statement is expected to be filed and to become effective 180 days following the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

    In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the offering, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as defined under Rule 144) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who was not an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

    An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), acting through their representatives,
BancAmerica Robertson Stephens, Hambrecht & Quist LLC and UBS Securities LLC (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                   NUMBER OF
                                  UNDERWRITER                                        SHARES
--------------------------------------------------------------------------------  ------------
BancAmerica Robertson Stephens..................................................
Hambrecht & Quist LLC...........................................................
UBS Securities LLC..............................................................
                                                                                  ------------
    Total.......................................................................     3,000,000
                                                                                  ------------
                                                                                  ------------

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price, less a concession not in excess of $         per share,
of which $         may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold. The Company will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

    Each officer and director of the Company and certain stockholders together holding approximately 10,326,645 shares of Common Stock (including Japan Tobacco) have agreed in writing with the Representatives (the "Lock-Up Agreements") that, until 180 days after the Registration Statement is declared effective by the Commission, subject to certain limited exceptions, they will not, directly or indirectly, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for, or any other rights to purchase or acquire, Common Stock owned directly by them or acquired by them after the date of the Lock-Up Agreements, or which may be deemed to be beneficially owned by them, without the prior written consent of BancAmerica Robertson Stephens. Approximately 5,609,475 of such shares will be eligible for immediate public sale following expiration of the lock-up period pursuant to Rule 144. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-Up Agreements. In addition, the Company has agreed that, until 180 days after the Registration Statement is declared effective by the

Commission, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain limited exceptions, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for, or any other rights to purchase or acquire, shares of Common Stock, other than the Company's sale of shares in this offering and the sale of shares to Japan Tobacco, the issuance of Common Stock upon the exercise of the outstanding warrants or options, or the Company's grant of options and issuance of stock under existing employee stock option or stock purchase plans. See "Shares Eligible for Future Sale."

    The Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations include prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant.

    The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    H&Q Gene Logic Investors, LP, a California limited partnership and a related party to Hambrecht & Quist LLC, one of the Representatives, owns 111,111 shares of the Company's Series C Preferred Stock, $.01 par value per share, which will automatically convert into 111,111 shares of the Company's Common Stock upon the closing of this offering. In addition, Hambrecht & Quist LLC owns a warrant which is exercisable for the purchase of 48,889 shares of the Company's Series C Preferred Stock at an exercise price of $4.50 per share. Hambrecht & Quist LLC received the warrant from the Company, in addition to a cash payment, as compensation for Hambrecht & Quist LLC's services as placement agent in connection with the Company's Series C Preferred Stock financing, which closed on July 15, 1997. The warrant will expire upon the closing of this offering.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1996 and September 30, 1997 and for the period from September 22, 1994 (inception) through December 31, 1994, the years ended

December 31, 1995 and 1996 and the nine months ended September 30, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                                GENE LOGIC INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Public Accountants...................................................................         F-2

Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997.....................................         F-3

Statements of Operations for the period from September 22, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 (unaudited) and
  1997.....................................................................................................         F-4

Statements of Stockholders' Equity for the period from September 22, 1994 (inception) through December 31,
  1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997............         F-5

Statements of Cash Flows for the period from September 22, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 (unaudited) and
  1997.....................................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Gene Logic Inc.:

    We have audited the accompanying balance sheets of Gene Logic Inc. (a Delaware corporation) as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from September 22, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gene Logic Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the period from September 22, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Baltimore, Maryland
October 17, 1997

                                GENE LOGIC INC.

                                 BALANCE SHEETS

                                                                                                      PRO FORMA
                                                                                                    STOCKHOLDERS'
                                                               DECEMBER 31,                         EQUITY AS OF
                                                       ----------------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                                           1995           1996           1997           1997
                                                       -------------  -------------  -------------  -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents..........................    $ 348,478     $ 1,137,130    $21,993,266
  Marketable securities available for sale...........           --       4,534,353        149,582
  Due from strategic partner.........................           --              --        945,833
  Prepaid expenses...................................           --          37,424        590,265
  Other current assets...............................        1,100          67,078        299,702
                                                       -------------  -------------  -------------
    Total Current Assets.............................      349,578       5,775,985     23,978,648
Property and Equipment, net..........................       11,666       1,757,240      3,161,690
Notes Receivable from Employees......................           --         102,896         65,215
Intangibles and Other Assets, net....................       62,444         182,931        415,333
                                                       -------------  -------------  -------------
    Total Assets.....................................    $ 423,688     $ 7,819,052    $27,620,886
                                                       -------------  -------------  -------------
                                                       -------------  -------------  -------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................    $  17,294     $    91,074    $   395,200
  Accrued expenses...................................       86,249         997,710      1,510,757
  Current portion of capital lease obligation........           --         106,195        112,736
  Current portion of long-term debt..................           --              --        244,764
  Deferred revenue...................................           --              --      2,938,889
                                                       -------------  -------------  -------------
    Total Current Liabilities........................      103,543       1,194,979      5,202,346
Deferred Revenue.....................................           --              --        333,332
Capital Lease Obligation.............................           --         339,699        254,310
Long-Term Debt.......................................           --              --        743,917
Other Noncurrent Liabilities.........................           --              --        193,326
                                                       -------------  -------------  -------------
    Total Liabilities................................      103,543       1,534,678      6,727,231
                                                       -------------  -------------  -------------

Commitments and Contingencies

Series A Convertible Preferred Stock, $.01 par value;
  333,333 shares authorized; 333,333 shares issued
  and outstanding as of December 31, 1995 and 1996
  and September 30, 1997, liquidation preference of
  $1.50 per share....................................      500,000         500,000        500,000             --
Series A-1 Convertible Preferred Stock, $.01 par
  value; 462,500 shares authorized; 412,500 shares
  issued and outstanding as of December 31, 1995 and
  1996 and September 30, 1997, liquidation preference
  of $1.60 per share.................................      652,825         653,722        654,395             --
Series B Convertible Preferred Stock, $.01 par value;
  4,154,167 shares authorized; 4,090,909 shares
  issued and outstanding as of December 31, 1996 and
  September 30, 1997, liquidation preference of $2.20
  per share..........................................           --       9,317,611      9,872,539             --
Series C Convertible Preferred Stock, $.01 par value;
  4,600,000 shares authorized, 4,444,443 shares
  issued and outstanding as of September 30, 1997,
  liquidation preference of $4.50 per share..........           --              --     19,480,942             --

Stockholders' Equity:
  Common stock, $.01 par value; 17,000,000 shares
    authorized; 280,000, 692,733 and 828,465 shares
    issued and outstanding as of December 31, 1995
    and 1996 and September 30, 1997, respectively....        2,800           6,927          8,284        101,096
  Additional paid-in capital.........................           --          13,450      4,001,158     34,416,222
  Deferred compensation on stock options, net........           --              --     (3,828,963)    (3,828,963)
  Unrealized losses on marketable securities.........           --         (13,215)        (1,303)        (1,303)
  Accumulated deficit................................     (835,480)     (4,194,121)    (9,793,397)    (9,793,397)
                                                       -------------  -------------  -------------  -------------
    Total Stockholders' Equity.......................     (832,680)     (4,186,959)    (9,614,221)    20,893,655
                                                       -------------  -------------  -------------  -------------
    Total Liabilities and Stockholders' Equity.......    $ 423,688     $ 7,819,052    $27,620,886
                                                       -------------  -------------  -------------
                                                       -------------  -------------  -------------

      The accompanying notes are an integral part of these balance sheets.

                                GENE LOGIC INC.

                            STATEMENTS OF OPERATIONS

                                            PERIOD FROM
                                        SEPTEMBER 22, 1994
                                        (INCEPTION) THROUGH          YEAR ENDED             NINE MONTHS ENDED
                                           DECEMBER 31,             DECEMBER 31,              SEPTEMBER 30,
                                       ---------------------  ------------------------  --------------------------
                                               1994              1995         1996          1996          1997
                                       ---------------------  ----------  ------------  ------------  ------------
                                                                                        (UNAUDITED)
Revenues.............................       $        --       $       --  $         --  $         --  $    773,612
                                               --------       ----------  ------------  ------------  ------------
Expenses:
  Research and development...........            44,438          485,688     1,741,469       981,842     3,338,143
  General and administrative.........            45,966          258,491     1,344,961       791,249     2,380,310
                                               --------       ----------  ------------  ------------  ------------
      Total expenses.................            90,404          744,179     3,086,430     1,773,091     5,718,453
                                               --------       ----------  ------------  ------------  ------------
      Loss from operations...........           (90,404)        (744,179)   (3,086,430)   (1,773,091)   (4,944,841)
Interest Income, net.................                --               --       221,302       110,848       354,960
                                               --------       ----------  ------------  ------------  ------------
      Loss before income tax
        expense......................           (90,404)        (744,179)   (2,865,128)   (1,662,243)   (4,589,881)
Income Tax Expense...................                --               --            --            --       100,000
                                               --------       ----------  ------------  ------------  ------------
      Net loss.......................           (90,404)        (744,179)   (2,865,128)   (1,662,243)   (4,689,881)
Accretion of Mandatory Redemption
  Value of Preferred Stock...........                --              897       493,513       324,313       909,395
                                               --------       ----------  ------------  ------------  ------------
  Net loss attributable to common
    shareholders.....................       $   (90,404)      $ (745,076) $ (3,358,641) $ (1,986,556) $ (5,599,276)
                                               --------       ----------  ------------  ------------  ------------
                                               --------       ----------  ------------  ------------  ------------
Pro Forma Net Loss Per Common
  Share..............................                                     $      (0.31)               $      (0.46)
                                                                          ------------                ------------
                                                                          ------------                ------------
Shares Used in Computing Pro Forma
  Net Loss Per Common Share..........                                        9,197,660                  10,268,598
                                                                          ------------                ------------
                                                                          ------------                ------------

        The accompanying notes are an integral part of these statements.

                                GENE LOGIC INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              STOCKHOLDERS' EQUITY
                                                         ---------------------------------------------------------------
                                       PREFERRED                COMMON
                                         STOCK                  STOCK                                       UNREALIZED
                                -----------------------  --------------------  ADDITIONAL                   LOSSES ON
                                  NUMBER                  NUMBER       PAR      PAID-IN      DEFERRED       MARKETABLE
                                OF SHARES     AMOUNT     OF SHARES    VALUE     CAPITAL    COMPENSATION     SECURITIES
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
Inception (September 22,
  1994).......................          --  $        --         --  $      --  $       --   $        --     $       --
  Issuance of common stock....          --           --    100,000      1,000          --            --             --
  Issuance of Series A
    Convertible Preferred
    Stock.....................     266,666      400,000         --         --          --            --             --
  Net Loss....................          --           --         --         --          --            --             --
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
Balance at December 31,
  1994........................     266,666      400,000    100,000      1,000          --            --             --
  Issuance of common stock....          --           --    180,000      1,800          --            --             --
  Issuance of Series A
    Convertible Preferred
    Stock.....................      66,667      100,000         --         --          --            --             --
  Issuance of Series A-1
    Convertible Preferred
    Stock, net of issuance
    costs.....................     412,500      651,928         --         --          --            --             --
  Accretion of mandatory
    redemption value of
    preferred stock...........          --          897         --         --          --            --             --
  Net Loss....................          --           --         --         --          --            --             --
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
Balance at December 31,
  1995........................     745,833    1,152,825    280,000      2,800          --            --             --
  Issuance of common stock....          --           --    412,733      4,127      13,450            --             --
  Issuance of Series B
    Convertible Preferred
    Stock, net of issuance
    costs.....................   4,090,909    8,824,995         --         --          --            --             --
  Accretion of mandatory
    redemption value of
    preferred stock...........          --      493,513         --         --          --            --             --
  Net change in unrealized
    losses from marketable
    securities................          --           --         --         --          --            --        (13,215)
  Net Loss....................          --           --         --         --          --            --             --
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
Balance at December 31,
  1996........................   4,836,742   10,471,333    692,733      6,927      13,450            --        (13,215)
  Issuance of Series C
    Convertible Preferred
    Stock, net of issuance
    costs.....................   4,444,443   19,127,148         --         --          --            --             --
  Cancellation of common
    stock.....................          --           --    (55,000)      (550)     (7,700)           --             --
  Stock issued in connection
    with exercise of stock
    options...................          --           --    140,732      1,407      19,695            --             --
  Issuance of common stock....          --           --     50,000        500       7,000            --             --
  Issuance of warrants........          --           --         --         --      42,563            --             --
  Accretion of mandatory
    redemption value of
    preferred stock...........          --      909,395         --         --          --            --             --
  Net change in unrealized
    losses from marketable
    securities................          --           --         --         --          --            --         11,912
  Deferred compensation from
    stock options.............          --           --         --         --   3,926,150    (3,926,150)            --
  Amortization of deferred
    compensation..............          --           --         --         --          --        97,187             --
  Net Loss....................          --           --         --         --          --            --             --
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
Balance at September 30,
  1997........................   9,281,185   30,507,876    828,465      8,284   4,001,158    (3,828,963)        (1,303)
Pro forma conversion of
  Preferred Stock to Common
  Stock (unaudited)...........  (9,281,185) (30,507,876) 9,281,185     92,812  30,415,064            --             --
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
Pro forma balance at
  September 30, 1997
  (unaudited).................          --  $        --  10,109,650 $ 101,096  $34,416,222  $(3,828,963)    $   (1,303)
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------
                                ----------  -----------  ---------  ---------  ----------  -------------  --------------


                                ACCUMULATED
                                  DEFICIT
                                ------------
Inception (September 22,
  1994).......................   $       --
  Issuance of common stock....           --
  Issuance of Series A
    Convertible Preferred
    Stock.....................           --
  Net Loss....................      (90,404)
                                ------------
Balance at December 31,
  1994........................      (90,404)
  Issuance of common stock....           --
  Issuance of Series A
    Convertible Preferred
    Stock.....................           --
  Issuance of Series A-1
    Convertible Preferred
    Stock, net of issuance
    costs.....................           --
  Accretion of mandatory
    redemption value of
    preferred stock...........         (897)
  Net Loss....................     (744,179)
                                ------------
Balance at December 31,
  1995........................     (835,480)
  Issuance of common stock....           --
  Issuance of Series B
    Convertible Preferred
    Stock, net of issuance
    costs.....................           --
  Accretion of mandatory
    redemption value of
    preferred stock...........     (493,513)
  Net change in unrealized
    losses from marketable
    securities................           --
  Net Loss....................   (2,865,128)
                                ------------
Balance at December 31,
  1996........................   (4,194,121)
  Issuance of Series C
    Convertible Preferred
    Stock, net of issuance
    costs.....................           --
  Cancellation of common
    stock.....................           --
  Stock issued in connection
    with exercise of stock
    options...................           --
  Issuance of common stock....           --
  Issuance of warrants........           --
  Accretion of mandatory
    redemption value of
    preferred stock...........     (909,395)
  Net change in unrealized
    losses from marketable
    securities................           --
  Deferred compensation from
    stock options.............           --
  Amortization of deferred
    compensation..............           --
  Net Loss....................   (4,689,881)
                                ------------
Balance at September 30,
  1997........................   (9,793,397)
Pro forma conversion of
  Preferred Stock to Common
  Stock (unaudited)...........           --
                                ------------
Pro forma balance at
  September 30, 1997
  (unaudited).................   $(9,793,397)
                                ------------
                                ------------

        The accompanying notes are an integral part of these statements.

                                GENE LOGIC INC.

                            STATEMENTS OF CASH FLOWS

                                                PERIOD FROM
                                             SEPTEMBER 22, 1994
                                                (INCEPTION)
                                                  THROUGH             YEAR ENDED           NINE MONTHS ENDED
                                                DECEMBER 31,         DECEMBER 31,            SEPTEMBER 30,
                                             ------------------  ---------------------  ------------------------
                                                    1994           1995        1996        1996         1997
                                             ------------------  ---------  ----------  -----------  -----------
                                                                                        (UNAUDITED)
Cash Flows From Operating Activities:
  Net loss.................................      $  (90,404)     $(744,179) $(2,865,128) ($1,662,243) $(4,689,881)
  Adjustments to reconcile net loss to net
    cash flows from operating activities:
    Depreciation and amortization..........              --          1,395      67,602      14,133       383,433
    Write off of deferred financing fee....              --             --       2,500          --            --
    Cancellation of note receiveable.......              --             --          --          --        43,258
    Amount due under research agreement....              --             --          --          --        47,500
    Amortization of deferred
      compensation.........................              --             --          --          --        97,187
  Changes in operating assets and
    liabilities:
    Due from strategic partner.............              --             --          --          --      (945,833)
    Prepaid expenses.......................         (11,445)        11,445     (37,424)   (132,944)     (552,841)
    Other current assets...................          (1,000)          (100)    (65,978)    (38,655)     (232,624)
    Intangibles and other assets...........              --        (63,139)   (125,810)    (61,999)     (275,437)
    Accounts payable.......................              --         17,294      73,780     147,005       304,126
    Accrued expenses.......................              --         86,249     911,461     (85,960)      516,594
    Deferred revenue.......................              --             --          --          --     3,272,221
    Other noncurrent liabilities...........              --             --          --          --       232,342
                                                 ----------      ---------  ----------  -----------  -----------
        Net Cash Flows From Operating
        Activities.........................        (102,849)      (691,035) (2,038,997) (1,820,663)   (1,799,955)
                                                 ----------      ---------  ----------  -----------  -----------
Cash Flows From Investing Activities:
  Purchases of property and equipment......              --        (12,366) (1,339,207)   (324,560)   (1,784,856)
  Increase in notes receivable from
    employees..............................              --             --    (102,896)   (106,111)      (13,827)
  Purchase of marketable securities
    available for sale.....................              --             --  (4,547,568) (4,518,611)           --
  Proceeds from sale and maturity of
    marketable securities available for
    sale...................................              --             --          --          --     4,396,683
                                                 ----------      ---------  ----------  -----------  -----------
        Net Cash Flows From Investing
        Activities.........................              --        (12,366) (5,989,671) (4,949,282)    2,598,000
                                                 ----------      ---------  ----------  -----------  -----------
Cash Flows From Financing Activities:
  Proceeds from issuance of common stock...           1,000          1,800      17,577      14,827        21,110
  Proceeds from issuance of preferred
    stock..................................         400,000        760,000   9,000,000   8,000,000    20,000,000
  Payments for stock issuance costs........              --         (8,072)   (175,005)   (163,974)     (872,852)
  Proceeds from equipment loan.............              --             --          --          --     1,084,362
  Repayments of capital lease obligation
    and equipment loan.....................              --             --     (25,252)         --      (174,529)
                                                 ----------      ---------  ----------  -----------  -----------
        Net Cash Flows From Financing
        Activities.........................         401,000        753,728   8,817,320   7,850,853    20,058,091
                                                 ----------      ---------  ----------  -----------  -----------
Net Increase in Cash and Cash
  Equivalents..............................         298,151         50,327     788,652   1,080,908    20,856,136
Cash and Cash Equivalents, beginning of
  period...................................              --        298,151     348,478     348,478     1,137,130
                                                 ----------      ---------  ----------  -----------  -----------
Cash and Cash Equivalents, end of period...      $  298,151      $ 348,478  $1,137,130   $1,429,386  $21,993,266
                                                 ----------      ---------  ----------  -----------  -----------
                                                 ----------      ---------  ----------  -----------  -----------
Supplemental Disclosure:
  Interest expense paid....................      $       --      $      --  $    9,024   $      --   $    64,191
                                                 ----------      ---------  ----------  -----------  -----------
                                                 ----------      ---------  ----------  -----------  -----------
Non-Cash Transactions:
  Equipment acquired under capital
    leases.................................      $       --      $      --  $  471,146   $ 471,146   $        --
                                                 ----------      ---------  ----------  -----------  -----------
                                                 ----------      ---------  ----------  -----------  -----------
  Issuance of warrants to lessor...........      $       --      $      --  $       --   $      --   $    42,563
                                                 ----------      ---------  ----------  -----------  -----------
                                                 ----------      ---------  ----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                                GENE LOGIC INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
                        AND SEPTEMBER 30, 1996 AND 1997

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

    Gene Logic Inc. (the "Company"), formerly Senatics Corporation, was incorporated on September 22, 1994, to commercialize technologies for the discovery of disease-associated genes for the development of therapeutic and diagnostic products. The Company was previously in the development stage and has yet to generate any significant revenues.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The interim financial statements of the Company for the nine months ended September 30, 1996, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1996, and the results of its operations and cash flows for the nine months ended September 30, 1996.
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosures of contingent assets and liabilities. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying financial statements.

NEW PRONOUNCEMENTS

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share" ("APB Opinion No. 15"). It replaces the presentation of primary EPS with a presentation of basic EPS and requires a reconciliation of the numerator and denominator of the basic EPS calculation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to primary EPS pursuant to APB Opinion No. 15.

    SFAS No. 128 is effective for interim periods and fiscal years ending after December 15, 1997, and early adoption is not permitted. When adopted, it will require restatement of prior years' EPS. The adoption of SFAS No. 128 will have no impact on the Company.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 sets standards for reporting and presentation of comprehensive income and its components in financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and early adoption is permitted. When adopted,

                                GENE LOGIC INC.

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED): it will require reclassification adjustments and changes in presentation for all prior periods shown. The impact of the adoption of SFAS No. 130 on the Company has not been determined.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as liquid investments with original maturities of 90 days or less that are readily convertible into cash. All other investments are reported as marketable securities available for sale. Cash and cash equivalents as of December 31, 1995 and 1996 and September 30, 1997, are comprised of:

                                                                                 DECEMBER 31,
                                                                           ------------------------  SEPTEMBER 30,
                                                                              1995         1996          1997
                                                                           ----------  ------------  -------------
Cash.....................................................................  $  348,478  $    117,407   $    13,425
Money market mutual fund.................................................          --     1,019,723    21,979,841
                                                                           ----------  ------------  -------------
                                                                           $  348,478  $  1,137,130   $21,993,266
                                                                           ----------  ------------  -------------
                                                                           ----------  ------------  -------------

MARKETABLE SECURITIES AVAILABLE FOR SALE

    All marketable securities are classified as available for sale. Available for sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary for available for sale securities are included in other income.

PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures............................................   10 years
Computers and office equipment....................................    5 years
Lab equipment.....................................................    5 years

    Equipment under capital leases and leasehold improvements are depreciated and amortized over their useful lives, or the term of the lease, whichever is shorter.

INTANGIBLES AND OTHER ASSETS

    Other assets consists primarily of organization costs, patent costs, trademarks and licenses. These amounts are being amortized over periods of five to seventeen years. Accumulated amortization relating to other assets was $695, $3,518 and $6,545 as of December 31, 1995 and 1996, and September 30, 1997,
respectively. The Company's success is heavily dependent upon its proprietary technologies. The Company depends upon a combination of patents, trade secrets, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and various other security measures to protect its technology rights.

RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations when incurred.

                                GENE LOGIC INC.

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
REVENUE RECOGNITION

    The Company recognizes revenue from research and development support and technology and database access fees as they are earned under the terms of the agreement. Revenue is deferred for fees received before they are earned. Revenues related to the achievement of certain milestones are recognized when earned.

INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

STOCK OPTION PLANS

    Prior to January 1, 1996, the Company's policy was to account for its stock options plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. The Company uses the Black-Scholes option pricing model to estimate the fair value of options and warrants granted.

PRO FORMA NET LOSS PER COMMON SHARE

    Pro forma net loss per common share is computed using the weighted average number of shares of common stock outstanding giving effect to the conversion of convertible preferred shares that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance. Common equivalent shares from stock options and warrants are excluded from the computation for all periods as their effect is antidulutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the 12-month period prior to the initial filing of the proposed offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented.

    The conversion of preferred stock will significantly reduce the net loss per common share, decreasing the relevance of historical net loss per common share information. As a result, historical net loss per common share is not shown.

                                GENE LOGIC INC.

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY



    The unaudited pro forma stockholders' equity information as of September 30, 1997 included with the accompanying balance sheets and statements of stockholders' equity, gives effect to the automatic conversion of the Company's outstanding preferred stock upon completion of the Company's initial public offering.


NOTE 2. MARKETABLE SECURITIES:

    The following is a summary of the Company's investment portfolio as of December 31, 1995 and 1996 and September 30, 1997:

                                                                                             GROSS
                                                                             AMORTIZED    UNREALIZED
                                                                                COST        LOSSES      FAIR VALUE
                                                                            ------------  -----------  ------------
December 31, 1995
  Unit Investment Trust...................................................  $         --   $      --   $         --
  Government Securities...................................................            --          --             --
                                                                            ------------  -----------  ------------
    Total.................................................................  $         --   $      --   $         --
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------
December 31, 1996
  Unit Investment Trust...................................................  $  2,483,352   $ (13,215)  $  2,470,137
  Government Securities...................................................     2,064,216          --      2,064,216
                                                                            ------------  -----------  ------------
    Total.................................................................  $  4,547,568   $ (13,215)  $  4,534,353
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------
September 30, 1997
  Unit Investment Trust...................................................  $    150,885   $  (1,303)  $    149,582
  Government Securities...................................................            --          --             --
                                                                            ------------  -----------  ------------
    Total.................................................................  $    150,885   $  (1,303)  $    149,582
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------

    All marketable securities mature within one year or have no stated maturity. As of December 31, 1995 and 1996 and September 30, 1997, all of the Company's investments were classified as current as the Company may not hold its investments until maturity in order to take advantage of market conditions. During the nine months ended September 30, 1997, a portion of the Unit Investment Trust was sold for total proceeds of $2,357,044, resulting in realized losses of $11,912.

                                GENE LOGIC INC.

NOTE 3. PROPERTY AND EQUIPMENT:
    Property and equipment includes the following as of December 31, 1995 and 1996 and September 30, 1997:

                                                            DECEMBER 31,
                                                       -----------------------  SEPTEMBER 30,
                                                         1995         1996          1997
                                                       ---------  ------------  -------------
Furniture and fixtures...............................  $      --  $    105,061   $   145,130
Computers and office equipment.......................         --       276,912     1,634,372
Lab equipment........................................     12,366       932,479     1,315,446
Lab equipment under capital lease....................         --       471,146       471,146
Leasehold improvements...............................         --        37,121        41,481
                                                       ---------  ------------  -------------
                                                          12,366     1,822,719     3,607,575
Less--Accumulated depreciation.......................       (700)      (65,479)     (445,885)
                                                       ---------  ------------  -------------
Property and Equipment, net..........................  $  11,666  $  1,757,240   $ 3,161,690
                                                       ---------  ------------  -------------
                                                       ---------  ------------  -------------

    Depreciation expense was $0, $700, $64,779, $10,805, and $380,406 for the period from September 22, 1994 (inception) through December 31, 1994, and the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1996 and 1997, respectively.

NOTE 4. ACCRUED EXPENSES:
    Accrued expenses consists of the following as of December 31, 1995 and 1996, and September 30, 1997:

                                                             DECEMBER 31,
                                                       ------------------------  SEPTEMBER 30,
                                                         1995         1996           1997
                                                       ---------  -------------  -------------
Consulting...........................................  $  68,155   $        --    $    72,681
Property additions...................................         --       877,962        751,446
Professional fees....................................     18,094        56,039        350,673
Payroll taxes and benefits...........................         --        63,709        173,546
Other................................................         --            --        162,411
                                                       ---------  -------------  -------------
    Total............................................  $  86,249   $   997,710    $ 1,510,757
                                                       ---------  -------------  -------------
                                                       ---------  -------------  -------------

NOTE 5. LICENSE ARRANGEMENTS:

    The proprietary rights and technical information covered by various patent applications have been licensed by the Company from third parties. These licenses will continue for the life of the respective patent or until terminated by either party. The license costs are being amortized over the useful life of the related patents. The agreements call for the payment of royalties over the life of the patents or a shorter life if no patents are issued.

NOTE 6. STRATEGIC ALLIANCES:
    During May 1997, the Company entered into a strategic alliance with Procter & Gamble Pharmaceuticals Inc., a division of Procter & Gamble Company ("Procter & Gamble") for the discovery of drug targets in the field of heart failure. In connection with the agreement, the Company received technology access fees and research and development support of $3 million. Revenue from this initial payment is being recognized ratably over the 18 month initial phase of the agreement of which approximately $667,000 has been recognized as revenue during the nine months ended September 30, 1997. Payments by Procter & Gamble to the Company in the form of committed technology access fees and research funding will total a minimum of $10.1 million if the research

                                GENE LOGIC INC.

NOTE 6. STRATEGIC ALLIANCES (CONTINUED):
program continues for its 4 1/2 year term and the Company performs its research obligations under the agreement. Procter & Gamble will be obligated to make additional payments to the Company for the achievement of specified target discovery and related product development and associated regulatory milestones. Procter & Gamble will also pay the Company royalties on worldwide net sales of all products that may result from the alliance. Procter & Gamble also has the option to expand the alliance to include two additional fields upon terms, including committed research funding, identical to those covering the initial program in heart failure.

    During September 1997, the Company entered into a strategic alliance with Japan Tobacco Inc. ("Japan Tobacco") for discovery of drug targets and drug leads in the field of renal disease. Payments by Japan Tobacco to the Company in the form of committed technology access fees and research funding will total a minimum of $15.0 million if the research program continues for its five year term and the Company performs its research obligations under the agreement. During the nine months ended September 30, 1997, the Company has recognized approximately $107,000 of revenue under the alliance. In addition, Japan Tobacco will also make a $3 million investment in common stock of the Company at the time of an initial public offering by the Company, provided that an offering closes within two years of the agreement date. Japan Tobacco will be obligated to make additional payments to the Company for the achievement of specified target discovery and related product development and associated regulatory milestones. Japan Tobacco will also pay the Company royalties on worldwide net sales of all products that may result from targets discovered pursuant to the alliance. Japan Tobacco also has the option to expand the alliance to include two other fields upon terms, including committed research funding, identical to those covering the initial program in renal disease.


    Under the terms of the strategic alliance agreements, payments for technology access fees and research and development support are recognized as revenue ratably over the period for which the payment is made. Payments related to the achievement of certain milestones are recognized as revenue when the milestones are achieved.



    Both strategic alliance partners have the right to terminate their research programs by giving the Company six months notice at any time after 12 months from the date of commencement of the research program under the agreement and have comparable rights to terminate the research programs in the optional fields. Procter & Gamble also has the right to terminate the agreement upon certain change of control events with respect to the Company. Neither strategic alliance partner has any refund rights in the event of a termination.


    The Company's strategy for developing and commercializing pharmaceutical products based on its target discoveries depends on the formation of strategic alliances with pharmaceutical companies. The Company has established two such alliances, both in 1997. There can be no assurance that the Company will be able to establish additional strategic alliances or that any alliances established will be successful.

NOTE 7. INCOME TAXES:

    The actual income tax expense for the period from September 22, 1994 (inception) to December 31, 1994, and the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, is

                                GENE LOGIC INC.

NOTE 7. INCOME TAXES (CONTINUED):
different from the amount computed by applying the statutory federal income tax rates to losses before income tax expense. The reconciliation of these differences is as follows:

                             PERIOD FROM
                          SEPTEMBER 22, 1994        YEAR ENDED           NINE MONTHS ENDED
                             (INCEPTION)           DECEMBER 31,            SEPTEMBER 30,
                               THROUGH        ----------------------  ------------------------
                          DECEMBER 31, 1994     1995        1996         1996         1997
                          ------------------  ---------  -----------  -----------  -----------
                                                                      (UNAUDITED)

Tax benefit at statutory
  rate..................      $  (30,737)     $(253,021) $  (977,518)  $(626,507)  $(1,540,264)
State income taxes, net
  of federal income tax
  effect................          (4,177)       (34,381)    (132,827)    (85,131)     (209,285)
Other...................          (4,420)         9,799      (49,813)         --       (14,646)
Increase in valuation
  allowance.............          39,334        277,603    1,160,158     711,638     1,864,195
                                --------      ---------  -----------  -----------  -----------
Income tax expense......      $       --      $      --  $        --   $      --   $   100,000
                                --------      ---------  -----------  -----------  -----------
                                --------      ---------  -----------  -----------  -----------

    The tax effect of cumulative temporary differences at December 31, 1995 and 1996 and September 30, 1997, follow:

                                                           DECEMBER 31,
                                                     -------------------------  SEPTEMBER 30,
                                                        1995         1996           1997
                                                     ----------  -------------  -------------
Deferred Tax Assets:
  Japanese withholding.............................  $       --   $        --    $   100,000
  Tax carryforwards................................          --     1,128,927      3,039,250
  Start-up costs...................................     316,937       403,889        335,304
  Accrued vacation.................................          --         7,457         32,437
                                                     ----------  -------------  -------------
                                                        316,937     1,540,273      3,506,991
  Less: Valuation allowance........................    (316,937)   (1,477,095)    (3,341,290)
                                                     ----------  -------------  -------------
    Net deferred tax asset.........................  $       --   $    63,178    $   165,701
                                                     ----------  -------------  -------------
                                                     ----------  -------------  -------------
Deferred Tax Liabilities:
  Depreciation.....................................  $       --   $    51,380    $   112,532
  Prepaid expenses.................................          --         2,046         13,169
  Capital leases...................................          --         9,752         40,000
                                                     ----------  -------------  -------------
    Net deferred tax liabilities...................  $       --   $    63,178    $   165,701
                                                     ----------  -------------  -------------
                                                     ----------  -------------  -------------

    Net operating loss carryforwards for income tax purposes are approximately $7,726,000, as of September 30, 1997. The Company also has research and development tax credit carryforwards of approximately $56,000 as of December 31, 1996. The carryforwards, if not utilized, will expire in increments through 2011. Utilization of the net operating losses and credits may be subject to an annual limitation, due to the ownership change limitations provided by the Internal Revenue Code of 1986.

                                GENE LOGIC INC.

NOTE 8. LONG-TERM DEBT:
    Long-term debt at September 30, 1997, consists of the following:

Equipment loan..................................................  $ 988,681
Less--Current portion...........................................   (244,764)
                                                                  ---------
Total long-term debt............................................  $ 743,917
                                                                  ---------
                                                                  ---------

    As of September 30, 1997, principal payments on long-term debt for the next five years are as follows:

Three months ending December 31,
  1997..............................  $  59,149
Year ending December 31, 1998.......    250,312
Year ending December 31, 1999.......    273,795
Year ending December 31, 2000.......    299,480
Year ending December 31, 2001.......    105,945
                                      ---------
                                      $ 988,681
                                      ---------
                                      ---------

    In March 1997, the Company entered into a loan agreement for the purchase of laboratory and computer equipment. The Company may borrow up to $1.5 million, bearing interest at 9.0%. In April 1997, the Company borrowed $1,084,362 under this agreement. The loan will be repaid in 48 equal monthly installments. The Company has granted the lender a security interest, collateralized by all of the equipment and fixtures acquired under the loan. In conjunction with the agreement, the Company granted warrants to the lender to purchase 30,051 shares of the Company's Series B Convertible Preferred stock at an exercise price of $2.20 per share.

NOTE 9. CONVERTIBLE PREFERRED STOCK:
    Four series of mandatory redeemable preferred stock have been issued--Series A Convertible Preferred stock ("Series A"), Series A-1 Convertible Preferred stock ("Series A-1"), Series B Convertible Preferred stock ("Series B") and Series C Convertible Preferred stock ("Series C"). Each holder of common and preferred stock is entitled to one vote for each share held.

    During 1994, the Company sold 266,666 shares of Series A stock for $400,000.

    During 1995, the Company sold 66,667 shares of Series A stock for $100,000 and 412,500 shares of Series A-1 stock for $660,000. Warrants to purchase an additional 50,000 shares of Series A-1 stock at an exercise price of $1.60 per share were issued and expires August 2005.

    During 1996, the Company sold 4,090,909 shares of Series B stock for $9,000,000.


    During July 1997, the Company sold 4,444,443 shares of Series C Convertible Preferred Stock for net proceeds of approximately $19.1 million. The Company also agreed to issue a warrant for an additional 48,889 shares of Series C stock at an exercise price of $4.50. The fair value of this warrant, approximately $118,000, has been recorded as Series C stock in the accompanying balance sheet. The fair value of this warrant was calculated using the Black-Scholes option pricing model using the same assumptions used for options granted during the period (see Note 13).

    The preferred stock is convertible into an equal number of shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to offering price and net proceeds under the Securities Act of 1933. At the option of a majority of the holders of outstanding preferred stock, the Company shall redeem all preferred stock on March 31, 2002, 2003 and 2004, at a rate of 33-1/3%, 50%

                                GENE LOGIC INC.

NOTE 9. CONVERTIBLE PREFERRED STOCK (CONTINUED):
and 100%, respectively, and at a price of $1.50 per share of Series A, $1.60 per share of Series A-1, $2.20 per share of Series B and $4.50 per share of Series C, plus any declared, accrued or unpaid dividends of Series A and Series A-1 and any accrued or unpaid dividends of Series B and Series C whether declared or undeclared. If funds are insufficient to redeem all outstanding shares, the Company will redeem as many shares as funds are legally available to redeem on a pro-rata basis among all preferred stockholders. The difference between the redemption value of the preferred stock and its carrying value is being accreted through a charge to retained earnings over the period until redemption.
    With the approval of the holders of 66 2/3% of the outstanding shares of preferred stock, the Company can declare or pay dividends in the amount of $0.120, $0.128, $0.176 and $0.360 per share of Series A, Series A-1, Series B and Series C preferred stock outstanding, respectively. Upon liquidation, Series A, Series A-1, Series B and Series C stockholders will receive $1.50, $1.60, $2.20 and $4.50 per share plus any accrued or unpaid dividends, whether or not declared, respectively, prior to any other distributions.

NOTE 10. STOCKHOLDERS' EQUITY:
    The Company is authorized to issue 17,000,000 shares of common stock and 9,550,000 shares of preferred stock as of September 30, 1997.

    In October 1996, an officer of the Company resigned. In January 1997, in connection with the resignation, the 55,000 shares of the Company's common stock held by the officer were canceled in satisfaction of the $50,000 note receivable and accrued interest obligation from the officer to the Company (see Note 14).

NOTE 11. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASE

    During October 1997, the Company renegotiated its current lease of laboratory and office space under an agreement which expires February 28, 1998, with an option to continue on a month-to-month basis with 60 days written notice to terminate. The Company intends to renew on a month-to-month basis until the relocation to the new facility is complete. In addition, the Company entered into an operating sublease for office space in Berkeley, California. The lease term is for 22 months with monthly rent payments of $9,158.


    During August 1997, the Company entered into an operating lease for new laboratory and office space. The Company is responsible for the design and renovation of an existing facility owned by the lessor. These costs will be funded by the lessor while the responsibility for performance and liability during construction remains with the Company. The lease term is ten years with monthly payments of $89,211 plus 3% annual inflation; however, monthly payments could increase if construction costs exceed a certain amount. The lease also requires the Company to pay for building operating costs. In addition to future minimum lease payments, the Company has issued a warrant to purchase 20,000 shares of common stock at an exercise price of $5.40 per share in connection with the lease. The fair value of the warrant, approximately $43,000, is being recorded as rent expense over the term of the lease. The fair value of the warrant was calculated using the Black-Scholes option pricing model using the same assumptions used for options granted during the period (see Note 13). Such warrant will expire upon the completion of the Company's initial public offering (see Note 15).

                                GENE LOGIC INC.

NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED):
    Future minimum lease payments on these operating leases areas follows:

Three months ending December 31, 1997..........................  $  237,929
Year ending December 31, 1998..................................   1,278,919
Year ending December 31, 1999..................................   1,169,516
Year ending December 31, 2000..................................   1,138,572
Year ending December 31, 2001..................................   1,172,729
Year ending December 31, 2002 and thereafter...................   7,693,371
                                                                 ----------
                                                                 $12,691,036
                                                                 ----------
                                                                 ----------

    Rent expense for the period from September 22, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, were $0, $0, $238,930, $168,619 and
$218,758, respectively.

CAPITAL LEASE

    During 1996, the Company entered into a capital lease to purchase equipment for $471,146. Accumulated amortization for this equipment was $29,447 and $88,343 at December 31, 1996 and September 30, 1997, respectively. Payments during the year ended December 31, 1996 and the nine months ended September 30, 1997, totaled $25,252 and $102,825, respectively. Future minimum lease payments are as follows:

Three months ending December 31, 1997................  $  34,275
Year ending December 31, 1998........................    137,104
Year ending December 31, 1999........................    137,104
Year ending December 31, 2000........................    102,827
                                                       ---------
    Total minimum lease payments.....................    411,310
Less: Amounts representing imputed interest..........    (44,264)
                                                       ---------
    Present value of net minimum payments............    367,046
Less: Current portion................................   (112,736)
                                                       ---------
    Noncurrent portion of capital lease obligation...  $ 254,310
                                                       ---------
                                                       ---------

    In conjunction with this lease agreement, the Company granted a warrant to the lessor to purchase 13,636 shares of the Company's Series B Convertible Preferred stock at an exercise price of $2.20 per share. Such warrant expires five years from the completion of an initial public offering (see Note 15).

    Clinical trials, manufacturing, marketing and sale of any of the Company's partners' potential therapeutic or diagnostic products may expose the Company to liability claims from the use of such pharmaceutical products. The Company currently does not carry product liability insurance.

NOTE 12. 401(K) RETIREMENT PLAN:
    During 1996, the Company established the Gene Logic Inc. 401(k) Retirement Plan (the "401(k) Plan") for its employees under Section 401(k) of the Internal Revenue Service code. Under this plan, all employees over 21 years of age and with at least six months of service with the Company are eligible to contribute from 2% to 15% of their salary. Employee contributions are 100% vested. The Company is not required to make any contributions to the 401(k) Plan and has not made any contributions through September 30, 1997.

                                GENE LOGIC INC.

NOTE 13. STOCK BASED COMPENSATION:
    During 1996, the Company instituted a stock plan (the "Plan") whereby the Company's compensation committee (the "Committee"), at its discretion, can grant options, award stock or provide opportunities to make direct purchases of stock to employees, officers, directors and consultants of the company and related corporations. The Plan is authorized to grant options of up to 6,100,000 shares of common stock. Options are to be granted at the fair market value of the common stock at the grant date. The options, awards and opportunities to purchase stock expire at the earlier of termination or the date specified by the Committee at the date of grant, but not more than ten years.

    The following is a rollforward of option activity for the year ended December 31, 1996 and the nine months ended September 30, 1997:

                                                                            YEAR ENDED           NINE MONTHS ENDED
                                                                        DECEMBER 31, 1996       SEPTEMBER 30, 1997
                                                                      ----------------------  -----------------------
                                                                                  WEIGHTED                 WEIGHTED
                                                                                   AVERAGE                  AVERAGE
                                                                                  EXERCISE                 EXERCISE
                                                                       SHARES       PRICE       SHARES       PRICE
                                                                      ---------  -----------  ----------  -----------
Outstanding, beginning of period....................................         --   $      --      424,000   $    0.15
  Granted...........................................................    524,000        0.12    2,192,881        1.15
  Exercised.........................................................   (100,000)       0.01     (140,732)       0.15
  Cancelled.........................................................         --          --      (51,768)       0.15
                                                                      ---------               ----------
Outstanding, end of period..........................................    424,000        0.15    2,424,381        1.05
                                                                      ---------               ----------
Exercisable, end of period..........................................     77,710        0.15      367,272        0.22
                                                                      ---------               ----------
                                                                      ---------               ----------
Weighted average fair value of options granted......................  $    0.05               $     2.04
                                                                      ---------               ----------
                                                                      ---------               ----------
Weighted average remaining contractual life (in years)..............       9.86                     9.59
                                                                      ---------               ----------
                                                                      ---------               ----------

    During the nine months ended September 30, 1997, the Company granted options with exercise prices below fair value. The Company has recorded deferred compensation of $3,926,150 at September 30, 1997, and compensation expense of $97,187 for the nine months then ended for these options.


    The following table provides further information on options granted with exercise prices below fair value, compared to options granted with exercise prices equal to fair value for the nine months ended September 30, 1997.



                                                                                                           WEIGHTED
                                                                                                         AVERAGE FAIR
                                                                                            WEIGHTED       VALUE OF
                                                                            WEIGHTED         AVERAGE        COMMON
                                                                             AVERAGE       OPTION FAIR     STOCK ON
                                                               SHARES    EXERCISE PRICE       VALUE       GRANT DATE
                                                             ----------  ---------------  -------------  -------------

Options whose exercise price equals the fair value of the
  stock on the grant date..................................      20,000     $    0.15       $    0.07      $    0.15
Options whose exercise price is less than the fair value of
  the stock on the grant date..............................   2,172,881          1.16            2.04           2.96


    Also, subsequent to September 30, 1997, the Company granted additional options with exercise prices below fair value. In connection with these grants the Company will record additional deferred compensation of

                                GENE LOGIC INC.

NOTE 13. STOCK BASED COMPENSATION (CONTINUED):
$84,000 during the three months ended December 31, 1997 which will be recognized as compensation expense over the four year vesting period of the option.

    During 1996, an officer of the Company purchased 100,000 shares of common stock for $0.15 per share under the Plan, subject to a declining buy-back right of the Company.

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the Plan, consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below:

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                       1995         1996             1997
                                                                    ----------  ------------  ------------------
Net loss:
  As reported.....................................................  $ (744,179) $ (2,865,128)   $   (4,689,881)
  Pro forma.......................................................    (744,179)   (2,873,805)       (4,708,951)
Net loss:
  As reported.....................................................  $    (0.13) $      (0.31)   $        (0.46)
  Pro forma.......................................................       (0.13)        (0.31)            (0.46)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions:

Expected volatility.........................................................  60.0%
Risk-free interest rates....................................................  5.72% to 5.85%
Expected lives..............................................................  1-3 years
Dividend rate...............................................................  0%

NOTE 14. RELATED PARTY TRANSACTIONS:
    During 1996, the Company made loans to two officers of the Company of $50,000 each to offset relocation costs. These notes receivable were secured by common stock previously issued to the officers. In January 1997, one of these notes was cancelled (see Note 10). The remaining note is due in 2002 and bears interest (see Note 15).

NOTE 15. CONTEMPLATED INITIAL PUBLIC OFFERING:
    On October 7, 1997, the Company filed a registration statement with the Securities and Exchange Commission for an initial public offering ("IPO") of 3,000,000 shares of common stock at an anticipated initial offering price of $11 per share. Net proceeds of the offering (not including the concurrent Japan Tobacco investment previously described), after underwriting commissions and expenses are expected to be approximately $30,090,000 ($37,693,500 if the underwriters' over-allotment option is exercised in full). Concurrent with the IPO, a note receivable of $50,000 plus interest, from an officer of the Company will be forgiven, the vesting of certain options will be accelerated and the authorized capital stock of the Company will be increased to 60,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company intends to use the proceeds for working capital to support research and development, capital expenditures and general corporate purposes.

                             DRUG TARGET DISCOVERY

                               "MOLECULAR MOVIE"

[graphical depiction of series of Molecular Topography snapshots]   10,000 GENES

               DIFFERENTIALLY EXPRESSED, DISEASE-ASSOCIATED GENES

[graphical depiction of differential expression of disease-associated
genes]                                                              50-500 GENES

                    PRIORITIZATION OF POTENTIAL DRUG TARGETS

[numbers and letters representing gene sequences]                     5-50 GENES

The core of Gene Logic's Accelerated Drug Discovery system is its proprietary READS-TM- (Restriction Analysis of Differentially-expressed Sequences) technology for analyzing patterns of gene expression. Using READS-TM-. Gene Logic rapidly generates a gene expression profile, or Molecular Topography-TM-, representing a quantitative snapshot of the levels of expression of essentially all the genes expressed in a tissue sample.

    The drug target discovery process comprises the following steps:

1. The Company compares normal and diseased tissues through a series of Molecular Topography snapshots, a "molecular movie," to identify the changes in gene expression that occur as the disease develops and progresses.

2. Using its bioinformatics tools, Gene Logic analyzes these changes to identify which expressed genes are associated with the disease.

3. Gene Logic prioritizes disease-associated genes as drug targets using its bioinformatics system. This prioritization depends upon a number of factors including: (i) a gene's temporal association with the disease process; (ii) the tissue distribution of its expression; (iii) any homology it may have with known target classes, such as membrane receptors, enzymes or ion channels; (iv) its involvement in known metabolic or signal transduction pathways; and (v) the feasibility of developing a screening assay.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

Registration fee..................................................................  $  12,546
NASD filing fee...................................................................      4,640
Nasdaq Stock Market Listing Application fee.......................................     50,000
Blue sky qualification fees and expenses..........................................      1,000
Printing and engraving expenses...................................................    120,000
Legal fees and expenses...........................................................    275,000
Accounting fees and expenses......................................................    125,000
Transfer agent and registrar fees.................................................     10,000
Miscellaneous.....................................................................      1,814
                                                                                    ---------
    Total.........................................................................  $ 600,000
                                                                                    ---------
                                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

    The Registrant's Restated Certificate of Incorporation and Amended and Restated By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a

Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since September 22, 1994 (inception), the Registrant has sold and issued the following unregistered securities:

        1. During the period, the Registrant granted incentive stock options to employees, officers and directors of the Registrant under its 1996 Stock Plan (the "Stock Plan") covering an aggregate of 2,533,654 shares of the Registrant's Common Stock. Certain of these options vest over a period of time following their respective date of grant.

        2. During the period, the Registrant granted non-statutory stock options to employees, officers and directors of the Registrant under the Stock Plan covering an aggregate of 239,227 shares of the Registrant's Common Stock. Certain of these options vest over a period of time following their respective date of grant.

        3. During the period, the Registrant issued 642,733 shares of its Common Stock to employees and consultants for $17,800 in cash and $2,127 in services. An additional 240,732 shares were issued pursuant to the exercise of incentive stock options granted under the Stock Plan.


        4. In November 1994 and May 1995, pursuant to the terms of an equity financing of the Registrant, the Registrant issued 333,333 shares of Series A Preferred Stock to two investors for $500,000.



        5. In September 1995, pursuant to the terms of an equity financing of the Registrant, the Registrant issued 412,500 shares of Series A-1 Preferred Stock to five investors for $660,000. In connection with such financing, the Registrant issued warrants to purchase 50,000 shares of Series A-1 Preferred Stock at an exercise price of $1.60 per share to certain of such investors.



        6. In April through October 1996, pursuant to the terms of an equity financing of the Registrant, the Registrant issued 4,090,909 shares of Series B Preferred Stock to 20 investors for $9,000,000.


        7. In April 1997, the Registrant issued a warrant to purchase 25,758 shares of Series B Preferred Stock at an exercise price of $2.20 per share in connection with an equipment loan agreement.

        8. In April 1997, the Registrant issued a warrant to purchase 13,636 shares of Series B Preferred Stock at an exercise price of $2.20 per share in connection with the establishment of a capital lease facility.


        9. In July 1997, pursuant to the terms of an equity financing of the Registrant, the Registrant issued 4,444,443 shares of Series C Preferred Stock to 30 investors for $19,999,993.50. In addition, the Company paid approximately $660,000 to Hambrecht & Quist LLC for services as placement agent in connection with such financing, and approximately $67,000 to Bailey & Company, Inc. for services in connection with the financing.


        10. In August 1997, in connection with the Registrant's facilities lease, the Registrant issued a warrant to purchase 20,000 shares of the Registrant's Common Stock at an exercise price of $5.40 per share.

        11. In September 1997, the Registrant issued 50,000 shares of its Common Stock to Genaissance Pharmaceuticals, Inc. in connection with a negotiated settlement.

        12. The Registrant issued a warrant to purchase 48,889 shares of its Common Stock at an exercise price of $4.50 per share to Hambrecht & Quist LLC for services as placement agent for Registrant's Series C Preferred Stock financing, which closed on July 15, 1997.

        13. In September 1997, the Registrant issued a warrant to purchase 4,293 shares of Series B Preferred Stock at an exercise price of $2.20 per share in connection with an equipment loan agreement.

    The sales and issuances of securities in the transactions described in paragraphs (1), (2) and (3) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

    With respect to the grant of stock options described in paragraphs (1) and
(2) above exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

    The sales and issuances of securities in the transactions described in paragraphs (4) through (13) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/ or Regulation D promulgated thereunder.

    The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant of had access, though employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.


 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------

     1.1**  Form of Underwriting Agreement.

     3.1**  Restated Certificate of Incorporation.

     3.2**  Amended and Restated Certificate of Incorporation, to be filed and become effective immediately following this offering.

     3.3**  By-laws, as amended.

 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
     3.4**  By-laws, as amended and restated, to become effective immediately following this offering.

     4.1**  References made to Exhibits 3.1, 3.2 and 3.3.

     4.2    Specimen Stock Certificate.

     5.1**  Opinion of Cooley Godward LLP.

    10.1**  Form of Indemnity Agreement entered into between Registrant and its directors and executive officers.

    10.2**  Registrant's 1997 Equity Incentive Plan (the "Stock Plan").

    10.3**  Form of Stock Option Agreement under the Stock Plan.

    10.4**  Form of Stock Option Grant Notice.

    10.5    Registrant's Employee Stock Purchase Plan and related offering document.

    10.6**  Registrant's Non-Employee Directors' Stock Option Plan.

    10.7**  Form of Nonstatutory Stock Option under the Non-Employee Directors' Stock Option Plan.

    10.8**  Stock Restriction Agreement, dated July 31, 1996, between the Registrant and Mark D. Gessler.

    10.9**  Stock Restriction Agreement, dated December 20, 1996, between the Registrant and Mark D. Gessler.

   10.10**  Stock Restriction Agreement, dated February 29, 1996, between the Registrant and Michael J. Brennan.

   10.11**  Amended and Restated Investor Rights Agreement, dated July 15, 1997, between the Registrant and certain investors.

   10.12**  Employment Agreement, dated October 31, 1995, between the Registrant and Michael J. Brennan.

   10.13**  Amendment to Employment Agreement, dated July 9, 1997, between the Registrant and Michael J. Brennan.

   10.14**  Employment Agreement, dated May 16, 1996, between the Registrant and Mark D. Gessler.

   10.15**  Amendment to Employment Agreement, dated July 9, 1997, between the Registrant and Mark D. Gessler.

   10.16**  Series A-1 Convertible Preferred Stock Purchase Warrant, dated August 1, 1995, issued to Oxford
            Bioscience Partners L.P.

   10.17**  Series A-1 Convertible Preferred Stock Purchase Warrant, dated August 1, 1995, issued to Oxford
            Bioscience Partners (Bermuda) Limited Partnership.

   10.18**  Warrant for the purchase of shares of Common Stock, dated August 29, 1997, between Registrant and
            ARE-708 Quince Orchard, LLC.

   10.19**  Warrant, dated April 24, 1997, issued to Venture Lending & Leasing, Inc.

   10.20**  Warrant issued to Hambrecht & Quist LLC.

   10.21**  Lease Agreement, dated May 7, 1997, between Registrant and M.O.R. XVIII Associates Limited Partnership.

   10.22**  Lease Agreement, dated August 22, 1997, between Registrant and ARE-708 Quince Orchard, LLC, as amended.

   10.23**  Warrant, dated April 15, 1997, between Registrant and Comdisco, Inc.

 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
  10.24**+  Target Discovery Collaboration and License Agreement, dated May 27, 1997, between Registrant and Procter
            & Gamble Pharmaceuticals, Inc. ("Procter & Gamble").

  10.25**+  Promissory Note, dated May 27, 1997, between Registrant and Procter & Gamble.

  10.26**+  Drug Target and Drug Lead Discovery Collaboration Agreement, dated September 9, 1997, between Registrant and Japan Tobacco Inc.

   10.27**  Share Purchase Agreement, dated September 9, 1997, between Registrant and Japan Tobacco Inc.

  10.28**+  License Agreement, dated May 22, 1996, between Registrant and Yale University.

  10.29**+  Amendment, dated October 1, 1997, to the License Agreement between Registrant and Yale University.

  10.30**+  Sole Commercial Patent License Agreement, dated June 15, 1997, between Registrant and Lockheed Martin
            Energy Research Company.

  10.31**+  License Agreement, dated May 30, 1997, between Registrant and Dr. Kenneth L. Beattie.

    10.32   Warrant, dated September 30, 1997, issued to Venture Lending & Leasing, Inc.

    11.1**  Statement Regarding Computation of Per Share Earnings.

    23.1    Consent of Arthur Andersen LLP.

    23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

    24.1**  Power of Attorney. Reference is made to page II-7.

    27.1**  Financial Data Schedule


------------------------


**  Previously filed.


+ Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

(B) SCHEDULES

    All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, County of Columbia, State of Maryland, on the 11th day of November, 1997.


                                             By:                    /s/ MARK D. GESSLER
                                                        ------------------------------------------
                                                                      Mark D. Gessler
                                                             SENIOR VICE PRESIDENT, CORPORATE
                                                          DEVELOPMENT AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------

                          *                             President, Chief Executive           November 11, 1997
     -------------------------------------------          Officer and Director (PRINCIPAL
           Michael J. Brennan, M.D., Ph.D.                EXECUTIVE OFFICER)

                 /s/ MARK D. GESSLER                    Senior Vice President, Corporate     November 11, 1997
     -------------------------------------------          Development and Chief Financial
                   Mark D. Gessler                        Officer (PRINCIPAL FINANCIAL
                                                          AND ACCOUNTING OFFICER)

                          *                             Chairman of the Board of             November 11, 1997
     -------------------------------------------          Directors
             Alan G. Walton, Ph.D., D.Sc.

                          *                             Director                             November 11, 1997
     -------------------------------------------
                  Jules Blake, Ph.D.

                          *                             Director                             November 11, 1997
     -------------------------------------------
                Charles L. Dimmler III

                          *                             Director                             November 11, 1997
     -------------------------------------------
               G. Anthony Gorry, Ph.D.

                          *                             Director                             November 11, 1997
     -------------------------------------------
                 Jeffrey D. Sollender


*By:                  /s/ MARK D. GESSLER
           -----------------------------------------
                        Mark D. Gessler